As filed with the Securities and Exchange Commission on August 29, 1997
                      Registration Statement No. 333-27161         Page 1 of 2
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                 THRUCOMM, INC.
             (Exact Name of Registrant as Specified in its Charter)

     FLORIDA                           4899                     59-3415131
 (State or Other            (Primary Standard Industrial     (I.R.S. Employer
 Jurisdiction of             Classification Code Number.)     Identification
 Incorporation or                                                 Number)
 Organization

           1641 Commerce Avenue, North, St. Petersburg, Florida 33716
                                 (813) 576-1582
   (Address, including Zip Code, and Telephone Number, including Area Code, of
                    Registrant's Principal Executive Offices)

                                 JOHN F. KOLENDA
                      CHAIRMAN AND CHIEF FINANCIAL OFFICER
                                 THRUCOMM, INC.
                           1641 COMMERCE AVENUE, NORTH
                          ST. PETERSBURG, FLORIDA 33716
                                 (813) 576-1582
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                                    COPIES TO:
          MICHAEL T. WILLIAMS, ESQ.                FRANK N. FLEISCHER, ESQ.
            2503 W. GARDNER CT.                   SCHIFINO & FLEISCHER, P.A.
           TAMPA, FLORIDA 33611               201 N. FRANKLIN STREET, SUITE 2700
            (813) 831-9348                          TAMPA, FLORIDA 33602
                                                      (813) 223-1535

     APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED SALE TO THE PUBLIC:  At the
Effective   Time  of  the   Reorganization,   as   described   in  the   Consent
Statement/Prospectus included herein.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     As filed with the Securities and Exchange Commission on August 29, 1997
                      Registration Statement No. 333-27161          Page 2 of 2
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                 THRUCOMM, INC.
             (Exact Name of Registrant as Specified in its Charter)



                         CALCULATION OF REGISTRATION FEE
 ______________________________________________________________________________
|                               |             | Proposed | Proposed |  Amount  |
|                               |  Amount     | Maximum  | Maximum  |    of    |
|Title of Each                  |    to       | Offering | Aggregate| Registra-|
|Class of Securities            |    be       | Price    | Offering |   tion   |
|to be registered               |Registered(1)| Per Unit | Price(3) |   Fee    |
|_______________________________|_____________|__________|__________|__________|
|Mandatory Convertible Preferred|1 share of   |   (2)    |$1,284,442| $389.22  |
|Stock, Series A-P              |each Series  |          |          |          |
|_______________________________|_____________|__________|__________|__________|
|Common Stock                   | 12,000,000  |  $0.00   |$    0.00 | $  0.00  |
|______________________________________________________________________________|

(1) The number of shares to be registered is (1) share of each Series of the Mandatory Convertible Preferred Stock, Series A-P, or a total of 16 shares.

(2)   Not applicable.

(3) Maximum Aggregate Offering Price is reflected in accordance with Rule 457(f)(2), solely for the purpose of calculating the registration fee, based upon the book value of the Limited Partnership Interests of Datalinc, Ltd. as of December 31, 1996, the latest practicable date prior to the date of filing of this Registration Statement plus one-third of the Capital Contributions to Fastcom, Ltd. (as defined herein).

                                THRUCOMM, INC.
                                DATALINC, LTD.
                                FASTCOM, LTD.
                          1641 COMMERCE AVENUE NORTH
                           ST. PETERSBURG, FL 33716

To the Limited Partners of Datalinc, Ltd. and Fastcom, Ltd.:

     The attached Consent Statement/Prospectus is being furnished to the limited partners of Datalinc, Ltd., a Florida limited partnership ("Datalinc"), in connection with the solicitation by Integrated Communication Networks, Inc., a Florida corporation and the General Partner of Datalinc ("ICN"), for the execution and delivery of written consents (the "Consents") by Datalinc's limited partners (Datalinc's "Investors") to approve a proposed consolidation of the businesses of Datalinc and Fastcom, Ltd., a Florida limited partnership ("Fastcom"), and the reorganization of the entities into a single corporation (the "Reorganization"). The Consent Statement/Prospectus is also being furnished to the limited partners of Fastcom (Fastcom's "Investors") for informational purposes only. Fastcom Investors are not being asked to execute Consents.

     In order to facilitate the ability of Datalinc and Fastcom (collectively referred to as the "Partnerships"), to obtain the additional capital needed to develop the Partnerships' complementary businesses and, and consistent with the business plans of the Partnerships, ICN hereby requests that Datalinc's Investors consent as follows:

     To approve and adopt the Agreement and Plan of Reorganization dated August 26, 1997 (the "Reorganization Agreement"), by and among the Partnerships and Thrucomm, Inc., a newly organized Florida corporation ("Thrucomm"), providing for the reorganization of the businesses of the Partnerships into Thrucomm by, among other things:

     (A) The transfer of all of the assets and liabilities of Datalinc and Fastcom to Thrucomm, upon the terms and conditions described in the Reorganization Agreement;

     (B) In exchange therefor, Datalinc will receive shares of Thrucomm's Mandatory Convertible Preferred Stock, Series A-G, and Fastcom will receive shares of Thrucomm's Mandatory Convertible Preferred Stock, Series H-P (the Mandatory Convertible Preferred Stock, Series A-P collectively referred to as the "Preferred Stock");

     (C) The Preferred Stock will be held by Datalinc and Fastcom until mandatory conversion (the "Mandatory Conversion"), at which time the Preferred Stock will be converted into shares of Thrucomm's Common Stock, no par value (the "Underlying Shares"); and

     (D) Upon Mandatory Conversion, ICN and Fastcom Management, Inc., a Florida corporation which is the General Partner of Fastcom ("FMI"), will distribute the Underlying Shares to Datalinc's Investors and other equity owners (Datalinc's "Other Equity Owners") and to the investors and other equity owners in Fastcom (respectively, Fastcom's "Investors" and "Other Equity Owners"), and the Partnerships will dissolve.

     A copy of the Reorganization Agreement is attached as Appendix A to the accompanying Consent Statement/Prospectus. Datalinc and Fastcom Investors are urged to read the Reorganization Agreement in its entirety.

     APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND REORGANIZATION WILL RESULT IN A LOSS OF CERTAIN RIGHTS OF DATALINC'S AND FASTCOM'S INVESTORS. SEE "RISK FACTORS AT PAGE 16 OF THE CONSENT STATEMENT/PROSPECTUS."

      The Consent of Datalinc's Investors holding Limited Partnership Units (the "Units") in Datalinc with more than fifty percent (50%) of all of the voting rights of the outstanding Units is necessary to approve and adopt the Reorganization Agreement. The Consent of Fastcom's Investors holding at least two-thirds of all of the outstanding Units of Fastcom is necessary for Fastcom to approve and adopt the Reorganization Agreement. Datalinc holds approximately 80% of the outstanding Units of Fastcom. Assuming the sale of all of Fastcom's Series 300 Units, Datalinc will continue to own approximately 73% of Fastcom's Units. Datalinc's General Partner, ICN, has given Datalinc's Consent to the Reorganization. Accordingly, the Reorganization Agreement has been approved by Fastcom and no additional Consent of any other Fastcom Investor is required.

      INVESTORS ARE NOT ENTITLED TO APPRAISAL RIGHTS UNDER FLORIDA LAW IN CONNECTION WITH THE REORGANIZATION.

      If you are in agreement with the proposed Reorganization, please complete, date and sign the accompanying written Consent and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                    BY ORDER OF THE BOARD OF DIRECTORS OF
                                    INTEGRATED COMMUNICATIONS NETWORKS, INC.,
                                    THE GENERAL PARTNER OF DATALINC, LTD.



                                    _______________________________
                                    John F. Kolenda
                                    CHAIRMAN OF THE BOARD
                                    September   , 1997

                               CONSENT STATEMENT
                                      OF
                                DATALINC, LTD.
                          --------------------------
                         PROSPECTUS OF THRUCOMM, INC.
  1 SHARE, EACH SERIES OF MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A-P
                          --------------------------
                                 INTRODUCTION

      This  Consent  Statement/Prospectus  is  being  furnished  to the  limited partners (Datalinc's "Investors") in Datalinc, Ltd., a Florida limited partnership ("Datalinc"), in connection with the solicitation of Integrated Communication Networks, Inc., a Florida corporation and the managing general partner of Datalinc ("ICN") of the written consents (the "Consents") of the Datalinc Investors, for the approval of the transfer of all of the right, title and interests in the assets and liabilities of Datalinc to Thrucomm, Inc., a newly organized Florida corporation ("Thrucomm" or the "Company"), in exchange for shares of Thrucomm's Mandatory Convertible Preferred Stock, Series A-G, on the terms and conditions set forth in the Agreement and Plan of Reorganization (the "Reorganization Agreement"), and as outlined herein. This Consent Statement/Prospectus is also being furnished, for informational purposes only, to the limited partners (Fastcom's "Investors") in Fastcom, Ltd., a Florida limited partnership ("Fastcom"), by Fastcom Management, Inc., a Florida corporation and the managing general partner of Fastcom ("FMI"). Pursuant to the Reorganization Agreement, all of the right, title and interests in the assets and liabilities of Fastcom are also being transferred to Thrucomm in exchange for shares of Thrucomm's Mandatory Convertible Preferred Stock, Series H-P. In effect, the businesses of Datalinc and Fastcom (collectively, the "Partnerships"), shall be consolidated and reorganized as a single corporate entity (the "Reorganization").

     This Consent Statement/Prospectus also constitutes the Prospectus of Thrucomm for use in connection with the offer and issuance of one (1) share of each series of its Mandatory Convertible Preferred Stock, Series A-G, in exchange for all of the assets and liabilities of Datalinc, and one (1) share of each series of its Mandatory Convertible Preferred Stock, Series H-P, in exchange for all of the assets and liabilities of Fastcom (collectively, the "Preferred Stock"). The Preferred Stock will be held by Datalinc and Fastcom until the occurrence of a Mandatory Conversion Event ("Mandatory Conversion"). The Preferred Stock shall be mandatorily convertible into shares of Thrucomm's Common Stock (the "Underlying Shares") and distributed to the Fastcom and Datalinc Investors upon the earliest to occur of one of the following events:
(i) the completion of an initial public offering of Thrucomm's Common Stock (an "IPO"), (ii) the sale of all or substantially all of the assets of Thrucomm (a "Sale"), (iii) the merger of Thrucomm into a non-affiliated entity, whereby Thrucomm is not the surviving entity (a "Merger"), or (iv) the sale of one-third or more of the equity interests in Thrucomm, in a single transaction, to one or more investors (an "Investment"), (collectively, the "Mandatory Conversion Events"). The Conversion Value of Thrucomm shall not be less than $20 million in any Mandatory Conversion Event.

     THIS OFFER INVOLVES VARIOUS RISKS THAT SHOULD BE CONSIDERED BY THE INVESTORS. SEE "RISK FACTORS AND MATERIAL CONSIDERATIONS," BEGINNING ON PAGE 16 OF THIS CONSENT STATEMENT/PROSPECTUS. IN PARTICULAR, PARTNERS SHOULD CONSIDER THE FOLLOWING FACTORS:

     Datalinc cannot predict when, if ever, a Mandatory Conversion will occur. There is no outside date by which a Mandatory Conversion Event might occur

     (i.e. it could be years down the road or it might never occur). Accordingly, there is no guarantee that the Partnerships' Investors or Other Equity Owners will receive any Underlying Shares. If Mandatory Conversion does not occur in the future, the most likely reason will be because Thrucomm will not have obtained the additional capital necessary to further develop its business. If a Mandatory Conversion does not occur, the purpose of the Reorganization will not have been accomplished, Investors may not receive any return on their investment, and they would not have the right to initiate a liquidation of Thrucomm.

     If the Mandatory Conversion Event is a Sale or Merger, (i) the Preferred Stock will be mandatorily converted into Underlying Shares before the Sale or Merger based on the terms of the proposed Sale or Merger; (ii) the holders of the Underlying Shares will then have the opportunity to vote on the proposed Sale or Merger; and (iii) if the proposed Sale or Merger is not approved by the holders of the Underlying Shares, then the Sale or Merger will not be consummated, but the Preferred Stock will have already been converted into Underlying Shares based on the proposed transaction that was never approved or consummated, and there will be no further right to convert into Underlying Shares of Thrucomm.

     The actual number and the value of the Underlying Shares that Investors and Other Equity Owners may ultimately receive upon Mandatory Conversion is not presently ascertainable, and will depend upon the terms of the Mandatory Conversion Event, and the amount of proceeds or other consideration Thrucomm receives in any such Event. There is no guarantee as to the value an Investor or Other Equity Owner will receive, if any, if the Datalinc Investors approve the Reorganization Agreement.

     Thrucomm anticipates that it will need interim financing after the Reorganization from an institutional investor or a venture capital firm. Investors should expect a sale of equity by Thrucomm to such an investor shortly after the Reorganization which will result in the dilution of the ownership interest of the Datalinc and Fastcom Investors.

     The General Partners of Datalinc and Fastcom did not engage an independent representative for their Investors to determine the relative values of the Partnerships in the Reorganization. Although the General Partners believe the Reorganization is fair to all Investors, it is possible that the Formula and other terms of the Reorganization may not be as favorable to the Investors as the terms that an independent representative might have obtained for them.

     Thrucomm will need additional funds to operate after the Reorganization. Thrucomm anticipates that it will incur significant negative cash flow from operations subsequent to the Reorganization. Other than funds generated from the operation of the business and any funds available under Datalinc's lines of credit, currently there are only limited alternative sources of financing available to Thrucomm.

     ADOPTION OF THE REORGANIZATION AGREEMENT REQUIRES THE CONSENT OF THE LIMITED PARTNERS THEN OWNING OF RECORD MORE THAN FIFTY PERCENT (50%) OF THE VOTING RIGHTS OF DATALINC. ADOPTION OF THE REORGANIZATION AGREEMENT ALSO REQUIRES THE CONSENT OF THE LIMITED PARTNERS OWNING AT LEAST TWO-THIRDS OF THE OUTSTANDING UNITS OF FASTCOM. ASSUMING THE SALE OF ALL OF FASTCOM'S SERIES 300 UNITS, DATALINC'S OWNERSHIP IN FASTCOM WILL BE REDUCED TO 69%. DATALINC PRESENTLY OWNS APPROXIMATELY 80% OF THE OUTSTANDING UNITS OF FASTCOM. THROUGH

ITS GENERAL PARTNER, DATALINC HAS ALREADY GIVEN ITS CONSENT, WHICH IS SUFFICIENT TO GIVE FASTCOM'S APPROVAL OF THE REORGANIZATION AGREEMENT AND NO ADDITIONAL CONSENT OF ANY OTHER FASTCOM INVESTOR IS REQUIRED.

     THE OFFER IS SCHEDULED TO EXPIRE, UNLESS EXTENDED, AT 5:00 P. M., EASTERN STANDARD TIME ON OCTOBER __, 1997, IF THE REORGANIZATION AGREEMENT HAS NOT BEEN APPROVED BY THE DATALINC INVESTORS.

     NEITHER THE REORGANIZATION CONTEMPLATED HEREIN NOR THE PREFERRED SHARES OF THRUCOMM TO BE ISSUED UPON MANDATORY CONVERSION HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CONSENT STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS CONSENT STATEMENT/PROSPECTUS IS SEPTEMBER ____, 1997, WHICH IS THE APPROXIMATE DATE ON WHICH THIS CONSENT STATEMENT/PROSPECTUS WILL FIRST BE MAILED TO THE INVESTORS OF THE PARTNERSHIPS.

                             AVAILABLE INFORMATION

     Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of consents from Investors to approve and adopt the Reorganization Agreement (as defined herein) constitutes an offering of the Thrucomm Mandatory Convertible Preferred Shares and the underlying Common Stock to be issued in connection with a Mandatory Conversion Event (as defined herein). Accordingly, Thrucomm has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to this offering (the "Registration Statement"). This Consent Statement/Prospectus constitutes the prospectus of Thrucomm that is filed as part of the Registration Statement. As permitted by the rules and regulations of the Commission this Consent Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information may be inspected, without charge, at the offices of the Commission, 450 Fifth Street, N. W., Washington, D.C. 20549 and the Northeast Regional Office, Midwest Regional Office and Southeast Regional Office at the following addresses: 7 World Trade Center, Suite 1300, New York, NY 10048, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 1401 Brickell Avenue, Suite 200, Miami, Florida 33131, respectively. Copies can be obtained at prescribed rates from the Washington, D.C. office. The Commission also maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and the address of such site is http://www.sec.gov.

      No person is authorized to give any information or to make any representations other than those contained in this Consent Statement/Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Consent Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Consent Statement/Prospectus, or the solicitation of a Consent in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or solicitation in such jurisdiction.

      Neither the delivery of this Consent Statement/Prospectus, nor any distribution of securities pursuant to this Consent Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the parties as of the date of this Consent Statement/Prospectus. However, if any material change occurs during the period that this Consent Statement/Prospectus is required to be delivered, this Consent Statement/Prospectus will be amended and supplemented accordingly. All information in this Consent Statement/Prospectus regarding Thrucomm, has been supplied by Thrucomm, and all information regarding Datalinc, and Fastcom has been supplied by Datalinc, and Fastcom, respectively.

                               TABLE OF CONTENTS

                                                                          Page

INTRODUCTION...............................................................iii
AVAILABLE INFORMATION........................................................v
SUMMARY......................................................................1
      Risk Factors and Material Considerations...............................1
      The Parties............................................................4
      The General Partners...................................................5
      Background and Alternatives to the Reorganization......................6
      The Reorganization Agreement...........................................6
      The Preferred Stock....................................................6
      Recommendation of the General Partner..................................8
      Opinion of the General Partners' Financial Advisor.....................8
      Interests of Certain Persons in the Reorganization.....................8
      Certain Comparative Information.......................................10
      Conditions, Termination, and Amendment of the Reorganization
            Agreement.......................................................11
      Summary of  Tax Consequences..........................................11
      Accounting Treatment..................................................12
      Consent Procedures and Required Approvals.............................12
      Appraisal Rights......................................................12
      Investor List.........................................................13
      Effective Time........................................................13
SELECTED FINANCIAL INFORMATION..............................................15
RISK FACTORS................................................................17
THE REORGANIZATION..........................................................24
      Background of the Reorganization......................................24
      The Reorganization Agreement..........................................24
      Operations After the Reorganization...................................26
      Interests of Certain Persons in the Reorganization....................27
EQUITY OWNERSHIP OF THE PARTNERSHIPS........................................29
      The Datalinc Investors................................................30
      Datalinc's Other Equity Owners........................................32
      The Fastcom Investors.................................................32
      Fastcom's Other Equity Owners.........................................34
THE FORMULA.................................................................37
      Determining the Values of Thrucomm, Datalinc and Fastcom..............37
      Distribution of the Datalinc Value and the Fastcom Value to
            Investors and Other Equity Owners...............................39
      Material Assumptions and Variances....................................40
THRUCOMM OWNERSHIP TABLES...................................................41
      Notes to the Ownership Tables.........................................48
RECOMMENDATION OF THE GENERAL PARTNERS......................................49
      Reasons for Proposing and Recommending the Reorganization.............49
      Opinion of the General Partners' Financial Advisor....................51
      Lack of Independent Representative....................................53
      Fiduciary Duties of the General Partners..............................53
      Access to Investor List and Partnership Records.......................54

FAILURE TO APPROVE THE REORGANIZATION.......................................54
CONSENT PROCEDURES..........................................................54
      General...............................................................54
      Requisite Consents....................................................55
      Effective Time and Expiration Date....................................56
      Revocation of Consents................................................56
      Conditions of the Solicitation........................................56
      Estimated Expenses....................................................57
CERTAIN TAX CONSEQUENCES OF THE REORGANIZATION..............................57
COMPARATIVE RIGHTS OF INVESTORS.............................................57
      Distributions and Dividends...........................................58
      Tax Matters...........................................................58
      Voting Rights.........................................................58
      Restrictions on Transfers.............................................59
      Right to Call Meetings................................................59
      Right to Investor List................................................60
      Assessments and Limited Liability.....................................60
      Allocations and Dilution..............................................60
      Liquidity.............................................................61
      Redemption and Conversion.............................................61
      Financial Reporting...................................................61
      Management and Compensation...........................................61
      Fiduciary Duties......................................................62
      Limits on Management's Liability......................................62
      Continuation of Existence.............................................63
      Anti-takeover Provisions..............................................63
      Liquidation Rights....................................................63
      Right to Compel Dissolution...........................................63
PRO FORMA CONDENSED FINANCIAL INFORMATION (Unaudited).......................65
      Thrucomm Pro Forma Combined Balance Sheet.............................66
      Thrucomm Pro Forma Combined Statement of Operations...................68
      Thrucomm Pro Forma Combined Statement of Cash Flows...................72
      Thrucomm Pro Forma Adjustments........................................74
DATALINC, LTD. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS........................75
 FASTCOM, LTD. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF DEVELOPMENT........................81
BUSINESS....................................................................84
FASTCOM.....................................................................84
      The Electronics Fund Transfer ("EFT") Industry........................85
      ATMs - Synchronous & Asynchronous.....................................85
      Point of Sale ("POS") - Synchronous & Asynchronous....................86
      Overview of the Network...............................................86
      Remote Transceivers - DP1000 and DP100................................86
      Cell Sites............................................................87
      The Network Control Center ("NCC")....................................87
      Regulation............................................................88
      Interference Rejection - Licensed Compared to License Free............88

      Competition...........................................................88
      Multi-Drop Networks...................................................88
      Network Advantages Compared to Multi-Drop Networks....................88
      Integrated Services Digital Packet Networks...........................89
      Advantages of the Network Compared to Integrated Services Packet
            Networks........................................................90
      Development of the Network............................................90
      Research and Development..............................................90
      Operations............................................................91
      Manufacturing.........................................................91
      Cell Site Leasing.....................................................92
      Site Layout...........................................................92
      Installation..........................................................92
      Field Maintenance.....................................................92
      Sale of Equipment.....................................................93
      Company Facilities....................................................93
DATALINC....................................................................93
      Industry Background...................................................94
      Market................................................................94
      Market Growth.........................................................94
      Sales ................................................................95
      Competition...........................................................95
      Governmental Regulation...............................................95
      Properties............................................................95
THRUCOMM....................................................................96
MANAGEMENT..................................................................96
      Thrucomm's Executive Officers and Directors...........................96
      Compensation of Directors.............................................98
      Stock Option Plans....................................................99
      Comparative Compensation Information..................................99
      Certain Transactions with Management.................................101
PRINCIPAL STOCKHOLDERS OF THRUCOMM.........................................102
DESCRIPTION OF THRUCOMM'S SECURITIES.......................................104
      Common Stock.........................................................104
      Preferred Stock......................................................104
      The Mandatory Convertible Preferred Stock............................104
      Transfer Agent.......................................................110
LEGAL MATTERS..............................................................110
EXPERTS....................................................................111
GLOSSARY...................................................................112
INDEX TO FINANCIAL STATEMENTS..............................................F-1
APPENDIX A - AGREEMENT AND PLAN OF REORGANIZATION..........................A-1
APPENDIX B - OPINION OF MICHAEL DAVIS & CO., P.A...........................B-1















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                                    SUMMARY

      The Following Is A Brief Summary Of Certain Information Contained Elsewhere In This Consent Statement/prospectus. Certain Capitalized Terms Used In This Summary Are Defined Elsewhere In This Consent Statement/prospectus; Cross References Are Provided. This Summary Is Not Intended To Be A Complete Description Of The Matters Covered In This Consent Statement/prospectus And Is Subject To And Qualified In Its Entirety By Reference To The More Detailed Information And Financial Statements Contained Elsewhere In This Prospectus, Including The Appendices Hereto. Investors Are Urged To Read Carefully The Entire Consent Statement/prospectus, Including The Appendices.

RISK FACTORS AND MATERIAL CONSIDERATIONS

     In addition to the information included in this Prospectus, the Investors should carefully consider the following factors in determining whether to approve the Reorganization. The risk factors summarized below are described in further detail elsewhere in this Prospectus at "Risk Factors and Material Considerations."

     RISKS ASSOCIATED WITH THE REORGANIZATION

     UNCERTAINTIES IN THE METHOD OF DETERMINING THE VALUES

     The actual number and the value of the Underlying Shares, that Investors and Other Equity Owners may ultimately receive upon Mandatory Conversion is not presently ascertainable. There is no guarantee as to the value an Investor or Other Equity Owner will receive, if any, if the Datalinc Investors approve the Reorganization Agreement.

     NO ASSURANCE OF A MANDATORY CONVERSION EVENT

     Datalinc cannot predict when, if ever, Mandatory Conversion will occur. Accordingly, there is no guarantee that the Partnerships' Investors or Other Equity Owners will receive any of the Underlying Shares of Thrucomm's Common Stock. If a Mandatory Conversion Event does not occur, the most likely reason will be that Thrucomm did not obtain the additional capital necessary to further develop its business. If a Mandatory Conversion Event does not occur in the future, the purpose of the Reorganization will not be accomplished, Investors may not receive any return on their investment, and they would not have the right to initiate a liquidation of Thrucomm.

     RISKS ASSOCIATED WITH A SALE OR MERGER

     In order to provide Investors with an opportunity to vote for or against a Sale or Merger, the Preferred Stock will be mandatorily convertible into Underlying Shares, prior to the Sale or Merger, upon (i) the approval by Thrucomm's Board of Directors of a PROPOSED Sale or Merger, and (ii) the execution of a Sale or Merger agreement that sets forth the consideration to be received by Thrucomm's shareholders, and is conditioned upon such shareholders' approval. The number of Underlying Shares to be distributed in such an event will be based upon the aggregate consideration to be received as a result of the proposed Sale or Merger. However, in the event the Sale or Merger is not approved by the stockholders, the Preferred Stock will have already been converted into Underlying Shares based upon a proposed transaction that was never approved or consummated, and there shall be no further right to convert into Underlying Shares of Thrucomm.

     ISSUANCE OF ADDITIONAL STOCK; DILUTION

     Thrucomm anticipates that it will need interim financing after the Reorganization from an institutional investor or a venture capital firm. Investors should expect a sale of equity by Thrucomm to such an investor shortly after the Reorganization which will result in the dilution of the ownership interests of the Datalinc and Fastcom Investors.

     LACK OF INDEPENDENT REPRESENTATIVES FOR INVESTORS; FAIRNESS OPINION

     The General Partners did not engage an independent representative for the Datalinc or Fastcom Investors. However, the General Partners believe the Reorganization is fair to all Investors. The General Partners have obtained a fairness opinion from Michael T. Davis & Company, P.A. ("Michael Davis & Co."), an independent certified public accountant, as to the fairness of the Formula and the roll-up transaction as a whole, from a financial point of view to Datalinc's Investors (the "Fairness Opinion"). It is still possible that the valuations and other terms of the Reorganization may not be as favorable to Investors as the terms that an independent representative might have obtained for them.

     NO MARKET FOR THE SECURITIES

     There is no market for the Preferred Stock or the Underlying Shares of Thrucomm's Common Stock. It is not anticipated that there will be a market for the Preferred Stock. There can be no assurance that a trading market will develop for the Underlying Shares of Common Stock.

     NO DISSENTERS RIGHTS

     Datalinc and Fastcom Investors are not entitled to appraisal or similar rights under Florida law or the Partnership Agreements in connection with the Reorganization. Neither have the Parties voluntarily accorded rights of appraisal to the Investors under the Reorganization Agreement or otherwise. Accordingly, the approval of the Reorganization by a Majority Vote of the Datalinc Investors will be binding on all Datalinc Investors. The approval of the Reorganization by Datalinc on behalf of Fastcom is binding on all Fastcom Investors. After the Reorganization however, Investors will have appraisal rights under Florida law in the event of a Sale or Merger.

     CONFLICTS OF INTEREST AND CONTROL BY CERTAIN PERSONS

     In considering the recommendation of the boards of directors of ICN, FMI and Thrucomm (collectively, the "Directors"), Investors should be aware that the Directors have personal financial interests in the Reorganization. The Formula, especially its allocation of the Conversion Value of Thrucomm into the Datalinc Value and the Fastcom Value, was determined by the Directors, and their valuations of the Partnerships and Thrucomm involve inherent conflicts of interest. As General Partners, ICN and FMI owe fiduciary duties to the Partnerships and their Investors. See "The Formula Determinating the Values of Thrucomm, Datalinc and Fastcom."

     THRUCOMM DIVIDEND POLICY

     Thrucomm has never paid cash dividends on its Common Stock or Preferred Stock and does not anticipate paying any cash dividends in the foreseeable future. Thrucomm intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its business following the Reorganization.

     RISKS ASSOCIATED WITH THE CONSOLIDATION OF FASTCOM AND DATALINC

     LOSSES  FROM  FASTCOM'S  and  DATALINC'S  OPERATIONS;  NEED FOR  ADDITIONAL
     CAPITAL

     Fastcom has experienced continual operating losses since its inception, including a loss of $981,220 for the four months ended April 30, 1997. Datalinc has also experienced continual operating losses since its inception, including a loss of $917,188 for the four months ended April 30, 1997, which includes $849,220 of Fastcom's 1997 losses. Thrucomm will need additional funds to operate after the Reorganization. Thrucomm anticipates that it will incur significant negative cash flow from operations subsequent to the Reorganization. Additionally, there are only limited alternative sources of financing available to Thrucomm including funds generated from the Partnerships' operations, and debt obtained from the Partnerships' lender. Fastcom is undertaking a Series 300 offering in order to raise $2 million which will be used to provide working capital. See "Management's Discussion and Analysis of Datalinc's Financial Condition and Results of Operations - Liquidity and Capital Resources"). In addition, Datalinc has guaranteed certain debt, most of which is due within one year. Datalinc has also provided significant funding for the development of Fastcom. These demands on Datalinc raise substantial doubt about its ability to continue as a going concern. Fastcom is a development stage enterprise which raises similar doubt about its ability to continue as a going concern.

     RETENTION OF KEY PERSONNEL

     Thrucomm is substantially dependent upon the continued services and management experience of John Kolenda, Chairman of the Board of Directors, and Mark Gianinni, President. The loss of the services of Messrs. Kolenda or Gianinni could have a material adverse effect upon Thrucomm.

     TECHNICAL OBSOLESCENCE

     The communications industry has recently experienced significant changes and technological developments. Such technological progress may result in the development of techniques and equipment newer or more advanced than that under development by Fastcom. In the event of such technological advances, the equipment and software used by Fastcom may become, to some extent, less efficient in providing services.

     COMPETITION

     Thrucomm's competition will be, as it currently is for the Partnerships, traditional telephone line carriers, such as AT&T, MCI and to a lesser extent, Sprint. Thrucomm will compete with many providers of data communication services, all of which are larger, more established, more experienced and better financed than the Partnerships and Thrucomm. Such firms may be able to develop new products or communications systems superior to those of Thrucomm, which could place Thrucomm at a significant competitive disadvantage.

THE PARTIES

     DATALINC, LTD.

     Datalinc is engaged in providing satellite-based communication services to a variety of large corporate accounts with data centers based in Ohio, Kentucky, and Indiana. Datalinc operates a satellite communication hub ("Hub") located in Cincinnati, Ohio. A Hub links centralized computers, located in the headquarters of a business, with other computers and data processing devices located elsewhere in remote offices or stores. Data is transmitted to the Hub via small satellite antenna dishes ("VSAT's"). The Hub system is used for a variety of functions, such as verifying credit card transactions, order entry, and inventory. The Hub has been in operation since November 1991.

     Datalinc has seven groups of equity owners. The ownership structure of Datalinc includes five series of limited partnership units: Series 100, 200, 300, 300E1, and 300E2 Limited Partnership Units (collectively, Datalinc's "Units", and the Limited Partners holding these Units shall hereafter be referred to as Datalinc's "Investors"). The other two groups of equity ownership interests are ICN and Certified Financial Group, Inc. (Datalinc's "Other Equity Owners"). See "Equity Ownership of the Partnerships," "The General Partners," and "Interests of Certain Persons in the Reorganization."

     Datalinc was organized as a Florida Limited Partnership in June 1989 and first began business in 1990. Its principal executive offices are located at 1641 Commerce Avenue North, St. Petersburg, FL 33716 and its telephone number is
(813) 576-1582. See "Selected Financial Information" and "Business - Datalinc" for a more information regarding Datalinc.

     FASTCOM, LTD.

     Fastcom is primarily engaged in the development of a wireless digital communications network (the "Network") designed to meet the needs of the electronic funds transfer ("EFT") industry. Fastcom was formed in 1994 to develop, install, and operate the Network, formerly identified to Investors as DATAPAC and/or THRUCOMM. The Network transmits authorization requests for debit and credit cards at point of sale locations ("POS"), automated teller machine ("ATM") transactions and similar transactions, and it transmits the corresponding acceptances or rejections of such requests. Fastcom utilizes Datalinc's Hub as its control center in this transmission process. The Network is based upon Fastcom's proprietary radio technology. It is designed to displace current "terrestrial" carriers (land lines), primarily telephone companies, by providing better performance, and for certain users, a significantly lower-cost alternative to terrestrial delivery systems. As of the date of this Consent Statement/Prospectus, Fastcom has one customer using the Network and four potential customers in the pilot stage. Datalinc initiated the development of the technology used in the Network. The technology was contributed to Fastcom in exchange for a limited partnership interest.

     Fastcom has nine groups of equity owners. The ownership structure of Fastcom includes four series of limited partnership units: Series 100, 100 EA, 200 and 300 Limited Partnership Units (collectively, Fastcom's "Units", and the Limited Partners holding these Units shall hereafter be referred to as Fastcom's "Investors"). The other five groups of equity owners are Fastcom's Management Incentive Plan Special Limited Partners, FMI, Certified Financial Group, Inc., Datalinc, and Information Leasing Corporation (collectively, Fastcom's "Other Equity Owners"). Presently, Datalinc owns approximately 80% of all of the outstanding Units of Fastcom. Assuming the sale of all of Fastcom's Series 300 Units, Datalinc's ownership will be reduced to approximately 73%. See "Equity Ownership of the Partnerships," "The General Partners" and "Interests of Certain Persons in the Reorganization."

     Fastcom was organized as a Florida Limited Partnership in March 1994. Its principal executive offices are located at 1641 Commerce Avenue North, St. Petersburg, FL 33716 and its telephone number is (813) 576-1582. See "Selected Financial Information" and "Business Fastcom," for more information regarding Fastcom.

    THRUCOMM, INC.

     Thrucomm is a wholly-owned subsidiary of Datalinc and was formed for the sole purpose of consolidating the businesses of Datalinc and Fastcom and reorganizing the Partnerships as a single corporate entity. This will be accomplished by a "tax-free" reorganization of Thrucomm through the contribution of all of the assets and liabilities of both of the Partnerships to Thrucomm, in receipt for the Preferred Stock of Thrucomm. Thrucomm currently has no business activity, but will begin operations upon the approval of the Reorganization by Datalinc's Investors.

     Thrucomm was organized as a Florida corporation in December 1996. Its principal executive offices are located at 1641 Commerce Avenue North, St. Petersburg, FL 33716 and its telephone number is (813) 576-1582. No Common Stock has been issued pending the reorganization.

THE GENERAL PARTNERS

     INTEGRATED COMMUNICATION NETWORKS, INC.

     ICN is the managing general partner of Datalinc (Datalinc's "General Partner"). ICN has general responsibility for the management of, and ultimate authority affecting the business of, Datalinc. The Common Stock of ICN is owned 50% by John Kolenda and 50% by Mark Gianinni.

     ICN was organized as a Florida corporation in June 1989. Its principal executive offices are located at 1641 Commerce Avenue North, St. Petersburg, FL 33716 and its telephone number is (813) 576-1582. See "Equity Ownership of the Partnerships" for more information regarding ICN.

     FASTCOM MANAGEMENT, INC.

     FMI is the managing general partner of Fastcom (Fastcom's "General Partner"). FMI has general responsibility for the management of, and ultimate authority affecting the business of, Fastcom. The Common Stock of FMI is owned 50% by John Kolenda and 50% by Mark Gianinni.

     FMI was organized as a Florida corporation in March 1994. Its principal executive offices are located at 1641 Commerce Avenue North, St. Petersburg, FL 33716 and its telephone number is (813) 576-1582. See "Equity Ownership of the Partnerships" for more information regarding FMI.

BACKGROUND AND ALTERNATIVES TO THE REORGANIZATION

     BACKGROUND

     The current business strategy of Fastcom is to finish the development of the technology of the Network, to continue its marketing activities for the Network, and to begin to deploy multiple sites in limited geographic areas. Both Datalinc and Fastcom have experienced continual losses since their inceptions, and additional capital is needed to implement the Partnerships' business plans. Investment bankers and other investment professionals with whom the Partnerships have recently discussed alternatives for additional liquidity have advised the Partnerships that the complementary businesses of Datalinc and Fastcom would be better served if the Partnerships were combined into a single corporate structure. Traditionally, corporations have had greater success raising capital than Partnerships. The consolidation and reorganization of the Partnerships into a corporation should enhance the Partnerships' ability to raise some or all of their needed capital from institutional investors, venture capital firms and investment bankers, or a capital infusion by a strategic partner. The continuation of the Partnerships as separate entities would restrict the Partnerships' abilities to take advantage of these alternative opportunities for capital formation.

     While a liquidation is always an alternative available to the Partnerships, the potential for growth in the wireless data communications industry, and therefore the potential for future profitability of the Network and the Hub are the primary reasons the General Partners rejected the liquidation alternative at this time. Moreover, on a book value basis, a liquidation of the Partnerships at this time would result in no return to the Investors or the Other Equity Owners. See "Recommendation of the General Partners."

THE REORGANIZATION AGREEMENT

     Thrucomm, Fastcom, and Datalinc (collectively, the "Parties") have entered into a Reorganization Agreement that provides for the consolidation of the businesses of Datalinc and Fastcom, through a tax-free incorporation of their assets and liabilities into a single corporate entity, Thrucomm. Pursuant to the Reorganization Agreement, Datalinc and Fastcom shall transfer all of their rights, title and interests in the assets and liabilities of the Partnerships to Thrucomm. In exchange therefor, Datalinc will receive one (1) share of each series of Thrucomm's Mandatory Convertible Preferred Stock, Series A-G, and Fastcom will receive one (1) share of each series of Thrucomm's Mandatory Convertible Preferred Stock, Series H-P.

     The Preferred Stock will be held by Datalinc and Fastcom until Mandatory Conversion, at which time the Preferred Stock will be converted into Underlying Shares of Thrucomm's Common Stock. Following a Mandatory Conversion, Datalinc and Fastcom shall distribute the Underlying Shares to the Datalinc and Fastcom Investors and Other Equity Owners and the Partnerships will dissolve. Investors of the Partnerships will become shareholders of Thrucomm, which will be a corporate consolidation of the businesses of the Partnerships.

THE PREFERRED STOCK

     The Preferred Stock shall be mandatorily convertible into shares of Thrucomm's Common Stock ("Underlying Shares") upon the earliest to occur of one of the following events: (i) the completion of an initial public offering of Thrucomm's Common Stock (an "IPO"), (ii) the sale of all or substantially all of the assets of Thrucomm (a "Sale"), (iii) the merger of Thrucomm into a non-affiliated entity, whereby Thrucomm is not the surviving entity (a "Merger"), or (iv) the sale of one-third or more of the equity interests in Thrucomm, in a single transaction, to one or more investors (an "Investment"), (collectively, the "Mandatory Conversion Events"). The "sale of all or substantially all" of the assets of Thrucomm is defined in the Reorganization Agreement as the sale of at least 80% of Thrucomm's assets. In order to provide Investors with an opportunity to vote for or against a Sale or Merger, the Preferred Stock will be mandatorily convertible into Underlying Shares PRIOR to the Sale or Merger upon (i) the approval of a proposed Sale or Merger by Thrucomm's Board of Directors, and (ii) the execution of a Sale or Merger agreement that sets forth the consideration to be received by Thrucomm's shareholders, and is conditioned upon such shareholders' approval. The number of Underlying Shares to be distributed in such an event will be based upon the aggregate consideration to be received as a result of the proposed Sale or Merger. However, in the event the Sale or Merger is not approved by the stockholders, the Preferred Stock will have already been converted into Underlying Shares based upon a proposed transaction that was never approved or consummated, and there shall be no further right to convert into Underlying Shares of Thrucomm.

     The precise number of Underlying Shares that will be issued upon Mandatory Conversion is not presently ascertainable, because the number of Underlying
Shares  will  vary  depending  upon  the  Conversion  Value of  Thrucomm  in the
Mandatory Conversion Event. The Directors have developed a formula for allocating the Conversion Value of Thrucomm to Fastcom and Datalinc in a Mandatory Conversion Event (the "Formula"). The number of Underlying Shares that Investors and Other Equity Owners will receive upon the occurrence of a Mandatory Conversion Event is determined by application of the Formula and the rights and preferences of the Preferred Stock. The terms of the Preferred Stock are designed to allocate Underlying Shares in a manner which is as consistent as possible with the rights and preferences that each group of Investors or Other Equity Owners now has under the Partnership Agreements. See "Equity Ownership of the Partnerships."

     The Formula is based upon the Conversion Value of Thrucomm in connection with a Mandatory Conversion Event. In an IPO, the Conversion Value of Thrucomm is determined by the gross proceeds of the offering and the amount of equity that is sold in the offering. In a Sale, Merger or Investment, the Conversion Value of Thrucomm is based upon the consideration that is received, or the investment that is made, in any of such transactions. In any Mandatory
Conversion Event, the minimum Conversion Value of Thrucomm shall be not less than $20 million and it will be allocated to Datalinc and Fastcom in the manner prescribed by the Formula. Due to the complexity of the Formula, set forth in this Consent Statement/Prospectus are the "Thrucomm Ownership Tables," which provide examples of the application of the Formula and assumptions at various Conversion Values of Thrucomm at the time of Mandatory Conversion. See "Description of the Securities - The Preferred Stock," "The Formula Determining the Values of Thrucomm, Datalinc and Fastcom" and "Thrucomm Ownership Tables."

      WHEREAS THE ACTUAL NUMBER OF UNDERLYING SHARES AND THE AGGREGATE VALUE OF SUCH SHARES DEPENDS UPON THE CONVERSION VALUE OF THRUCOMM AT MANDATORY CONVERSION, THERE IS NO GUARANTEE AS TO THE VALUE OF THRUCOMM COMMON STOCK WHICH THE INVESTORS OR OTHER EQUITY OWNERS WILL ULTIMATELY RECEIVE. IN ADDITION, THERE CAN BE NO ASSURANCE THAT A MANDATORY CONVERSION EVENT WILL OCCUR OR THAT INVESTORS WILL EVER RECEIVE ANY OF THE UNDERLYING SHARES. See "Risk Factors and Material Considerations."

RECOMMENDATION OF THE GENERAL PARTNER

      Datalinc's General Partner recommends that the Datalinc Investors consent to the Reorganization. This recommendation is based on a number of factors summarized herein. In considering the Reorganization, ICN and FMI (collectively, the "General Partners") have reviewed the financial conditions, result of operations and cash flows of each of the Partnerships, on a historical and prospective basis. They also considered the potential growth of the Partnerships and the wireless communications business. The General Partners concluded, after consultation with financial advisors, that the ability of the Partnerships to access additional capital is restricted without the consolidation of the Partnerships and the reorganization into a corporation, and that it would be in the best interests of the Partnerships to reorganize as a single corporation. The General Partners took into account the advantages and disadvantages of the Reorganization and concluded that the advantages outweighed the disadvantages and Investors will benefit on a whole from any future growth of the combined businesses. The Partnerships' Units have no liquidity for the foreseeable future, and the General Partners concluded that the Reorganization could increase the potential for future liquidity for the Investors. The recommendation of the General Partners is consistent with the business plans of both Partnerships, and with the investment objectives of the Investors. In the course of reaching its decision to approve the Reorganization Agreement, the General Partners consulted with a financial advisor as to the fairness of the Formula from a financial point of view. For a discussion of the factors considered by the General Partners in reaching their recommendation, see "The Recommendation of the General Partners."

OPINION OF THE GENERAL PARTNERS' FINANCIAL ADVISOR

     Michael Davis & Company, P.A. ("Michael Davis & Co.") has rendered its opinion to the General Partners that the Formula and the roll-up transaction taken as a whole, as provided in the Reorganization Agreement, is fair from a financial point of view to Datalinc's Investors. A copy of such opinion, dated August 26, 1997, is attached hereto as Appendix B and should be read in its entirety with respect to assumptions made, matters considered and limitations of the review undertaken by Michael Davis & Co. in rendering such opinion. See "The Reorganization - Opinion of the General Partners' Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

     CERTIFIED FINANCIAL GROUP, INC.

     CFG Securities Corp. ("CFG Securities"), a member of the National Association of Securities Dealers, Inc. was engaged to sell limited partnership interests of Datalinc in connection with Datalinc's private offerings of its Series 200, 300, 300E1 and 300E2 Limited Partnership Units. Similarly, CFG Securities was engaged as the broker/dealer for the private placement of Fastcom's Series 100 and Series 200 Limited Partnership Units. In consideration of such services to Datalinc and Fastcom, Certified Financial Group, Inc. ("CFG") received options to acquire an aggregate 4% limited partnership interest in Datalinc, from ICN's general partnership interest in Datalinc, for $1 (the "Datalinc Option"), and an aggregate 2.171% limited partnership interest in Fastcom, from Datalinc's limited partnership interest in Fastcom, for $240,000 (the "Fastcom Option" and collectively, "CFG's Options"). Joseph F. Bert is
President of Certified Financial Group, Inc. and serves on the Board of Directors of ICN, FMI and Thrucomm. CFG has indicated that it will consent to the Reorganization.

     Certified Financial Group, Inc. was organized as a Florida corporation in May 1989. CFG is a duly organized and validly existing Virginia corporation. Certified Financial Group, Inc. is wholly-owned by Joseph F. Bert. Its principal executive offices are located at 2180 W. State Road, Suite 1150, Longwood, FL 32779 and its telephone number is (407) 869-9800. See "Certain Transactions - Relationship with Certified Financial Group, Inc.," "Equity Ownership of the Partnerships" and "The Formula - CFG Units") for more information regarding CFG and its Options.

     BLUE CHIP/DATALINC CORPORATION

     Datalinc, ICN, and Messrs. Kolenda and Gianinni, entered into agreements with Blue Chip/Datalinc Corporation ("Blue Chip"), pursuant to which Blue Chip agreed to purchase certain of Datalinc's Series 300 Limited Partnership Units, and in exchange therefore, Blue Chip received certain rights, interests, and preferences from ICN and Messrs. Kolenda and Gianinni, which are in addition to those of other Investors of those Units (the "Blue Chip Agreements"). To distinguish certain of the Series 300 Units purchased by Blue Chip from other Series 300 Units purchased by other Investors, certain of the Series 300 Units have been designated herein as the Series 300E1 and the Series 300E2 Limited Partnership Units. See "Equity Ownership of the Partnerships." The agreements with Blue Chip have been amended as of August, 1997 to add Thrucomm as a party thereto (the "Amended Blue Chip Agreements"). Also in August, 1997, Blue Chip agreed to guarantee a $500,000 Datalinc loan with the Partnerships' bank. See "The Reorganization - Interests of Certain Persons in the Reorganization," and "Datalinc, Ltd., Management's Discussion and Analysis - Liquidity and Capital Resources."

     Blue Chip's residual Distribution interest in Datalinc, is approximately 14%, and Blue Chip controls approximately 29% of the voting power of Datalinc.
Z. David Patterson, Blue Chip's President, serves on the Board of Directors of ICN, FMI and Thrucomm. Blue Chip has indicated that it will consent to the Reorganization.

     Blue Chip is a Delaware corporation, originally organized as an Ohio corporation in February 1992, for the sole purpose of providing financing to Datalinc. Blue Chip is a wholly-owned subsidiary of Blue Chip Capital Fund Limited Partnership, a Delaware limited partnership ("Blue Chip Capital Fund"). The General Partner of Blue Chip Capital Fund is Blue Chip Venture Company, a corporation which is owned 50% by Z. David Patterson. The principal executive offices of Blue Chip, Blue Chip Capital Fund, and Blue Chip Venture Company are located at 2000 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202 and their telephone number is (513) 723-2300. See "Interests of Certain Persons in the Reorganization" and "Equity Ownership of the Partnerships" for more information regarding Blue Chip.

     INFORMATION LEASING CORPORATION

     In November of 1995, Datalinc and Fastcom entered into an agreement with Information Leasing Corporation ("ILC") pursuant to which ILC leases to Fastcom and Datalinc certain Network equipment, including radio equipment and personal earth stations, and Fastcom and Datalinc sublease such equipment to their customers through integrated service agreements between Fastcom and/or Datalinc and the customers. Fastcom and Datalinc guarantees the integrated service agreements to ILC and ILC in turn uses such integrated service agreements as collateral for the leases and equipment.

     By agreement with ILC, Fastcom granted ILC one position on the Board of Directors of FMI, subject to increase if necessary to maintain its initial representation on the Board. ILC received an equity interest in Fastcom, from Datalinc's limited partnership interest in Fastcom, equal to .905% of the total equity of Fastcom for the first $1 million of equipment financed under ILC leases. ILC transferred such .905% interest to Vincent Rinaldi and two of his associates. Vincent Rinaldi, is President of ILC and serves as a director of Thrucomm and FMI. See "Interests of Certain Persons in the Reorganization" and "Equity Ownership of the Partnerships" for more information regarding ILC. ILC is entitled to an additional .4525% for each $3 million of equipment financed thereafter, up to a total of 4.525% of the equity of Fastcom or its successors. As of December 31, 1996, ILC had no equity interests in Fastcom, but as of April 30, 1997, ILC had acquired the .905% equity interest in Fastcom based upon $1 million of equipment financed.

     ILC was organized as an Ohio corporation in March 1984. Its principal executive offices are located at 1023 West 8th Street, Cincinnati, Ohio 45203 and its telephone number is 513-421-9191. ILC was acquired in stock-for-stock merger by Provident Bancorp, Inc. in December, 1996. ILC is now wholly-owned subsidiary of Provident Bancorp, Inc.

     INTERLOCKING BOARDS

     The Boards of Directors of Fastcom and Thrucomm are comprised of the same six individuals, and five of such individuals, including Messrs. Kolenda, Gianinni and Patterson, comprise the Board of Directors of ICN. See "Interests of Certain Persons in the Reorganization Conflicts of the General Partners and the Board of Directors of Thrucomm" and "Management."

     COMPENSATION AGREEMENTS AND OTHER EMPLOYMENT BENEFITS

     Upon approval of the Reorganization, the current management agreements between ICN and Datalinc, and between FMI and Fastcom (the "Management Agreements"), will be terminated and replaced by employment agreements between Thrucomm and Messrs. Kolenda and Gianinni. The Board of Directors of Thrucomm have approved base annual salaries of $150,000 for Mr. Kolenda and $160,000 for Mr. Gianinni. In addition, Thrucomm has an Incentive and Non-Statutory Stock Option Plan as well as a Non-Employee Directors' Non-Statutory Stock Option Plan (collectively, the "Stock Option Plans"). All directors of the Thrucomm Board shall be eligible to participate in the Stock Option Plans. See "Management - Compensation and Stock Option Plans."

     CERTAIN COMPARATIVE INFORMATION

     The rights of the Investors and Other Equity Owners in the Partnerships are presently governed by Florida Revised Uniform Limited Partnership Act (1986), and the Amended Agreement of Limited Partnership of Datalinc Ltd., and/or the Amended and Restated Agreement of Limited Partnership of Fastcom, Ltd. Until Mandatory Conversion, Investors will not be shareholders of Thrucomm. Investors will continue as limited partners of Datalinc and/or Fastcom. The Partnerships will be shareholders of Thrucomm and the Investors and Other Equity Owners will be the beneficial owners of the Underlying Shares.

     After Mandatory Conversion, the Partnerships will be liquidated and the Underlying Shares will be distributed to the Investors and Other Equity Owners in accordance with the rights and preferences of the Preferred Stock. Thereafter, the Investors shall be shareholders of Thrucomm, and as such, their rights as shareholders will be governed by the Florida Business Corporation Act, Thrucomm's Articles of Incorporation, and its Bylaws. Investors will lose certain rights which they have under the Partnership Agreements, including the right to approve the issuance of additional equity. See "Risk Factors and Material Considerations" and "Comparative Rights of Investors."

CONDITIONS, TERMINATION, AND AMENDMENT OF THE REORGANIZATION AGREEMENT

     Consummation of the Reorganization is subject to a number of conditions, including, among others: (i) the Reorganization Agreement shall have been approved and adopted by the requisite vote of Datalinc Investors; (ii) the Registration Statement filed with the Securities and Exchange Commission, of which this Consent Statement/Prospectus forms a part, shall have become effective and no stop order suspending such effectiveness shall have been issued and remain in effect; (iii) no preliminary or permanent injunction or other order or decree by any federal or state court or any action by any state or federal governmental agency preventing the consummation of the Reorganization shall have been issued or taken and remain in effect; and (iv) all consents, orders and approvals legally required shall have been obtained and be in effect at the Effective Time.

     The Reorganization Agreement may be terminated (i) at any time by the mutual consent of the Parties; (ii) unilaterally by any of the Parties if the Reorganization has not been consummated prior to October __, 1997, unless such date is extended by mutual consent of the Parties; or (iii) unilaterally by any of the Parties if any Party is unable to satisfy any of its pre-closing covenants and obligations under the Reorganization Agreement.

     Subject to compliance with applicable law, the Reorganization Agreement may be amended at any time prior to or after its approval by Datalinc Investors by a written agreement executed by all of the Parties. See Exhibit A to this Consent Statement/Prospectus.

SUMMARY OF  TAX CONSEQUENCES

     The Reorganization will be treated as a transfer of the assets of the Partnerships to Thrucomm and the assumption of the Partnerships' liabilities by Thrucomm in exchange for the Preferred Stock. Immediately after such transfer, the persons who control Datalinc will control Thrucomm. Accordingly, other than with respect to Datalinc Investors with a negative basis requiring recognition of gain in the year in which the Reorganization is effected, no gain or loss will be recognized by the Datalinc Investors or the Fastcom Investors as a consequence of the Reorganization. The Investors have received an opinion from Schifino & Fleischer, P.A., special counsel to Thrucomm, dated as of the date of this Consent Statement/Prospectus (the "Tax Opinion"),to the effect that as a consequence of the Reorganization, other than with respect to Datalinc Investors with a negative basis above, (i) the Investors will not recognize any gain or loss in the transfer of the assets and assumption of the liabilities of the Partnerships; (ii) other than recapture of negative capital accounts, no gain or loss will be recognized by the Investors upon the receipt of the Preferred Stock by the Partnerships and the eventual distribution of the Underlying Shares to the partners in liquidation of the Partnerships; and (iii) the basis of the Underlying Shares to be eventually received by the Investors in liquidation of the Partnerships will be equal to the adjusted basis of the Investors in their respective interests in Datalinc and Fastcom. The Tax Opinion is based on current law and various other assumptions as set forth in the copy of the Tax Opinion which has been filed as an exhibit to the Registration Statement of which this Consent Statement/Prospectus forms a part. If a Mandatory Conversion is the result of a Sale or Merger, since any Sale or Merger is conditioned upon shareholder approval, a new tax opinion would be required regarding the tax treatment of the consideration to be received by Investors for the Underlying Shares. See "The Proposed Reorganization - Certain Tax Consequences of the Reorganization."

ACCOUNTING TREATMENT

     It is intended that the Reorganization will be accounted for as transaction among parties considered to be under common control treated similar to a pooling of interest except for Fastcom's Series 100EA Units, which are treated as a purchase. Accordingly, historical cost basis is used for all Datalinc Investors and Datalinc's interest in Fastcom. The historical basis of the Fastcom Series 100EA Investors have been stepped up to fair market value to reflect the purchase method on these minority interests in Fastcom. Fastcom's General Partner believes that the equity interests of the Series 100 Units, Series 200 Units and CFG's Options are recorded at historical basis and reflect fair value.

CONSENT PROCEDURES AND REQUIRED APPROVALS

      DATALINC

     The members of the Board of Directors of ICN, without dissent or abstention, approved the Reorganization on behalf of Datalinc. Datalinc's Partnership Agreement requires the Majority Vote of Limited Partners to approve the Reorganization. The term Majority Vote is defined in Datalinc's Partnership Agreement as the affirmative vote or written consent of the Limited Partners then owning of record more than fifty percent (50%) of the outstanding voting rights of Datalinc. If an Investor does not Consent to the Reorganization but the Reorganization is approved by the requisite vote of other Limited Partners, such Limited Partner is bound by such approval. The Board of Directors of ICN, Datalinc's General Partner, believes that the proposed transaction is fair to Datalinc's Investors, that approval of the Reorganization is in the best interests of Datalinc and the Investors, and the General Partner unanimously recommends a vote "FOR" approval and adoption of the Reorganization Agreement. See "Consent Procedures and Required Approvals" and "Recommendation of the General Partners."

      FASTCOM

     Pursuant to Fastcom's Partnership Agreement, the affirmative vote or written consent of the Limited Partners owning at least two-thirds (2/3) of the outstanding Units of Fastcom is necessary to approve and adopt the Reorganization Agreement. Datalinc currently owns approximately 80% of all of the outstanding Units of Fastcom and ICN has given Datalinc's written consent to Fastcom for the approval of the Reorganization Agreement. Assuming the sale of all of Fastcom's Series 300 Units, Datalinc will continue to own over 73% of Fastcom. Datalinc's consent alone is sufficient to give Fastcom's approval to the Reorganization. The Board of Directors of FMI, Fastcom's General Partner, believes that the proposed transaction is fair to, and in the best interests of Fastcom's Investors, and they approved the Reorganization without dissent or abstention. See "Consent Procedures and Required Approvals" and "Recommendation of the General Partners."

      THRUCOMM

     The Board of Directors of Thrucomm approved the Reorganization Agreement without dissent or abstention.

APPRAISAL RIGHTS

     Datalinc and Fastcom Investors are not entitled to appraisal or similar rights under Florida law or under the Partnership Agreements in connection with the Reorganization. Neither have the Parties voluntarily accorded rights of appraisal to Investors under the Reorganization Agreement or otherwise. Accordingly, the approval of the Reorganization by a Majority Vote of the Datalinc Investors will be binding on all Datalinc Investors. The approval of the Reorganization by Datalinc on behalf of Fastcom is binding on all Fastcom Investors. After the Reorganization however, Investors will have appraisal rights under Florida law in the event of a Sale or Merger. See "The Reorganization - of Appraisal Rights."

INVESTOR LIST

     The Investors may obtain a list of Investors, at no charge, by making a written request to ICN or FMI at their principal executive offices.

EFFECTIVE TIME

     After all of the conditions set forth in the Reorganization Agreement have been satisfied or waived, the Reorganization will become effective (the "Effective Time"). See "Consent Procedures and Required Approvals - Expiration Date and Effective Time."

ORGANIZATIONAL CHART (Ownership Percentage)

 __________                       ____________________
| Blue Chip|                     |Kolenda and Gianinni|
|__________|                     |____________________|
      |   _________                        |
      |  |  CFG &  |                 100%  |    100%
      |  | Datalinc|                       |
      |  |Investors|          _____________|_____________
      |  |_________|         |                          |
      |       |              |                          |
      |       |      ________|________          ________|_______
      |       |     |   Integrated    |        |     Fastcom    |
      |       |     | Communications  |        |   Management   |
      |       |     |  Network, Inc.  |        |      Inc.      |    __________
      |       |     |                 |        |                |   | MIP, ILC,|
      |       |     | General Partner |        | General Partner|   |   CFG &  |
      |       |     |_________________|        |________________|   | Fastcom  |
      |       |              |                          |           |Investors |
      |       |              |  46%                     |           |__________|
      |       |              |                          |                 |
      |       |     _________|_________                 |                 |
      |  14%  |40% |  Datalinc, Ltd.   |                |                 |
      |_______|____|                   |                |                 |
                   |___________________|                |                 |
                             |                          |                 |
                             |  73%                     |                 |
                             |____________              |                 |
                             |      ______|______   1%  |             26% |
                             |     |Fastcom, Ltd.|______|_________________|
                             |     |_____________|
                             |
                      100%*  |
                     ________|________
                    |  Thrucomm, Inc. |
                    |_________________|








     * After mandatory conversion, the former Fastcom Investors and Other Equity Owners will own approximately 31% of Thrucomm, and the former Datalinc Investors and Other Equity Owners will own approximately 69% of Thrucomm, assuming a Conversion Value of $20 million and no further sale of equity.

                        SELECTED FINANCIAL INFORMATION
     The following tables set forth certain selected financial inform ation for Datalinc and Fastcom. the selected financial information is derived from and should be read in conjunction with the audited consolidated financial statements of Datalinc and of Fastcom and the related notes thereto included in this Consent Statement/Prospectus.
                                                DATALINC, LTD.
                                               (IN THOUSANDS)
                                                                  FOUR MONTHS
                                                                     ENDED
                           YEAR ENDED DECEMBER 31,                  APRIL 30,
              -----------------------------------------------    ---------------
              1992      1993      1994      1995      1996       1996     1997
              -----     -----     -----     -----     -----      -----    -----
STATEMENT OF OPERATIONS DATA:
Net access  $   508    $  895    $1,516    $ 1,702   $ 2,094    $  633   $  713
fees
Net equipment sales and
installation fees
              1,420     1,254     2,728        467     3,738       377      116
            -------    ------    ------    -------   -------    -------  ------
    Total     1,928     2,149     4,244      2,169     5,832     1,010      829
    revenue
OPERATING EXPENSES:
     Cost of hub access services
                703       847     1,101      1,171     1,349       402      470
     Cost of equipment sales and installation fees
              1,104     1,033     2,386        285     3,315       219       42
     Selling, general & administrative
                700       834       825        563       711       207      214
     Research and development, net of refund
                  0       223       (80)         0         0         0        0
     Depreciation and amortization
                560       469       397        327       473       158      127
     (Income) loss from affiliate
                  0         0       567       (147)      482       463      849
     Interest expense
                 33        31         8         97       159        56       44
            -------   -------    ------     ------   -------    ------   ------
Net loss    $(1,172)  $(1,288)   $ (960)    $ (127)  $  (657)   $ (495)  $ (917)
            =======   =======    ======     ======   =======    ======   ======
Earnings per share (a)
                -        -         -           -         -         -       -

BALANCE SHEET DATA:
Cash and cash equivalents
            $   109   $   524    $   11     $   78   $    25    $   18   $   42
Working capital (deficit)
               (255)      815        54       (538)   (1,022)     (884)  (1,740)
Total assets  2,308     2,645     1,882      3,132     3,042     2,407    2,195
Total debt obligations, less current portion
                114        33       208        424       730       304      222
Total partners' equity (deficit)
              1,301     2,090     1,130      1,004       347      (108)    (570)
Book value per share (a)
               -         -         -          -         -         -        -
(a) As Datalinc is a partnership, no earnings per share or book value per share amounts are presented.

                                                FASTCOM, LTD.
                                               (In thousands)

                      For the nine
                      months from
                      inception
                      through             YEAR ENDED           FOUR MONTHS
                      DECEMBER 31,        DECEMBER 31,        ENDED APRIL 30,

                          1994         1995      1996       1996       1997
                      -------------   --------  --------    --------   --------

STATEMENT OF OPERATIONS DATA:

Revenues                    -            -      $     69    $      5   $     91
 Expenses:
  Operating, general
  & administrative    $      253      $    654     1,306         263        795
  Research and development   309           278       365          26        138
  Depreciation & amortization  2            27       107          33        116
  Interest expense             2            11         7           0         23
                      -------------   --------  --------    --------   --------
Net loss              $     (566)     $   (970) $(1,716)    $   (317)  $   (981)
                      =============   ========  ========    ========   ========
Earnings per shares (a)     -             -        -            -          -


BALANCE SHEET DATA:

Cash and cash equivalents
                      $        1      $      0  $    12     $      5   $     17
Working capital(deficit)
                            (563)       (1,334)  (1,632)      (1,945)    (2,840)
Total assets                 125           205    1,028          569      1,865
Total debt obligations, less current portion
                               0             0      142            0        604
Total partners' deficit     (492)       (1,129)    (827)(b)   (1,384) (1,676)(b)
Book value per share (a)    -             -        -            -          -

(a) As Fastcom is a partnership, no earnings per share or book value per share amounts are presented.

(b) Net of $2,155,000 Mandatory Redeemable Partnership Interests of Fastcom's Series 200 Investors.

                                 RISK FACTORS
     THE REORGANIZATION AND THE BUSINESS TO BE CONDUCTED BY THRUCOMM SUBSEQ UENT TO THE CONSUMMATION OF THE REORGANIZATION INVOLVE CERTAIN ELEMENTS OF RISK. In addition to the other information contained in this Consent Statement/Prospectus, Datalinc Investors should review carefully the following considerations regarding the Reorganization and the business of Thrucomm in deciding whether to give their Consent for the Reorganization. Certain capitalized terms used in this section are defined elsewhere in this Consent Statement/Prospectus; cross references have been provided.

NO ASSURANCE OF MANDATORY CONVERSION EVENT

     The Preferred Stock is mandatorily convertible into shares of Thrucomm's Common Stock upon the earliest to occur of the following Mandatory Conversion
Events: (i) the completion of an Initial Public Offering of Thrucomm's Common Stock (the "IPO"); (ii) the sale of all or substantially all of the assets of Thrucomm (the "Sale"); (iii) the merger of Thrucomm into a non-affiliated entity, whereby Thrucomm is not the surviving entity (a "Merger") or (iv) the sale of one-third or more of the equity interest in Thrucomm, in a single transaction, to one or more investors (an "Investment"). In any Mandatory Conversion Event, the minimum Conversion Value of Thrucomm shall be not less than $20 million. Datalinc cannot predict when, if ever, a Mandatory Conversion Event will occur. Accordingly, there is no guarantee that the Partnerships' Investors or Other Equity Owners will receive any of the Underlying Shares of Thrucomm's Common Stock. If a Mandatory Conversion Event does not occur, the most likely reason will be that Thrucomm will not have obtained the additional capital necessary to further develop its business. If a Mandatory Conversion Event does not occur, the primary purpose of the Reorganization will not have been accomplished, Investors may not receive any return on their investment, and they will not have the right to initiate a liquidation of Thrucomm. If however a liquidation occurs and it involves a Sale, Investors will have the right to vote on the Sale.

RISK ASSOCIATED WITH A SALE OR MERGER EVENT

     In order to provide Investors with an opportunity to vote for or against a Sale or Merger, the Preferred Stock will be mandatorily convertible into Underlying Shares PRIOR to the Sale or Merger upon (i) the approval of a proposed Sale or Merger by the Board of Directors, and (ii) the execution of a Sale or Merger agreement that is conditioned upon shareholder approval. The number of Underlying Shares to be distributed in such an event will be based upon the aggregate consideration to be received as a result of the proposed Sale or Merger. However, in the event the Sale or Merger is not approved by the stockholders, the Preferred Stock will have already been converted into Underlying Shares based upon a proposed transaction that was never approved or consummated, and there shall be no further right to convert into Underlying Shares of Thrucomm.

     The Investors have received an opinion of Schifino & Fleischer, P.A., special counsel to Thrucomm, to the effect that, other than recapture of negative capital accounts, no gain or loss will be recognized by the Investors upon the receipt of the Preferred Stock and the eventual distribution of the Underlying Shares. However, depending upon the terms and conditions of the proposed Sale or Merger and the kind and nature of the consideration to be received in either transaction, some or all of the consideration to be received by the Investors for such Underlying Shares may be taxable. Since any Sale or Merger is conditioned upon shareholder approval, a new tax opinion would be required regarding the tax treatment of the kind and nature of the consideration to be received by Investors for the Underlying Shares.

NUMBER OF UNDERLYING SHARES OR OTHER CONSIDERATION NOT PRESENTLY ASCERTAINABLE

     The number of Underlying Shares that will be allocated to the Investors and Other Equity Owners cannot be ascertained until the occurrence of a Mandatory Conversion Event. The Mandatory Conversion Event will determine the Conversion Value of Thrucomm. In an IPO, the Conversion Value of Thrucomm will be based upon the amount of equity sold in the offering and the gross proceeds received therefor, and it may bear no relationship to Thrucomm's ultimate value or earning potential. However, because the ultimate holders of the Underlying Shares will have the right to vote for or against a Sale or Merger, in the event of a Sale or Merger the Preferred Stock shall be mandatorily convertible into shares of Thrucomm's Common Stock PRIOR to a Sale or Merger based upon the aggregate consideration to be received as a result of the proposed Sale or Merger. In the event that a majority of the holders of the Common Stock thereafter do not approve the proposed Sale or Merger, the number of Underlying Shares then outstanding will remain outstanding based upon the aggregate consideration that was proposed to be received as a result of that proposed Sale or Merger, and there shall be no further right to convert into Underlying Shares of Thrucomm.

     Because the actual number and value of the Underlying Shares that Invest-ors and Other Equity Owners may ultimately receive in a Mandatory Conversion is not presently ascertainable, there is no guarantee as to the value an Investor or Other Equity Owner will receive, if any, if the Datalinc Investors approve the Reorganization Agreement.

NO INDEPENDENT REPRESENTATIVE FOR THE DATALINC INVESTORS

     ICN, FMI and Thrucomm have established the relative allocation of the Co nversion Value of Thrucomm to Datalinc and Fastcom upon Mandatory Conversion as follows: (i) thirty percent (30%) to Datalinc and seventy percent (70%) to Fastcom, assuming a Conversion Value of $30 million; (ii) twenty-five percent
(25%) to Datalinc and seventy-five percent (75%) to Fastcom, assuming a Conversion Value of $60 million; and (iii) twenty percent (20%) to Datalinc and eighty percent (80%) to Fastcom, assuming a Conversion Value in excess of $60 million. In addition there are equations for establishing the Datalinc Value and the Fastcom Value at other Conversion Values of Thrucomm. In any event, the minimum Conversion Value shall be $20 million and the minimum Datalinc Value will be $9 million. The Fastcom Value will always be the difference between the Conversion Value of Thrucomm and the Datalinc Value. The method for allocating the Conversion Value of Thrucomm among Fastcom and Datalinc is based upon the business judgement and the conclusions of the General Partners, including the belief that most of any Conversion Value of Thrucomm in excess of $30 million is attributable to the business of Fastcom, rather than Datalinc. See "The Formula
- Determining the Values of Thrucomm, Datalinc and Fastcom."

     The General Partners did not engage an independent representative for th e Investors to determine the values of the Partnerships in the Formula for the following reasons: (i) the General Partners have obtained the opinion of Michael
T. Davis & Company, P. A., an independent certified public accountant, to the effect that the Formula is fair, from a financial point of view, to all Investors and that the distributions to Investors, pursuant to the terms of the Preferred Stock, are consistent with the terms of the Partnership Agreements;
(ii) Datalinc owns a significant percentage of Fastcom and will receive approximately 73% of the value the General Partners assigned to Fastcom; and
(iii) more than doubling of the Datalinc Value in the Formula, for comparison purposes, has no material effect on the Datalinc Investors' equity interest in Thrucomm. However, the Investors did not have the benefit of independent representation and it is possible that the Formula and other terms of the Reorganization may not be as favorable to the Investors as the terms that an independent representative might have obtained for them.

OPERATING LOSSES OF FASTCOM AND DATALINC; NEED FOR ADDITIONAL FUNDS AFTER REORGANIZATION; LIMITED ALTERNATIVE SOURCES OF FINANCING

     Fastcom has experienced continual operating losses since its incept ion, including a loss of $981,220 for the four months ended April 30, 1997. Datalinc has also experienced continual operating losses since its inception, including a loss of $917,188 for the four months ended April 30, 1997, which includes $849,220 of Fastcom's 1997 losses. In addition, Datalinc has guaranteed certain debt, most of which is due within one year. Datalinc has also provided significant funding for the development of Fastcom. These demands on Datalinc raise substantial doubt about its ability to continue as a going concern. Fastcom is a development stage enterprise which raises similar doubt about its ability to continue as a going concern. There can be no assurances that the business of Thrucomm after the Reorganization will operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Thrucomm will need additional funds to operate after the Reorga nization. Thrucomm anticipates that it will incur significant negative cash flow from its operations subsequent to the Reorganization. Additionally, there are only limited alternative sources of financing available to Thrucomm including funds generated from the Partnerships' operations, and debt obtained from the Partnerships' lender. Fastcom is undertaking a Series 300 offering to raise $2 million which will be used for working capital purposes. Although Thrucomm anticipates securing such funds in connection with a Mandatory Conversion Event, there is no assurance that a Mandatory Conversion Event will occur. If Thrucomm is not able to obtain additional funds or obtain such funds on terms and conditions acceptable to Thrucomm, the business of Thrucomm and in particular the development of the Network may be adversely affected. See "Business" and "Management's Discussion and Analysis of Datalinc's Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Management's Discussion and Analysis of Fastcom's Financial Condition and Results of Development."

ISSUANCE OF ADDITIONAL COMMON OR PREFERRED STOCK; DILUTION

     The Thrucomm Board is empowered, without stockholder approval, to issue authorized and unissued Common Stock and Preferred Stock, which Preferred Stock may have dividend, liquidation, conversion, voting or other rights which could adversely affect the rights of the Investors, including dilution through a reduction in the number of Underlying Shares issued to them upon Mandatory Conversion of the Preferred Stock. In the event of issuance, additional Preferred Stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change of control of Thrucomm.

     Thrucomm anticipates that it will need interim financing after the Reorg-anization and before a potential investmentby an institutional investor, venture capital firm or a public offering by an investment banking firm. Investors should expect a sale of equity by Thrucomm in exchange for bridge financing which will result in dilution to the Datalinc and Fastcom Investors.

    Fastcom has commenced an offering of its Series 300 Limited Partne rship Units to raise additional interim funds for working capital purposes. Thrucomm will issue in the Reorganization a share of its Preferred Stock, Series M, to Fastcom, which will result in dilution to all of the Fastcom Investors and Fastcom's Other Equity Owners except for Fastcom's General Partner, FMI, whose ownership is fixed by the Partnership Agreement at 1%. The effects of the Series 300 Units on a fully diluted basis are presented in the "Thrucomm Ownership Tables."

NO DIVIDENDS FROM THRUCOMM

     Thrucomm has never paid cash dividends on its Common Stock or Prefer red Stock and does not anticipate paying any cash dividends in the foreseeable future. Thrucomm intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its business following the Reorganization. See "The Proposed Reorganization - Operations after the Reorganization - Change in Organizational and Related Tax Status; Dividend Policy " and "Description of Thrucomm Securities - Dividend Policy."

INTEREST OF CERTAIN PERSONS IN THE REORGANIZATION

     The Boards of Directors of FMI and Thrucomm are comprised of the same six individuals, and five of such individuals, including John Kolenda, Mark Gianinni and David Patterson, comprise the Board of Directors of ICN.

     Pursuant to the Blue Chip Agreements by and among Blue Chip, ICN, John Kolenda, and Mark Gianinni, Messrs. Kolenda and Gianinni, who are also the sole stockholders of ICN, have agreed to vote their stock such that they and a designee of Blue Chip, which is an affiliate of Mr. Patterson, will comprise the majority of the Board of Directors of ICN. Blue Chip will be given the right to designate one member of the Board of Directors of Thrucomm. As such, these individuals will continue to control the business and affairs of the combined business of Thrucomm, Datalinc and Fastcom. Board members will directly or indirectly receive Preferred Stock as a result of the consummation of the Reorganization. See "Principal Stockholders of Thrucomm."

     In addition, pursuant to the Amended Blue Chip Agreements, among other provisions, Blue Chip has certain preferential rights, which affect, among other matters, the number of Underlying Shares to be issued to it upon conversion of the Preferred Stock, Series D and E, and certain registration rights for such Underlying Shares, and rights of first refusal to purchase equity interests offered by Thrucomm.

     Upon approval of the Reorganization Agreement by the Datalinc Investors, the current Management Agreements between Datalinc and ICN and between FMI and Fastcom will be terminated and replaced by employment agreements between Thrucomm and Messrs. Kolenda and Gianinni, pursuant to which they will receive compensation in an amount which is greater than that which they are currently receiving as a result of the Management Agreements. See "Management - Comparative Compensation Information." In addition, all Directors will be able to participate in Thrucomm's Incentive Stock Option Plans. See "Management - Incentive Stock Option Plans."

     All of the foregoing constitute conflicts of interest of the Direct ors in connection with the Reorganization and the continuation of the business of the Partnerships through Thrucomm after the Reorganization.

CHANGE IN ORGANIZATIONAL AND RELATED TAX STATUS

     Since their respective inceptions, the businesses of Datalinc and Fastco m have been operated as partnerships under the Internal Revenue Code. Upon the consummation of the Reorganization, the businesses of Datalinc and Fastcom will be operated in a single C corporation and will become subject to federal and state income taxes. Unlike distributions in the current Partnerships, dividends, if any, from Thrucomm, a corporation, will be subject to tax at the corporate level and at the individual shareholder level. See "Comparative Rights of Investors" and "Certain Tax Consequences of the Reorganization." However, upon the consummation of the Reorganization, but before the occurrence of a Mandatory Conversion Event, the Investors will remain limited partners of their respective Partnerships.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Mandatory Conversion, all Underlying Shares issued thereunder to Datalinc Investors and Fastcom Investors, who are not affiliates of Thrucomm, will be issued pursuant to Section 3(a)(9) of the Securities Act, and thus are immediately eligible for sale under Rules 144 and 145 of the Securities Act. Under Rules 144 and 145 of the Securities Act, affiliates of Thrucomm may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker, an amount equal to the greater of one percent of the issuer's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale.

     Under the terms of the Blue Chip Agreements, Blue Chip has certain regist ration rights for the Underlying Shares which it will receive upon Mandatory Conversion of the Series D and E Preferred Stock. The effect of registering such shares is that, subject to applicable law, such shares, when properly issued by Thrucomm, shall be freely tradeable securities.

NO MARKET FOR SECURITIES; VOLATILITY OF STOCK PRICE

     There is no market for the Preferred Stock or the Underlying Shares to be issued upon Mandatory Conversion thereof. It is not anticipated that there will be a market for the Preferred Stock.

     There can be no assurances that an established trading market will develo p for the Underlying Shares. The market price of the Underlying Shares could be subject to significant fluctuations in response to Thrucomm's operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that either have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Underlying Shares.

CERTAIN PROVISIONS OF THRUCOMM'S ARTICLES OF INCORPORATION

     Thrucomm's Articles of Incorporation provide, among other things, that o fficers and directors of Thrucomm will be indemnified to the fullest extent permitted under Florida law. In addition, Thrucomm has not opted out of the provisions of Sections 607.0901 and 607.0902 of the Florida Business Corporation Act and other laws relating thereto. Thrucomm will be subject to the anti-takeover provisions of Florida law which provide that certain transactions between Thrucomm and an "interested shareholder" or any affiliate or associate of an "interested shareholder" be approved by the affirmative vote of the holders of two-thirds of the voting shares, other than shares beneficially owned by the "interested shareholder." An "interested shareholder," is any person who is the beneficial owner of more than 10 percent of the outstanding shares of all classes or series of the corporation entitled to vote generally in the election of directors. Thrucomm will also be subject to the provisions of Florida law which provide for, subject to the approval of Thrucomm's shareholders, the denial of corporate control to an acquirer of "control shares" of an "issuing public corporation" acquired in a "control share acquisition," by extinguishing the voting rights of such shares, as such terms are defined under Section
607.0902 of the Florida Business Corporation Act. See "Comparison of Rights of Investors - Anti-takeover Provisions."

RELIANCE ON KEY PERSONNEL

     Thrucomm is substantially dependent upon the continued services and ma nagement experience of John Kolenda, Chairman of the Board of Directors, and Mark Gianinni, President. The loss of the services of Messrs. Kolenda or Gianinni could have a material adverse effect upon Thrucomm. Datalinc carries "key man" life insurance policies in the amount of $2,000,000 on Mr. Gianinni and $1,000,000 on Mr. Kolenda, which will be transferred to Thrucomm in connection with the Reorganization. See "Management."

CONTROL BY CERTAIN STOCKHOLDERS

     Presently and after the Effective Time of the Reorganization, all out-standing voting securities of Thrucomm will be owned by Datalinc. The power to vote such securities rests entirely with the Board of Directors of ICN. By virtue of the foregoing and the terms of the Blue Chip Agreement, until the Preferred Stock is converted and the Underlying Shares are distributed, Messrs. Kolenda, Gianinni and Patterson will be able to effectively control the election of the Board of Directors of Thrucomm and thereby direct its policies.

CERTAIN RISKS RELATED TO THE BUSINESS OF THRUCOMM AFTER THE REORGANIZATION

     The business operated by Thrucomm after the Reorganization will be subjec t to the same risks as the businesses currently operated by Datalinc and Fastcom prior to the Reorganization, including those set forth below.

     TECHNOLOGICAL OBSOLESCENCE

          The communications industry has recently experienced significant changes and technological developments. Such technological progress may result in the development of techniques and equipment newer or more advanced than that used by Fastcom. In the event of such technological advances, the equipment and software used by Fastcom may become, to some extent, less efficient in providing services.

     COMPETITION

          Thrucomm will compete with many providers of data communicatio n services, most of which are larger and more established, experienced and better financed than Thrucomm. Those firms may be able to develop new products or communications systems superior to those of Thrucomm, which could place Thrucomm at a significant competitive disadvantage.

     GOVERNMENTAL REGULATION

          Thrucomm's operations will be subject to regulation by the Federal Comm unications Commission. See "Business - Government Regulation." There is no assurance that the requirements to comply with existing or future laws, statutes and regulations will not adversely affect the business and operations of Thrucomm.

                              THE REORGANIZATION

BACKGROUND OF THE REORGANIZATION

     The current business strategy of Fastcom is to finish the develo pment of the technology of the Network, to continue its marketing activities for the Network, and to begin to deploy multiple sites in limited geographic areas. Both Datalinc and Fastcom have experienced continual losses since their inceptions, and additional capital is needed to implement the Partnerships' business plans. Investment bankers and other investment professionals with whom the Partnerships have recently discussed alternatives for additional liquidity have advised the Partnerships that the complementary businesses of Datalinc and Fastcom should be combined into a single corporate structure. Traditionally, corporations have had greater success raising capital than partnerships. The consolidation and reorganization of the Partnerships into a corporation should enhance the Partnerships'ability to raise some or all of their needed capital from institutional investors, venture capital firms and investment bankers, or a capital infusion by a strategic partner.

     The potential for growth in the wireless data communications indust ry, and therefore the potential for future profitability of the Network and the Hub, are the primary reasons for rejecting a liquidation. Moreover, on a book value basis, a liquidation at this time would result in no return to Investors or Other Equity Owners of the Partnerships. See "The Proposed Reorganization - Reasons for the Reorganization" and "Recommendation of the Datalinc General Partner."

THE REORGANIZATION AGREEMENT

     The following is a brief summary of certain terms and provisions of the Reorganization Agreement. This summary does not purport to be complete, and it is qualified in its entirety by reference to the Reorganization Agreement, which is attached to this Consent Statement/Prospectus as Appendix A and is incorporated herein by reference. All Investors are urged to read the Reorganization Agreement in its entirety. The Reorganization was initiated by the General Partners of Fastcom and Datalinc and by the Board of Directors of Thrucomm, all of which participated in structuring this transaction.

     THE REORGANIZATION

     Thrucomm, Fastcom and Datalinc have entered into a Reorganizati on Agreement that provides for the consolidation of the businesses of Datalinc and Fastcom, and the reorganization of the Partnerships (as set forth below) into a single corporate entity, for reasons including the completion of the technology of the Network, and the facilitation of the ability to obtain the additional capital needed to develop the complimentary businesses of Datalinc and Fastcom. As soon as practicable after the Effective Time, Datalinc and Fastcom shall transfer all of their rights, title and interests in the assets and liabilities of the Partnerships to Thrucomm. In exchange therefor, Datalinc will receive one
(1) share of each series of Thrucomm's Preferred Stock, Series A-G, and Fastcom will receive one (1) share of each series of Thrucomm's Preferred Stock, Series H-P. The Preferred Stock will be held by the Partnerships, and the Datalinc and Fastcom Investors shall remain Limited Partners in Fastcom and/or Datalinc. Whereas Datalinc currently owns the only outstanding share of Thrucomm's Common Stock, Thrucomm will remain a 100% controlled subsidiary of Datalinc and Datalinc's sole other asset will be the Preferred Stock, Series A-G. Fastcom's sole asset will be the Preferred Stock, Series H-P. Datalinc and Fastcom will cease operations of the Hub and the Network, and Thrucomm will continue the Partnerships' former businesses under a single corporate management.

     Fastcom and Datalinc will hold the Preferred Stock until the occurrence o f a Mandatory Conversion Event, at which time the Preferred Stock will be converted into the Underlying Shares of Thrucomm's Common Stock. Following a Mandatory Conversion, Datalinc and Fastcom will commence dissolution of the Partnerships and the Underlying Shares shall be distributed to the Investors and Other Equity Owners. Upon dissolution of the Partnerships and the distribution of the Underlying Shares, Datalinc's and Fastcom's Investors will become shareholders of Thrucomm.

     CONDITIONS PRECEDENT TO THE REORGANIZATION

     The respective obligations of Datalinc, Fastcom and Thrucomm to effect th e Reorganization are subject to a number of conditions, unless waived, to the extent legally permitted. Such conditions include: (i) the Reorganization shall have been approved and adopted by the requisite vote of Datalinc Investors; (ii) the Registration Statement, of which this Consent Statement/Prospectus form a part, shall have become effective and no stop order suspending such effectiveness shall have been issued and remain in effect; (iii) no preliminary or permanent injunction or other order or decree by any federal or state court or any action by any state or federal governmental agency preventing the consummation of the Reorganization shall have been issued or taken and remain in effect; and (iv) all consents, orders and approvals legally required shall have been obtained and be in effect at the Effective Time.

     RIGHT TO TERMINATE, AMEND OR WAIVE CONDITIONS

     The Reorganization Agreement provides that it may be terminated: (i) at any time by the mutual consent of the Parties; (ii) unilaterally by any of the Parties if the Reorganization has not been consummated prior to December 31, 1997, unless such date is extended by mutual consent of the Parties; or (iii) unilaterally by any of the Parties, if any Party is unable to satisfy any of its pre-closing covenants and obligations under such Reorganization Agreement. Subject to compliance with applicable law, the Reorganization Agreement may be amended at any time prior to or after its approval by the Investors by a written agreement executed by all of the Parties. However, the provisions relating to the Formula may not be amended after the Effective Time in a manner to reduce or modify in any material respect the Formula or the terms of the Preferred Stock without the further approval of Investors entitled to vote thereon.

     APPRAISAL RIGHTS

     Datalinc and Fastcom Investors are not entitled to appraisal or similar r ights under Florida law or the Partnership Agreements in connection with the Reorganization. Neither have the Parties voluntarily accorded rights of appraisal to Investors under the Reorganization Agreement or otherwise. Accordingly, the approval of the Reorganization by a Majority Vote of the Datalinc Investors will be binding on all Datalinc Investors. The approval of the Reorganization by Datalinc on behalf of Fastcom is binding on all Fastcom Investors. After the Reorganization however, Investors will have appraisal rights under Florida law in the event of a Sale or Merger. See "The Reorganization - of Appraisal Rights."

     ACCOUNTING TREATMENT

     It is intended that the Reorganization will be accounted for as transacti on among parties considered to be under common control treated similar to a pooling of interest except for Fastcom's Series 100EA Units, which are treated as a purchase. Accordingly, historical cost basis is used for all Datalinc Investors and Datalinc's interest in Fastcom. The historical basis of the Fastcom Series 100EA Investors have been stepped up to fair market value to reflect the purchase method on these minority interests in Fastcom. Fastcom's General Partner believes that the equity interests of the Series 100 Units, Series 200 Units and CFG's Options are recorded at historical basis and reflect fair value.

     EXPENSES

     The Reorganization Agreement provides that, whether or not the Reorgani zation is consummated, all expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be borne equally by Datalinc and Fastcom.

OPERATIONS AFTER THE REORGANIZATION

     OPERATING AND INVESTMENT STRATEGIES

     It is not anticipated that there will be any material change in the opera ting or investment strategies, including those with respect to borrowings, of Datalinc or Fastcom before the Reorganization and Thrucomm after the Reorganization. Fastcom has experienced continual operating losses since its inception, including a loss of $981,220 for the four months ended April 30, 1997. Datalinc has also experienced continual operating losses since its inception, including a loss of $917,188 for the four months ended April 30, 1997, which includes $849,220 of Fastcom's 1997 losses. There can be no assurances that the business of Thrucomm after the Reorganization will operate profitably. There will be no change in Thrucomm's current directors or executive officers. See "Management" for information as to the executive officers and directors of Thrucomm. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     NEED FOR ADDITIONAL FUNDS AFTER REORGANIZATION; ALTERNATIVE SOURCES OF FINANCING

     Thrucomm will need additional funds to continue operations subsequent t o the closing of the Reorganization. Thrucomm anticipates that it will incur significant negative cash flow from operations after the Reorganization. Other than funds generated from the operation of the business and any funds available from outside lenders, Thrucomm's sources of financing are presently limited and the Reorganization has been proposed to enhance the Partnerships' abilities to secure additional financing. It is anticipated that at least $5.5 million must be raised from alternative financing sources in order to continue operations at Thrucomm through December 1997. This estimate of additional funds is based on the $4.6 million working capital deficit at April 30, 1997 and the debt that is due from September 1997 to December 1997. With the potential funds to be received from the Partnership's lender, Blue Chip and the projected Series 300 offering, the latest time that these additional funds could be received is December 1997. If these funds are not received, the Partnerships must find alternative or additional sources of funds or liquidate the Partnerships or Thrucomm.

     Although Thrucomm anticipates securing such funds in connection with a Mandatory Conversion Event, there is no assurance that a Mandatory Conversion Event will occur. However, the Board of Directors of Thrucomm believe that the acquisition of additional financing will be facilitated by the Reorganization, and that the failure to effect the Reorganization could have a material adverse effect on the ability to develop the Network. If Thrucomm is not able to obtain additional funds or obtain such funds on terms and conditions acceptable to it, the business of Thrucomm and, in particular the development of the Network, may be adversely affected. See "Risk Factors," "Business" and "Management's Discussion and Analysis of Datalinc's Financial Condition and Results of Operations" and "Management's Discussion and Analysis of Fastcom's Financial Condition and Results of Development."

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

     CONFLICTS OF GENERAL PARTNERS AND THE BOARD OF DIRECTORS OF THRUCOMM

     In considering the recommendation of the Directors of ICN, FMI and Thru comm, Investors should be aware that the Directors have personal financial interests in the Reorganization. The Board of Directors of Thrucomm and FMI are composed of the same individuals: John Kolenda, Mark Gianinni, Joseph Bert, Z. David Patterson, R. Brandon Harrison, and Vincent Rinaldi. The Board of
Directors of ICN is composed of five of the same Directors; Mr. Rinaldi, excepted. See "Certain Relationships."

     The determination of the Formula, especially the allocation of the Conve rsion Value of Thrucomm into the Datalinc Value and the Fastcom Value, and the terms of the Preferred Stock were made by the Boards of ICN, FMI and Thrucomm, and their determination involves inherent conflicts of interest. As General
Partners, ICN and FMI owe fiduciary duties to the Partnerships and the Investors. While the General Partners believe that they have fulfilled these obligations in their determination of the Formula and the terms of the Preferred Stock, which are supported in part by the Fairness Opinion of Michael Davis & Company, P.A., no degree of objectivity or professional competence can eliminate the inherent conflicts of interest.

     Certain members of the Partnerships' management and of the Board of Dir ectors of ICN may be deemed to have interests in the Reorganization in addition to their interests, if any, as equity owners of the Partnerships generally. These interests include, among others, (i) management fees shall be replaced with employment agreements; (ii) all of the members of the Boards of Directors of ICN and FMI are directors of Thrucomm; and (iii) provisions to indemnify present and former directors, officers and agents of Thrucomm from and after the Reorganization against certain liabilities arising prior to the Reorganization to the fullest extent permitted under Florida law, the Thrucomm articles, and the Thrucomm By-laws.

     BLUE CHIP/DATALINC CORPORATION

     Blue Chip, a Delaware corporation, was initially organized as an Ohio c orporation in February 1992, for the sole purpose of providing financing to Datalinc. On April 30 and September 1,1993, Datalinc, ICN, and Messrs. Kolenda and Gianinni, entered into agreements with Blue Chip, pursuant to which Blue Chip agreed to purchase one hundred eighty (180) of Datalinc's Series 300E1 Limited Partnership Units, and two hundred (200) Series 300E2 Limited Partnership Units. Under the Blue Chip Agreements, Blue Chip received certain rights, interests, and preferences, in addition to those it holds as an Investor in the Series 300E1 and the Series 300E2 Units.
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
     Pursuant to the Blue Chip Agreements, Blue Chip shall be entitled to receive from ICN a return on its investment equal to three times the amount of its total Capital Contribution of $1,900,000. In the event the aforementioned condition was not satisfied by December 31, 1996 (which it was not), Blue Chip shall be entitled to receive from ICN in lieu of an amount equal to three times its investment, an amount equal to an average of 35% per annum rate of return on Blue Chip's Capital Contribution, less any distributions, plus Blue Chip's Capital Contribution, which totals in excess of $6,000,000, as of May 1, 1997. Blue Chip has provided ICN with a letter extending the Blue Chip Agreements. ICN has agreed to escrow certain Distributions otherwise payable to ICN as an assurance that Blue Chip will receive the specified return on its investment. Blue Chip's return on its Capital Contribution is payable solely from ICN's Distributions and not out of Distributions reserved to the Investors. In addition, ICN has agreed to certain restrictions on its right to transfer its interest in Datalinc. Messrs. Kolenda and Gianinni have agreed to elect a nominee of Blue Chip to the Board of Directors of ICN and they have agreed to certain restrictions on their right to transfer their stock in ICN, and to certain employment restrictions. Blue Chip has been granted certain registration rights in the event Datalinc or its successor should register its securities under the Securities Act, and certain rights of first refusal to purchase interests in Datalinc and ICN. As of August, 1997 the Blue Chip Agreements have been amended to add Thrucomm as a party. In effect, the Blue Chip Agreements are binding on Thrucomm, including Blue Chip's right to elect one director to Thrucomm's Board of Directors.

     In August 1997, Datalinc negotiated with its bank for an additional $ 500,000 line of credit which will be guaranteed by Blue Chip, with related parties of Datalinc and Fastcom. As part of this transaction, Blue Chip is entitled to an $8,000 consulting fee, which fee is payable in October 1997. In the event Blue Chip's guarantee is not fully discharged by October 31, 1997, Blue Chip will be entitled to monthly consulting fees of $3,000 per month beginning in November, 1997. Also if the guarantee is not fully discharged, Blue Chip is entitled to receive warrants to purchase a .5% interest in Thrucomm for a nominal exercise price within three years. Under the terms of the guarantee, Datalinc can borrow, without prior Blue Chip approval, up to $300,000 on its line of credit, which funds can only be used for monthly operating expenses. Due to delays in completing the guarantee, Datalinc has borrowed $250,000 from Blue Chip which shall be repaid when the line of credit is in place.

     Blue Chip's combined interests in Datalinc, after preferred distribution , represents approximately 14% of the ownership interests and 29% of the voting power of Datalinc. Blue Chip intends to consent to the Reorganization. Z. David Patterson, Blue Chip's President, serves on the Board of Directors of ICN, FMI and Thrucomm.

     CERTIFIED FINANCIAL GROUP, INC.

     CFG was engaged to sell limited partnership interests of Datalinc in connection with Datalinc's private offerings of its Series 200, 300, 300E1 and 300E2 Limited Partnership Units. Similarly, CFG was engaged as the broker/dealer for the private placement of Fastcom's Series 100 and Series 200 Limited Partnership Units. In consideration of such services to Datalinc and Fastcom, CFG received options to acquire an aggregate 4% limited partnership interest in Datalinc from ICN for $1 (the "Datalinc Option"), and an aggregate 2.171% limited partnership interest in Fastcom from Datalinc for $240,000 (the "Fastcom Option" and collectively, the "CFG's Options"). The CFG Options are for limited partnership interests in the Partnerships from the interests of ICN and

Datalinc. The Datalinc Option is not dilutive of the limited partnership interests of Datalinc's Investors and the Fastcom Option is not dilutive of the limited partnership interests of Fastcom's Investors. Joseph F. Bert, President of Certified Financial Group, Inc., the parent and sole stockholder of CFG, serves on the Board of Directors of ICN, FMI and Thrucomm. CFG has indicated that it will consent to the Reorganization. See "Equity Ownership of the Partnerships" and "The Formula - CFG Units") for more information regarding CFG and its Options.

     INFORMATION LEASING CORPORATION

     In November of 1995, Datalinc and Fastcom agreed (the "ILC Agreement") to enter into a master leasing agreement ("MLA") with ILC. Under the MLA, ILC leases to Fastcom and Datalinc certain Network equipment, including radio equipment and personal earth stations. Fastcom and Datalinc enter into integrated service agreements with their customers pursuant to which they sublease such Network equipment listed on the lease schedule and provides integral services to the customer based on its use of certain Hub access equipment. The Partnerships conditionally assign the integrated service agreements to ILC or ILC's lender and ILC conditionally assigns certain rights under MLA to the lender, if any. The customer is directed to make one periodic payment, which covers both the equipment and the services, to ILC or the lender, which will act as a paying agent. The paying agent in turn distributes the lessee's payment, as agreed between the parties, and retains the portion allocable to amortize ILC's recourse or non-recourse debt on the equipment, or pays it to ILC as appropriate. In addition, the ILC Agreement provides that Fastcom will grant ILC one position on the Board of Directors of FMI. The number of directorships that ILC will have the right to hold is subject to increase if necessary to maintain its initial representation on the Board. ILC was also granted the right to receive an equity interest in Fastcom, or its successors, equal to .905% of the total equity of Fastcom for the first $1 million of equipment financed under ILC leases, and an additional .4525% for each $3 million of equipment financed thereafter, up to a total of 4.525% of the equity of Fastcom. No equity will be earned if less than $1 million of lease financing is provided, but after the $1 million level is reached in lease financings, additional equity will be given to ILC on a pro rated basis at the .4525% rate for each $3 million. As of April 30, 1997, ILC had acquired a .905% equity interest in Fastcom. ILC's interest is dilutive of Fastcom's Investors and Datalinc's interest in Fastcom.

     ILC was acquired in a stock-for-stock acquisition by Provident Ba ncorp, Inc. of Cincinnati, Ohio, in December, 1996. Vincent Rinaldi, the former owner of 50% of ILC, has remained with ILC serving as its President and Chief
Executive Officer. Pursuant to the ILC Agreement, Mr. Rinaldi serves as a director of Thrucomm and Fastcom.

                     EQUITY OWNERSHIP OF THE PARTNERSHIPS

     The following is a summary of the equity interests of the various Investors and Other Equity Owners of Datalinc and Fastcom, before giving effect to the Reorganization. Certain capitalized terms used herein are defined in the Confidential Private Placement Memorandums provided to the Datalinc Investors in connection with their subscriptions for Datalinc's Series 100, 200, 300, 300E1 and/or 300E2 Limited Partnership Units, in the Confidential Private Placement Memorandums provided to the Fastcom Investors in connection with their subscriptions for Fastcom's Series 100, 100EA, 200 and 300 Limited Partnership

Units and in the Amended Agreement of Limited Partnership of Datalinc, Ltd., the Amended and Restated Agreement of Limited Partnership of Fastcom, Ltd. (singularly, Datalinc's or Fastcom's "Partnership Agreement," and collectively, the "Partnership Agreements"), and as defined in the Fastcom, Ltd. Management Incentive Plan. The descriptions in this Consent Statement/Prospectus with respect to the aforementioned documents are not designed to be complete and are therefore qualified in their entirety by reference to the respective documents. See "The Formula - Determining the Values of Thrucomm, Datalinc and Fastcom" and "Thrucomm Ownership Tables" for information regarding the equity interests of the Investors and Other Equity Owners after Reorganization and Mandatory Conversion.

THE DATALINC INVESTORS

     SERIES 100 UNITS

     On December 31, 1989, Datalinc completed an offering of $1,632,000 o f its Series 100 Limited Partnership Units (17 units) (Datalinc's "Series 100 Units"), to finance the development of the Cincinnati Hub (Datalinc's "Series 100
Offering"). Investors in the Series 100 Offering (Datalinc's "Series 100 Investors") are entitled to receive a 10% per annum, cumulative, non-compounded Preferred Return on their Adjusted Capital Investment, commencing December 31, 1991, the Closing Date of the Series 200 Offering. The term Adjusted Capital Investment means an Investor's total cash Capital Contributions to Datalinc, less all Distributions of any kind from Datalinc. In addition, the Series 100 Investors are entitled to 37.85% of any Distributions from Cash Flow, Sale Proceeds and Refinancing Proceeds of Datalinc, until they have received
Distributions of any type in an amount equal to their total cash Capital Contributions, plus their aggregate Preferred Return ($2,502,400 as of May 1,
1997). Thereafter, the Series 100 Investors shall receive 18.921% of any Distributions from Datalinc. As of the date of this Prospectus, there have not been any Distributions to any of Datalinc's Investors or Other Equity Owners. Series 100 Investors presently control 37.85% of the voting power of the Datalinc Investors. Series 100 Investors will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series A (the "Series A Preferred Stock").

     SERIES 200 UNITS

     On December 31, 1991, Datalinc completed an offering of $1,142,500 of its Series 200 Limited Partnership Units (228.5 units) (Datalinc's "Series 200
Units"), to finance completion of the Cincinnati Hub (Datalinc's "Series 200 Offering"). Investors in the Series 200 Offering (Datalinc's "Series 200 Investors") are entitled to receive a 10% per annum, cumulative, non-compounded Preferred Return on their Adjusted Capital Investment, which accrues from November 18, 1991, the date that escrow was broken on the Series 200 Offering. In addition, Series 200 Investors are entitled to 17.28% of any Distribution from Cash Flow, Sale Proceeds and Refinancing Proceeds of Datalinc, until they have received Distributions of any type in an amount equal to their total cash Capital Contributions, plus their aggregate Preferred Return ($1,765,423 as of May 1, 1997). Thereafter, the Series 200 Investors shall receive 8.642% of any Distributions from Datalinc. Series 200 Investors presently control 17.28% of the voting power of the Datalinc Investors. Series 200 Investors will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series B (the "Series B Preferred Stock").

     SERIES 300 UNITS

     On December 31, 1992, Datalinc completed a partial offering of $717,500 of its Series 300 Limited Partnership Units (143.5 units) (Datalinc's "Series 300 Units"), to finance marketing efforts for the Cincinnati Hub, as well as the investigation of the Network (Datalinc's "Series 300 Offering"). Investors in the Series 300 Offering (Datalinc's "Series 300 Investors") are entitled to receive an 8% per annum, cumulative, non- compounded Preferred Return on their Adjusted Capital Investment, commencing September 16, 1992, the date that escrow was broken on the Series 300 Offering. In addition, the Series 300 Investors are entitled to receive 10.86% of any Distribution from Cash Flow, Sale Proceeds and Refinancing Proceeds of Datalinc, until they have received Distributions of any type in an amount equal to their total cash Capital Contributions, plus their aggregate Preferred Return ($982,942 as of May 1, 1997). Thereafter, the Series 300 Investors shall be entitled to receive 5.429% of any Distributions from Datalinc. Series 300 Investors presently control 10.86% of the voting power of the Datalinc Investors. Series 300 Investors will receive, upon Mandatory Conversion, Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series C (the "Series C Preferred Stock").

     SERIES 300E1 UNITS

     On July 1, 1993, Datalinc completed an offering of $1,207,500 o f its Series 300E1 Limited Partnership Units (241.5 units) (Datalinc's Series 300E1 Units"), to finance marketing efforts of the Cincinnati Hub, as well as the investigation of the Network (Datalinc's "Series 300E1 Offering"). Investors in the Series 300E1 Offering (Datalinc's "Series 300E1 Investors") are entitled to receive an 8% per annum, cumulative, non- compounded Preferred Return on their Adjusted Capital Investment, which accrues from the first day of the month following acceptance of their individual Subscription Agreements. In addition, Investors in the Series 300E1 Offering are entitled to receive 18.27% of any Distributions from Cash Flow, Sale Proceeds and Refinancing Proceeds of Datalinc, until they have received Distributions of any type in an amount equal to their total cash Capital Contributions, plus their aggregate Preferred Return (approximately $1,585,850 as of May 1, 1997). Thereafter, the Series 300E1 Investors shall be entitled to receive 9.137% of any Distributions from Datalinc. Series 300E1 Investors presently control 18.27% of the voting power of the Datalinc Investors. Blue Chip owns 180 units or 74.534% of the Series 300E1 Units. Series 300E1 Investors will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series D (the "Series D Preferred Stock").

     SERIES 300E2 UNITS

     On December 1, 1993, Datalinc completed an offering of $1,040,000 o f its Series 300 Limited PartnershipUnits (208 units) (Datalinc's Series 300E2 Units"), to finance marketing efforts of the Cincinnati Hub, and the investigation of the Network (Datalinc's "Series 300E2 Offering"). Investors in the Series 300E2 Offering (Datalinc's "Series 300E2 Investors") are entitled to receive an 8% per annum, cumulative, non- compounded Preferred Return on their Adjusted Capital Investment, which accrues from the first day of the month following acceptance of their individual Subscription Agreements. In addition, Series 300E2 Investors have the right to receive 15.74% of any Distributions from Cash Flow, Sale Proceeds and Refinancing Proceeds of Datalinc, until they have received Distributions of any type in an amount equal to their total cash

Capital Contributions plus their aggregate Preferred Return (approximately $1,345,067 as of May 1, 1997). Thereafter, they will be entitled to 7.871% of any Distributions from Datalinc. Series 300E2 Investors presently control 15.74% of the voting power of the Datalinc Investors. Blue Chip owns 200 units or
96.154% of the  outstanding  Series 300E2 Units.  Series  300E2  Investors  will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series E (the "Series E Preferred Stock").

DATALINC'S OTHER EQUITY OWNERS

     CFG'S OPTION

     Assuming CFG exercises the Datalinc Option, CFG will entitled to receive 4% of any Distribution from Cash Flow, Sale Proceeds and Refinancing Proceeds of Datalinc, after the Datalinc Investors have received their respective Capital Contributions and Preferred Returns. To the extent that one Series of Datalinc Investors has received a return of all its cash Capital Contributions, plus Preferred Return, Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds to such Series will be reduced by one-half, and CFG shall be entitled to receive 8% of the remaining amount, in order to give effect to the 50/50 distribution ratio that comes into effect following the return of cash Capital Contributions and the payment of the Preferred Returns to all Datalinc Investors. CFG will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series F (the "Series F Preferred Stock").

     ICN

     ICN, the General Partner of Datalinc, is entitled to receive 46% of any D istribution from Cash Flow, Sale Proceeds and Refinancing Proceeds of Datalinc, after the Datalinc Investors have received their respective Capital Contributions and Preferred Returns. To the extent that one Series of Datalinc Investors has received a return of all its cash Capital Contributions, plus Preferred Return, Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds to such Series will be reduced by one-half, and the General Partner shall be entitled to receive 92% of the remaining amount, in order to give effect to the 50/50 distribution ratio that comes into effect following the return of cash Capital Contributions and the payment of the Preferred Returns to all Datalinc Investors. The General Partner will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series G (the "Series G Preferred Stock").

THE FASTCOM INVESTORS

     SERIES 100 UNITS

     On March 31, 1996, Fastcom completed an offering of $445,000 of its Serie s 100 Limited Partnership Units, (44.5 units), (Fastcom's "Series 100 Units") to finance the development of the Network (Fastcom's "Series 100 Offering"). Investors in the Series 100 Offering (Fastcom's "Series 100 Investors") are entitled to a 15% per annum, cumulative, non-compounded Preferred Return on their Adjusted Capital Investment, which accrues from March 31, 1996, the Closing Date of the Series 100 Offering. The right to receive a Preferred Return shall terminate if, within three years from the Closing Date of the Series 100 Offering, Fastcom or a successor entity, such as Thrucomm, has done either of


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the following:  (i) made aggregate  Distributions  of any kind to the Series 100
Investors in an amount equal to their Adjusted Capital Investment, or (ii) has completed a successful public offering (a "Cut-Off Event").

     Fastcom's Series 100 Investors are entitled to 100% of any Distribution s from Cash Flow, Sale Proceeds, and Refinancing Proceeds, until they have received an amount equal to their cash Capital Contribution plus the aggregate Preferred Return, if and when such Preferred Return is payable. Following the return of total cash Capital Contributions to all of the Fastcom Investors, plus Preferred Return, if any, and after Fastcom has paid all of the Initial Distributions, as defined below, to its Other Equity Owners, the Series 100 Investors shall be entitled to receive 2.013% of any Distributions of Cash Flow, Sale Proceeds, and Refinancing Proceeds of Fastcom. As of the date of this Prospectus, there have not been any Distributions of any kind to any Fastcom Investors or Other Equity Owners.

     If Fastcom or its successor makes a successful public offering by March 31, 1999, but the market value of the securities owned by the Series 100 Investors is less than their Adjusted Capital Investment ($445,000 as of May 1, 1997), the Series 100 Investors shall be entitled to receive securities with a first priority dividend and/or with such other payment preferences as may be necessary to ensure that they recoup the shortfall between the public offering price and their Adjusted Capital Investment. In addition, the Series 100 Investors are entitled to a minimum guaranteed return on their investment ("Minimum Guaranteed Return"), which is measured as a 30% discount on the value of Fastcom in the event of an IPO. Any adjustment in the equity interest of the Series 100 Investors, shall result in a corresponding decrease in Datalinc's equity interest in Fastcom. The Series 100 Investors will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series H (the "Series H Preferred Stock").

     SERIES 100EA UNITS

     Fastcom issued its Series 100EA Limited Partnership Units (11.125 unit s) (Fastcom's "Series 100EA Units") as a bonus to its Series 100 Investors, in a ratio of .25 of a Series 100EA Unit for each Series 100 Unit purchased in its Series 100 Offering. After the Series 100 Investors have received the return of their total cash Capital Contributions and Preferred Return, if any, they shall be entitled to 100% of the next Distributions of any type from Cash Flow, Sale Proceeds, and Refinancing Proceeds, until they have received an amount equal to 25% of the cash Capital Contributions of the Series 100 Units. Following the return of total cash Capital Contributions to all of the Fastcom Investors, plus Preferred Return if any, and after Fastcom has paid all of the Initial Distributions, as defined below, to its Other Equity Owners, the Series 100EA Units shall be entitled to .503% of any subsequent Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds of Fastcom. The Series 100EA Units will be converted, upon Mandatory Conversion, into the Underlying Shares of
Thrucomm's Mandatory Convertible Preferred Stock, Series I (the "Series I Preferred Stock").

     SERIES 200 UNITS

     On September 30, 1996, Fastcom completed an offering of $2,155,000 o f its Series 200 Limited Partnership Units, (215.5 units), (Fastcom's "Series 200 Units") to finance the development of the Network (Fastcom's "Series 200

Offering"). Investors in the Series 200 Offering (Fastcom's "Series 200 Investors") are not entitled to a Preferred Return. After Fastcom's Series 100 Investors have received a return of their total cash Capital Contributions, plus Preferred Return, if any, and after they have also received an additional amount equal to 25% of the cash Capital Contributions of the Series 100 Units as a return on their 100EA Units, the Series 200 Investors shall be entitled to 100% of any Distributions from Cash Flow, Sale Proceeds and Refinancing Proceeds, until they have received an amount equal to their total cash Capital Contribution of $2,155,000. After the Fastcom Investors have received the return of their respective Capital Contributions, Preferred Return, if applicable, and payment on the Series 100EA Units, and after Fastcom has paid all of the Initial Distributions, as defined below, to its Other Equity Owners, the Series 200 Investors shall be entitled to receive 10.832% of any subsequent Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds of Fastcom.

     Similarly to the Series 100 Investors, the Series 200 Investors ar e entitled to a Minimum Guaranteed Return on their investment, which is measured as a 30% discount on the value of Fastcom in the event of an IPO. Any adjustment in the equity interest of the Series 200 Investors, shall result in a corresponding decrease in Datalinc's equity interest in Fastcom. The Series 200 Investors also have an option (the "Mandatory Redemption Option") to require Fastcom and/or Datalinc to repurchase any or all of their Series 200 Units on December 31, 2000, if they have not received Distributions of any type in an amount equal to their total cash Contribution by such date, in an amount equal to their Adjusted Capital Investment. The Series 200 Investors will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series J (the "Series J Preferred Stock").

     SERIES 300 UNITS

     In July 1997, Fastcom commenced an offering of $2,000,000 of its Series 3 00 Limited PartnershipUnits, (200 units), (Fastcom's "Series 300 Units") for working capital purposes including payables and retiring bank debt (Fastcom's "Series 300 Offering"). After the Fastcom Investors, including the Series 300 Investors, have received the return of their respective Capital Contributions, Preferred Returns and payments as described above, and after Fastcom has paid all of the Initial Distributions, as defined below, to its Other Equity Owners, assuming the sale of all Series 300 Units, the Series 300 Investors shall be entitled to receive 9.524% of any subsequent Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds of Fastcom. The Series 300 Units will be converted, upon Mandatory Conversion, into Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series K (the "Series K Preferred Stock").

FASTCOM'S OTHER EQUITY OWNERS

     DATALINC

     Datalinc shall be entitled to any Distributions of Fastcom after Invest ors in the Series 100, Series 200 and Series 300 Units have received the return of their respective Capital Contributions, Preferred Return, if applicable, and payment on the Series 100EA Units. Thereafter, Datalinc shall be entitled to 100% of any Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds of Fastcom, until it has received $14,248,099 (Datalinc's "Initial

Distribution"), an amount equal to: (i) the aggregate cash Capital Contributions of the Fastcom Investors, $4,600,000; (ii) divided by 22.872%, which is the sum of the equity interests of the Fastcom Investors, after the return of their cash Capital Contributions, plus Preferred Return, if any, and after payment on the Series 100EA Units; (iii) multiplied by 73.052%, which is Datalinc's equity interest in Fastcom, assuming CFG exercises its Option, and assuming ILC's equity interest in Fastcom is .905%. Following payment of all of the Initial Distributions, Datalinc shall be entitled to 73.052% of any subsequent Distributions. Datalinc will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series L (the "Series L Preferred Stock").

     MIP SPECIAL LIMITED PARTNER UNITS

     On August 1, 1997, Fastcom approved and established a Management I ncentive Plan (Fastcom's "Plan"). See "Management - Fastcom's Management Incentive Plan." At present, 430 MIP Units have been granted to key employees under the Plan. Pursuant to Fastcom's Partnership Agreement, the MIP Units shall be entitled to receive in the aggregate an amount equal to .01% of any funds set aside for Distribution from Sales and Refinancing Proceeds, or upon liquidation, but not before the Fastcom Investors have received their respective Capital Contributions and Preferred Returns, if applicable, and after any required payment on the Series 100EA Units and the payment of Datalinc's, CFG's and FMI's Initial Distributions (as defined below). MIP Units will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series M (the "Series M Preferred Stock").

     CFG'S OPTION

     CFG has an option to acquire a 2.171% interest in Fastcom for $240,000 (CFG's "Option"). If CFG exercises its Option, at any time before consummation of a Mandatory Conversion Event, and after Fastcom has paid its Investors their total cash Contributions and Preferred Returns, if applicable, made the payment on its Series 100EA Units, and after Fastcom has paid Datalinc's Initial Distribution, CFG shall be entitled to 100% of any Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds of Fastcom, until it has received $436,630 (CFG's "Initial Distribution"). CFG's Initial Distribution is determined as follows: (i) the aggregate cash Capital Contributions of the Fastcom Investors, $4,600,000; (ii) divided by 22.872%, which is the sum of the equity interests of the Fastcom Investors, after the return of their cash Capital Contributions, plus Preferred Return, if any, and after payment on the Series 100EA Units; (iii) multiplied by 2.171%, which is CFG's equity interest in Fastcom. Following payment of all of the Initial Distributions, CFG shall be entitled to 2.171% of any subsequent Distributions. If CFG's equity interest is not acquired by CFG, all allocations or Distributions payable to CFG shall be paid to Datalinc. Assuming CFG exercises its Option, CFG will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series N (the "Series N Preferred Stock").

     INFORMATION LEASING CORPORATION

     Pursuant to the ILC Agreement, ILC is entitled to receive a .905% equity interest in Fastcom for the first $1 million of Network equipment financed under ILC leases, and an additional .4525% equity interest in Fastcom for each $3 million of equipment financed thereafter, up to a total of 4.525% of the equity of Fastcom. No equity will be earned if less than $1 million of lease financing is provided, but after the $1 million level is reached in lease financings, additional equity will be given to ILC on a pro rated basis at the .4525% rate for each $3 million.

     ILC shall be entitled to receive Distributions from Fastcom, only after F astcom has paid its Investors their total cash Contributions and Preferred Returns, if applicable, made the payment on its Series 100EA Units, and after Fastcom has paid Datalinc's, CFG's, and FMI's Initial Distributions. Thereafter, ILC shall be entitled to 100% of any Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds of Fastcom, until it has received $182,013 (ILC's "Initial Distribution"). ILC's Initial Distribution is determined as follows:
(i) the aggregate cash Capital Contributions of the Fastcom Investors, $4,600,000; (ii) divided by 22.872%, which is the sum of the equity interests of the Fastcom Investors, after the return of their cash Capital Contributions, plus Preferred Return, if any, and after payment on the Series 100EA Units;
(iii) multiplied by .905%, which is ILC's equity interest in Fastcom. Following payment of all of the Initial Distributions, ILC shall be entitled to .905% of any subsequent Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds. ILC will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series O (the "Series O Preferred Stock").

     FMI

     FMI, the General Partner of Fastcom, shall be entitled to receive Dist ributions from Fastcom, only after Fastcom has paid its Investors their total cash Contributions and Preferred Returns, if applicable, made the payment on its Series 100EA Units, and after Fastcom has paid Datalinc's and CFG's Initial Distributions. Thereafter, FMI shall be entitled to 100% of any Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds of Fastcom, until it has received $201,119, (FMI's "Initial Distribution"). FMI's Initial Distribution is determined as follows: (i) the aggregate cash Capital Contributions of the Fastcom Investors, $4,600,000; (ii) divided by 22.872%, which is the sum of the equity interests of the Fastcom Investors, after the return of their cash Capital Contributions, plus Preferred Return, if any, and after payment on the Series 100EA Units; (iii) multiplied by 1%, which is FMI's percent equity interest in Fastcom. Following payment of all of the Initial Distributions, FMI shall be entitled to 1% of any subsequent Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds. FMI will receive, upon Mandatory Conversion, the Underlying Shares of Thrucomm's Mandatory Convertible Preferred Stock, Series P (the "Series P Preferred Stock").

                                 THE FORMULA

      The General Partners of Datalinc and Fastcom, and the Board of Directors of Thrucomm have developed a formula for determining Investors' and Other Equity Owners' future ownership interest in Thrucomm, assuming approval of the
Reorganization and the occurrence of a Mandatory Conversion Event (the "Formula"). In its simplest terms, the Formula can be stated as follows: the Conversion Value of Thrucomm minus the Datalinc Value equals the Fastcom Value. Set forth below is a description of how the Formula would work upon a Mandatory Conversion Event, including explanations of how the Conversion Value, Datalinc Value and Fastcom Value are determined, the material assumptions upon which the Formula is based, and a discussion of any material differences between and Investor's rights, interests and preferences under the terms of the Preferred Stock from those he or she currently has under the Partnership Agreements.

DETERMINING THE VALUES OF THRUCOMM, DATALINC AND FASTCOM

     The value of Thrucomm will be established upon the occurrence of a Mandatory Conversion Event (the "Conversion Value" of Thrucomm). The General Partners have established percentages and equations for subsequently allocating the Conversion Value of Thrucomm to each of the Partnerships. Set forth below is an explanation of the manner in which the values of the Parties are determined, or estimated for the purpose of providing examples of the operation of the Formula.

     DETERMINING THE CONVERSION VALUE

     If the Mandatory Conversion Event is an IPO, the aggregate value of Thrucomm would be equal to the gross proceeds of the offering multiplied by three (assuming one-third of Thrucomm is sold in the offering). For example, if the gross proceeds of an IPO is $15,000,000, the aggregate value of Thrucomm would be equal to: $15,000,000 x 3 = $45,000,000. In this example, the Conversion Value of Thrucomm, would be an aggregate of $30 million ($45,000,000
- $15,000,000 = $30,000,000). Thrucomm cannot presently ascertain the amount of equity that it may sell in an IPO. Such amount will be determined by Thrucomm at the time of any such offering with the advice of its underwriters. The one-third assumption used in the examples herein is for illustration purposes and is not intended to be a ceiling for the amount of equity that could be sold in an IPO. However, pursuant to the Reorganization Agreement, Thrucomm will not sell more than forty percent (40%) of its equity in an IPO, and the Conversion Value shall not be less than $20 million in any Mandatory Conversion Event. The $20 million minimum Conversion Value was chosen by the General Partners and the Board of Directors of Thrucomm to ensure that the Datalinc and Fastcom Investors would at least receive Underlying Shares with a value that approximates their accumulated Preferred Returns as of October 1, 1997 pursuant to the terms of their respective Partnership Agreements, and to provide Thrucomm with sufficient capital to settle outstanding debts and leasing commitments.

     If Mandatory Conversion should occur as a result of a Sale, Merger, or Investment, the Conversion Value would be equal to the aggregate consideration proposed to be received in the Sale or Merger, or the aggregate value received in the Investment. A Mandatory Conversion occurs, in the event of a Sale or Merger when (i) the Board of Directors of Thrucomm approve a proposed Sale or Merger, and (ii) the parties to the proposed Sale or Merger have executed an agreement of sale or merger that sets forth the consideration to be received by Thrucomm's shareholders, and is conditioned on such shareholder's approval. See "Risk Factors - Risks Associated with a Sale or Merger." For illustration purposes only, ICN, FMI and the Company have provided examples of the operation of the Formula at Conversion Values of $20 million, $30 million and $60 million. See "Thrucomm Ownership Tables."

     DETERMINING THE DATALINC VALUE AND THE FASTCOM VALUE

     To determine the values of Datalinc and Fastcom for use in the Formula, (respectively, the "Datalinc Value" and the "Fastcom Value") the Conversion Value of Thrucomm will be divided and apportioned to each of the Partnerships as follows: (i) thirty percent (30%) to Datalinc and seventy percent (70%) to Fastcom, assuming a Conversion Value of $30 million; (ii) twenty-five percent (25%) to Datalinc and seventy-five percent(75%) to Fastcom, assuming a Conversion Value of $60 million; and (iii) twenty percent (20%) to Datalinc and eighty percent (80%) to Fastcom, assuming a Conversion Value in excess of $60 million.

     If the Conversion Value of Thrucomm is more than $30 million, but less than $60 million, the Datalinc Value will be determined by application of the following equation, which allocates 20 percent of the excess of the Conversion Value over $30 million to Datalinc:

Datalinc Value = $9,000,000 + CONVERSION VALUE OF THRUCOMM - $30,000,000
                 -------------------------------------------------------
                                    5

            If the Conversion Value of Thrucomm is more than $60 million, the Datalinc Value will be determined by the application of the following equation, which allocates 10 percent of the excess of the Conversion Value over $60 million to Datalinc:

Datalinc Value  = $15,000,000  +  CONVERSION VALUE OF THRUCOMM  - $60,000,000
                  -----------------------------------------------------------
                                       10

     If however the Conversion Value of Thrucomm is less than $30 million, the Datalinc Value would be established at $9 million (the "Minimum Datalinc Value"). For example, if the Conversion Value is $20 million the Datalinc Value would be $9 million and the Fastcom Value would be $11 million ($20,000,000 - $9,000,000 = $11,000,000). The Minimum Datalinc Value is roughly equivalent to the accumulated Preferred Returns of Datalinc's Investors, as of May 1, 1997. Although the Minimum Datalinc Value is set at $9 million, the Earned Preferred Returns of the Series A - E Preferred Stock will continue to grow in the same manner as the Datalinc Series 100 - 300E2 Units to which they relate. If such Earned Preferred Returns exceed the Datalinc Value, the excess will be allocated from Datalinc's share of the Fastcom Value.

     The method for allocating the Conversion Value of Thrucomm among Fastcom and Datalinc is based upon the business judgement and the conclusion of the General Partners and the Board of Directors of Thrucomm that most of any Conversion Value of Thrucomm in excess of $30 million is attributable to the business of Fastcom, rather than Datalinc.

     DISTRIBUTION OF THE DATALINC VALUE AND THE FASTCOM VALUE TO INVESTORS AND OTHER EQUITY OWNERS

     After the Datalinc Value and the Fastcom Value have been established, the second step is to distribute the Datalinc Value and the Fastcom Value to their respective Investors and Other Equity Owners, in accordance with the rights and preferences of the Preferred Stock, which terms preserve as closely as possible the rights and preferences that the Investors and Other Equity Owners currently have under the Partnership Agreements. For a description of the rights and preferences of Investors and Other Equity Owners under the Partnership Agreements, see "Equity Ownership of the Partnerships." For a description of the rights and preferences of the Preferred Stock, see "Description of the Securities The Preferred Stock." The following are examples of the application of the Formula and the subsequent distribution of the Datalinc and Fastcom Values to certain Investors or Other Equity Owners. See also "Thrucomm Ownership Tables."

     DISTRIBUTION OF THE DATALINC VALUE TO THE SERIES 100 INVESTORS

     The following is a description of the manner in which the Formula and the terms of the Preferred Stock would distribute Underlying Shares to Datalinc's Series 100 Units. Assuming, for illustration purposes only, a $30 million Conversion Value, the Datalinc Value would be $9 million, and the Fastcom Value would be $21 million. A Datalinc Series 100 Investor would receive Underlying
Shares upon Mandatory Conversion worth $301,625 for each Series 100 Unit he or she owns (Column K of Thrucomm's Ownership Tables). The value of a Series 100 Unit was calculated as follows: (i) $2,502,400, which is an amount equal to the Earned Preferred Return on the Series A Stock (Column C); (ii) plus $154,834 (Column G), which is an amount equal to (a) the Datalinc Value, (b) minus the sum of the Earned Preferred Returns of the Series A-E Preferred Stock, (c) multiplied by 18.921%, which is the equity interest of Datalinc's Series 100 Investors (Column A); (iii) plus $2,470,385, which is the 18.921% of Datalinc's share of the Fastcom Value (Column H); (iv) divided by 17, the number of outstanding Series 100 Units. See "Thrucomm's Ownership Tables." Earned Preferred Returns on the Series A-E Preferred Stock (Column C) shall be equal to the cash Capital Contributions, plus aggregate Preferred Return of Datalinc's Investors, as of the time of the Mandatory Conversion Event. See "Description of the Securities - The Mandatory Convertible Preferred Stock - Earned Preferred Returns."

     DISTRIBUTION OF THE FASTCOM VALUE TO THE SERIES 100 INVESTORS

     The following is a description of the manner in which the Formula would allocate a portion of the Fastcom Value to Fastcom's Series 100 Units. Assuming, for illustration purposes only, a $30 million Conversion Value of Thrucomm, the Fastcom Value would be $21 million. A Fastcom Series 100 Investor would receive Underlying Shares of Series H Preferred Stock worth $11,911 for each Series 100 Unit he or she owns (See Column K of Thrucomm's Ownership Tables). The value of a Series 100 Unit was calculated as follows: (i) $21 million, the Fastcom Value;
(ii) multiplied by 2.013%, which is the ownership interest of the Series H Preferred Stock (Column A); (iii) plus the Series H Earned Preferred Return, if any (Column C); (iv) divided by 44.5, which is the number of outstanding Fastcom Series 100 Units. The ownership interest of the Series H Preferred Stock is adjusted in the event of an IPO to ensure that the Series H Preferred Stock receives the benefit of the Fastcom's Series 100 Investors' minimum Guaranteed Return. See "Equity Ownership of the Partnerships - The Fastcom Investors - Series 100 Investors," and "Description of the Securities - Mandatory Convertible Preferred Stock - Earned Preferred Returns."

     DISTRIBUTION OF THE FASTCOM VALUE TO THE MIP UNITS

     If the Conversion Value is $30 million, the Fastcom Value would be $21 million and the distribution of the Fastcom Value to the MIP Units would be equal to: (i) $21 million, multiplied by 0.01% (Column A); plus (ii) any Earned Preferred Return on the Series M Preferred Stock (Column C); divided by (iii) 430, the number of outstanding MIP Units. See "Thrucomm Ownership Tables," and "Description of Thrucomm's Securities - Preferred Stock - Earned Preferred Return Series M").

     MATERIAL ASSUMPTIONS AND VARIANCES

     Set forth below are the material assumptions on which the Formula is based, and any differences between the Formula and the terms of the Partnership Agreements. The Formula for distributing the Underlying Shares or other value to the Investors and Other Equity Owners, upon Mandatory Conversion and dissolution of the Partnerships, is designed to preserve the rights and preferences of the Investors and Other Equity Owners as set forth in the Partnership Agreements and in the Reorganization Agreement.

     FASTCOM'S SERIES 100 UNITS

     The Series 100 Investors are entitled to a 15% per annum Preferred Return on their cash Capital Contributions. However, the right to receive this Preferred Return shall terminate if, by March 31, 1999, the Series 100 Investors have received an amount equal to their capital investment, or Fastcom (or its successor) has made a successful public offering, a Cut-Off Event as defined in the Partnership Agreement for the Series 100 Units. The Formula assumes that a Mandatory Conversion Event is a Cut-Off Event which terminates the Preferred Return of Fastcom's Series 100 Units. Accordingly, the Series H Preferred Stock have Earned Preferred Returns, in an IPO Mandatory Conversion Event, only if necessary to achieve the Minimum Guaranteed Return. See "Description of the Securities - The Preferred Stock - Earned Preferred Returns," "The Fastcom Investors - Series 100 Units," and "Thrucomm's Ownership Tables."

     FASTCOM'S SERIES 200 UNITS

     The Series 200 Investors have an option to require Datalinc and/or Fastcom to repurchase any or all of their Series 200 Units on December 31, 2000, under certain conditions. The Formula assumes a Mandatory Conversion Event occurs before the Series 200 Option is exercisable. After Mandatory Conversion, the Partnerships will dissolve and the Series 200 Option shall expire. See "Equity Ownership of the Partnerships - The Fastcom Investors - Series 200 Units."

     FASTCOM'S MIP UNITS

     The MIP Units are entitled, under Fastcom's amended Partnership Agreement, to a residual Distribution interest in an amount equal to .01% of Distributions from Sales and Refinancing Proceeds. The Series M Preferred Stock will be entitled, in a Mandatory Conversion Event, to receive Underlying Shares equal to
 .01% of the Fastcom Value. In addition, the Series M Preferred Stock will be entitled to an Earned Preferred Return in certain circumstances. Any Earned
Preferred Return on the Series M Preferred Stock is payable from Datalinc's aggregate share of the Fastcom Value. See "Description of Thrucomm's Securities
- Preferred Stock Earned Preferred Return - Series M."

     DATALINC SERIES 300E1 AND 300E2 UNITS

     Series 300E1 and 300E2 Investors are each entitled to a Preferred Return on their cash Capital Contributions, which accrues from the first day of the month following acceptance of each Investor's Subscription Agreement. The terms of the Series D and E Preferred Stock, however, use June 1, 1993 and September 1, 1993, respectively, to calculate the Earned Preferred Returns on such Series D and E Preferred Stock. These dates were chosen because they represent the date of the most significant investment in each Offering, and because it is impractical to use the individual dates of each Subscription Agreement in the Series 300E1 and 300E2 Offerings. The General Partners believe that any difference between the dates used in the Formula and the dates conferred by Datalinc's Partnership Agreement would be insignificant. See "The Datalinc Investors - Series 300E1 Units and Series 300E2 Units" and "Thrucomm Ownership Tables."

     CFG UNITS

     The Formula assumes the exercise of the CFG Options to acquire a 4% ownership interest in Datalinc and a 2.171% ownership interest in Fastcom, respectively. CFG may exercise the CFG Options at any time up until the consummation of a Mandatory Conversion Event. After Mandatory Conversion, the CFG Options will expire upon the dissolution of the Partnerships. If CFG does not exercise the CFG Options the equity interests underlying the Datalinc Option shall revert to ICN, and the equity interests underlying the Fastcom Option shall revert to Datalinc. See "Equity Ownership of the Partnerships."

                          THRUCOMM OWNERSHIP TABLES

     The following Tables set forth, by way of example, the Investors' and Other Equity Owners estimated equity interests in Thrucomm, upon the occurrence of a Mandatory Conversion Event, as of May 1, 1997. The Tables illustrate the operation of the Formula, for three distinct Conversion Values of Thrucomm: $20 million, $30 million, and $60 million. If Mandatory Conversion occurs on a date other than May 1, 1997, there would be changes to the Earned Preferred Returns as set forth in Column D. There may be additional adjustments as well. THESE TABLES ARE FOR ILLUSTRATION PURPOSES ONLY AND ARE NOT TO BE CONSTRUED AS PROJECTIONS. No assurance is given that the values used in the Tables are reflective of any possible future Conversion Values of Thrucomm. Investors' actual equity interests in Thrucomm can only be determined at the time of Mandatory Conversion.

                                   THRUCOMM INC.                 Page 1 of 2
                             MANDATORY CONVERSION EVENT
                                    ILLUSTRATION
                                CONVERSION VALUE - $20M
                                     A        B       C          D        E
           CAPITAL  UNITS  PRE-    PARTNER- CONVER- EARNED     INVESTOR   UN-
           CONTRIB- PURCH- FERRED  SHIP     SION    PRE-       & OTHER ALLOCATED
             UTED   HASED  STOCK   OWNER-   VALUE   FERRED     ALLOCA- PREFERRED
                           SERIES  SHIP %  ALLOCA-  RETURN(6)   TION    RETURN
                                            TION
FASTCOM LTD.                            $11,000,000
SERIES 100(1)
        $  445,000  44.500   H     2.013          $  358,931   $  580,361
SERIES 100EA(2)
              0     11.125   I     0.503                   0       55,330
SERIES 200(1)
         2,155,000 215.500   J    10.832           1,887,080    3,078,600
SERIES 300(1)
         2,000,000 200.000   K     9.524             952 360    2,000,000
DATALINC                     L    73.042         ($3,198,371)   4,836,249
MIP (3)                      M     0.010                   0        1,100
CFG(4)     240,000           N     2.171                   0      238,810
ILC                          O     0.905                   0       99,550
FMI                          P     1.000                   0      110,000
                                 -------                       ----------
                                 100.000                       11,000,000

DATALINC, LTD                           $ 9,000,000
SERIES 100
         1,632,000  17.000   A    18.921           2,502,400    2,502,400
SERIES 200
         1,142,500 228.500   B     8.642           1,765,423    1,765,423
SERIES 300
           717,500 143.500   C     5.429             982,942      982,942
SERIES 300E1
         1,207,500 241.500   D     9.137           1,585,850    1,585,850
SERIES 300E2
         1,040,000 208.000   E     7.871           1,345,067    1,345,067
CFG(5)                       F     4.000                   0            0
ICN                          G    46.000                   0            0
                                --------         -----------  -----------
                                100.000           $8,181,682   $8,181,682

ASSUMPTIONS:
(1) AT $20 MILLION THE SERIES H, J AND K UNITS RECEIVE EARNED PREFERRED RETURNS TO ACHIEVE THE MINIUM GUARANTEED RETURN IN AN IPO(COLUMN C).
(2) SERIES 100 FASTCOM INVESTORS RECEIVED AT NO ADDITIONAL COST 1/4 UNIT OF SERIES 100EA FOR EACH UNIT OF SERIES 100 PURCHASED.
(3) THE MIP RECEIVES AN OWNERSHIP INTEREST IN THRUCOMM EQUIVALENT TO 0.06% AT $20M VALUATION UNDER THE TERMS OF PREFERRED STOCK SERIES M.
(4)  CFG EXERCISES OPTION TO PURCHASE 2.171% OF FASTCOM FOR $240,000.
(5)  CFG EXERCISES OPTION TO PURCHASE 4.0% OF DATALINC FOR $1.
(6) THE EARNED PREFERRED RETURNS OF SERIES A - E PREFERRED STOCK IS EQUIVALENT TO THE PREFERRED RETURNS OF THE DATALINC INVESTORS, AND IS SHOWN AS IF MANDATORY CONVERSION OCCURRED ON MAY 1, 1997.

            THE ABOVE ESTIMATE SERVES ONLY AS AN ILLUSTRATION AND IS NOT TO BE CONSTRUED AS A PROJECTION OF PARTNERSHIP VALUE.

                                    THRUCOMM INC.                 Page 2 of 2
                             MANDATORY CONVERSION EVENT
                                    ILLUSTRATION
                                CONVERSION VALUE - $20M
                F          G           H          I          J           K
            VALUATION  REMAINDER   AGGREGATE   THRUCOMM    PRICE    $ VALUE PER
             BALANCE   DATALINC      GRAND      OWNER-     PAID/    LTD PARTNER
             ALLOCA-    ALLOCA-      TOTAL       SHIP      UNIT         UNIT
              TION       TION                      %

FASTCOM LTD.
SERIES 100(1)                     $  580,361      2.9%  $ 10,000    $    13,042

SERIES 100EA(2)                       55,330      0.3%         0          4,973

SERIES 200(1)                      3,078,600     15.4%    10,000         14,286

SERIES 300(1)                      2,000,000     10.0%    10,000         10,000

DATALINC             ($4,836,249)          0
MIP (3)                                1,100      0.0%
CFG(4)                               238,810      1.2%
ILC                                   99,550      0.5%
FMI                                  110,000      0.5%


DATALINC, LTD
SERIES 100
        $  154,834       915,067   3,572,301     17.9%    96,000        210,135
SERIES 200
            70,719       417,949   2,254,091     11.3%     5,000          9,856
SERIES 300
            44,426       262,560   1,289,928      6.4%     5,000          8,989
SERIES 300E1
            74,770       441,888   2,102,508     10.5%     5,000          8,706
SERIES 300E2
            64,410       308,661   1,790,138      9.0%     5,000          8,606
CFG(5)      32,733       193,450     226,183      1.1%
ICN        376,426     2,224,675   2,601,100     13.0%
        ----------    ----------  ----------    -----
        $  818,318    $4,836,249 $20,000.000    100.0%

ASSUMPTIONS:
(1) AT $20 MILLION THE SERIES H, J AND K UNITS RECEIVE EARNED PREFERRED RETURNS TO ACHIEVE THE MINIUM GUARANTEED RETURN IN AN IPO(COLUMN C).
(2) SERIES 100 FASTCOM INVESTORS RECEIVED AT NO ADDITIONAL COST 1/4 UNIT OF SERIES 100EA FOR EACH UNIT OF SERIES 100 PURCHASED.
(3) THE MIP RECEIVES AN OWNERSHIP INTEREST IN THRUCOMM EQUIVALENT TO 0.06% AT $20M VALUATION UNDER THE TERMS OF PREFERRED STOCK SERIES M.
(4)  CFG EXERCISES OPTION TO PURCHASE 2.171% OF FASTCOM FOR $240,000.
(5)  CFG EXERCISES OPTION TO PURCHASE 4.0% OF DATALINC FOR $1.
(6) THE EARNED PREFERRED RETURNS OF SERIES A - E PREFERRED STOCK IS EQUIVALENT TO THE PREFERRED RETURNS OF THE DATALINC INVESTORS, AND IS SHOWN AS IF MANDATORY CONVERSION OCCURRED ON MAY 1, 1997.

            THE ABOVE ESTIMATE SERVES ONLY AS AN ILLUSTRATION AND IS NOT TO BE CONSTRUED AS A PROJECTION OF PARTNERSHIP VALUE.

                                   THRUCOMM INC.                 Page 1 of 2
                             MANDATORY CONVERSION EVENT
                                    ILLUSTRATION
                                CONVERSION VALUE - $30M
                                     A        B       C          D        E
           CAPITAL  UNITS  PRE-    PARTNER- CONVER- EARNED     INVESTOR   UN-
           CONTRIB- PURCH- FERRED  SHIP     SION    PRE-       & OTHER ALLOCATED
             UTED   HASED  STOCK   OWNER-   VALUE   FERRED     ALLOCA- PREFERRED
                           SERIES  SHIP %  ALLOCA-  RETURN(6)  TION     RETURN
                                            TION
FASTCOM LTD.                            $21,000,000
SERIES 100(1)
        $  445,000  44.500   H     2,013          $  107,310   $  530,040
SERIES 100EA(2)
              0     11.125   I     0.503                   0      105,630
SERIES 200(1)
         2,155,000 215.500   J    10.832             803,880    3,078,600
SERIES 300(1)
         2,000,000 200.000   K     9.524                   0    2,000,040
DATALINC                     L    73.042         ($2,282,506)  13,056,314
MIP (3)                      M     0.010           1,371,316    1,373,416
CFG(4)     240,000           N     2.171                          455,910
ILC                          O     0.905                          190,050
FMI                          P     1.000                          210,000
                                 -------                       ----------
                                 100.000                       21,000,000

DATALINC, LTD                           $ 9,000,000
SERIES 100
         1,632,000  17.000   A    18.921           2,502,400    2,502,400
SERIES 200
         1,142,500 228.500   B     8.642           1,765,423    1,765,423
SERIES 300
           717,500 143.500   C     5.429             982,942      982,942
SERIES 300E1
         1,207,500 241.500   D     9.137           1,585,850    1,585,850
SERIES 300E2
         1,040,000 208.000   E     7.871           1,345,067    1,345,067
CFG(5)                       F     4.000                   0            0
ICN                          G    46.000                   0            0
                                --------         -----------  -----------
                                100.000           $8,181,682   $8,181,682

ASSUMPTIONS:
(1) AT $30 MILLION THE SERIES H AND J PREFERRED STOCK RECEIVE EARNED PREFERRED RETURNS TO ACHIEVE THE MINIUM GUARANTEED RETURN IN AN IPO(COLUMN C).
(2) SERIES 100 FASTCOM INVESTORS RECEIVED AT NO ADDITIONAL COST 1/4 UNIT OF SERIES 100EA FOR EACH UNIT OF SERIES 100 PURCHASED.
(3) THE MIP RECEIVES AN OWNERSHIP INTEREST IN THRUCOMM EQUIVALENT TO 4.578% AT $30M VALUATION UNDER THE TERMS OF PREFERRED STOCK SERIES M.
(4)  CFG EXERCISES OPTION TO PURCHASE 2.171% OF FASTCOM FOR $240,000.
(5)  CFG EXERCISES OPTION TO PURCHASE 4.0% OF DATALINC FOR $1.
(6) THE EARNED PREFERRED RETURNS OF SERIES A - E PREFERRED STOCK IS EQUIVALENT TO THE PREFERRED RETURNS OF THE DATALINC INVESTORS, AND IS SHOWN AS IF MANDATORY CONVERSION OCCURRED ON MAY 1, 1997.

            THE ABOVE ESTIMATE SERVES ONLY AS AN ILLUSTRATION AND IS NOT TO BE CONSTRUED AS A PROJECTION OF PARTNERSHIP VALUE.

                                    THRUCOMM INC.                 Page 2 of 2
                             MANDATORY CONVERSION EVENT
                                    ILLUSTRATION
                                CONVERSION VALUE - $30M
                F          G           H          I          J           K
            VALUATION  REMAINDER   AGGREGATE   THRUCOMM    PRICE    $ VALUE PER
             BALANCE   DATALINC      GRAND      OWNER-     PAID/    LTD PARTNER
             ALLOCA-    ALLOCA-      TOTAL       SHIP      UNIT         UNIT
              TION       TION                      %

FASTCOM LTD.
SERIES 100(1)                     $  530,040      1.8%  $ 10,000    $    11,911

SERIES 100EA(2)                      105,630      0.4%         0          9,495

SERIES 200(1)                      3,078,600     10.3%    10,000         14,286

SERIES 300(1)                      2,000,040      6.7%    10,000         10,000

DATALINC            ($13,056,314)          0
MIP (3)                            1,373,416      4.6%
CFG(4)                               455,910      1.5%
ILC                                  190,050      0.6%
FMI                                  210,000      0.7%


DATALINC, LTD
SERIES 100
        $  154,834     2,470,385   5,127,619     17.1%    96,000        301,625
SERIES 200
            70,719     1,128,327   2,964,469      9.9%     5,000         12,974
SERIES 300
            44,426       708,827   1,736,196      5.8%     5,000         12,099
SERIES 300E1
            74,770     1,192,955   2,853,575      9.5%     5,000         11,816
SERIES 300E2
            64,410     1,027,662   2,437,140      8.1%     5,000         11,717
CFG(5)      32,733       522,253     554,985      1.8%
ICN        376,426     6,005,904   6,382,330     21.3%
        ----------    ----------  ----------    -----
        $  818,318   $13,056,314 $30,000.000    100.0%

ASSUMPTIONS:
(1) AT $30 MILLION THE SERIES H, J AND K PREFERRED STOCK RECEIVE EARNED PRE-FERRED RETURNS TO ACHIEVE THE MINIUM GUARANTEED RETURN IN AN IPO(COLUMN C).
(2) SERIES 100 FASTCOM INVESTORS RECEIVED AT NO ADDITIONAL COST 1/4 UNIT OF SERIES 100EA FOR EACH UNIT OF SERIES 100 PURCHASED.
(3) THE MIP RECEIVES AN OWNERSHIP INTEREST IN THRUCOMM EQUIVALENT TO 4.578% AT $30M VALUATION UNDER THE TERMS OF PREFERRED STOCK SERIES M.
(4)  CFG EXERCISES OPTION TO PURCHASE 2.171% OF FASTCOM FOR $240,000.
(5)  CFG EXERCISES OPTION TO PURCHASE 4.0% OF DATALINC FOR $1.
(6) THE EARNED PREFERRED RETURNS OF SERIES A - E PREFERRED STOCK IS EQUIVALENT TO THE PREFERRED RETURNS OF THE DATALINC INVESTORS, AND IS SHOWN AS IF MANDATORY CONVERSION OCCURRED ON MAY 1, 1997.

            THE ABOVE ESTIMATE SERVES ONLY AS AN ILLUSTRATION AND IS NOT TO BE CONSTRUED AS A PROJECTION OF PARTNERSHIP VALUE.

                                     THRUCOMM INC.                 Page 1 of 2
                             MANDATORY CONVERSION EVENT
                                    ILLUSTRATION
                                CONVERSION VALUE - $60 M
                                     A        B       C          D        E
           CAPITAL  UNITS  PRE-    PARTNER- CONVER- EARNED     INVESTOR   UN-
           CONTRIB- PURCH- FERRED  SHIP     SION    PRE-       & OTHER ALLOCATED
             UTED   HASED  STOCK   OWNER-   VALUE   FERRED     ALLOCA- PREFERRED
                           SERIES  SHIP %  ALLOCA-  RETURN(6)  TION     RETURN
                                            TION
FASTCOM LTD.                            $45,000,000
SERIES 100(1)
        $  445,000  44.500   H     2.013                       $  905,850
SERIES 100EA(2)
              0     11.125   I     0.503                          226,350
SERIES 200(1)
         2,155,000 215.500   J    10.832                        4,874,400
SERIES 300(1)
         2,000,000 200.000   K     9.524                        4,285,800
DATALINC                     L    73.042         ($2,419,993)  30,448,907
MIP (3)                      M     0.010           2,419,993    2,424,493
CFG(4)     240,000           N     2.171                          976,950
ILC                          O     0.905                          407,250
FMI                          P     1.000                          450,000
                                 -------                       ----------
                                 100.000                       45,000,000

DATALINC, LTD                           $15,000,000
SERIES 100
         1,632,000  17.000   A    18.921           2,502,400    2,502,400
SERIES 200
         1,142,500 228.500   B     8.642           1,765,423    1,765,423
SERIES 300
           717,500 143.500   C     5.429             982,942      982,942
SERIES 300E1
         1,207,500 241.500   D     9.137           1,585,850    1,585,850
SERIES 300E2
         1,040,000 208.000   E     7.871           1,345,067    1,345,067
CFG(5)                       F     4.000                   0            0
ICN                          G    46.000                   0            0
                                --------         -----------  -----------
                                100.000           $8,181,682   $8,181,682
ASSUMPTIONS:
(1) AT $60 MILLION THE SERIES H, J AND K PREFERRED STOCK DO NOT RECEIVE EARNED PREFERRED RETURNS TO ACHIEVE THE MINIUM GUARANTEED RETURN IN AN IPO (COLUMN C).
(2) SERIES 100 FASTCOM INVESTORS RECEIVED AT NO ADDITIONAL COST 1/4 UNIT OF SERIES 100EA FOR EACH UNIT OF SERIES 100 PURCHASED.
(3) THE MIP RECEIVES AN OWNERSHIP INTEREST IN THRUCOMM EQUIVALENT TO 4.041% AT $60M VALUATION UNDER THE TERMS OF PREFERRED STOCK SERIES M.
(4)  CFG EXERCISES OPTION TO PURCHASE 2.171% OF FASTCOM FOR $240,000.
(5)  CFG EXERCISES OPTION TO PURCHASE 4.0% OF DATALINC FOR $1.
(6) THE EARNED PREFERRED RETURNS OF SERIES A - E PREFERRED STOCK IS EQUIVALENT TO THE PREFERRED RETURNS OF THE DATALINC INVESTORS, AND IS SHOWN AS IF MANDATORY CONVERSION OCCURRED ON MAY 1, 1997.

            THE ABOVE ESTIMATE SERVES ONLY AS AN ILLUSTRATION AND IS NOT TO BE CONSTRUED AS A PROJECTION OF PARTNERSHIP VALUE.

                                    THRUCOMM INC.                 Page 2 of 2
                             MANDATORY CONVERSION EVENT
                                    ILLUSTRATION
                                CONVERSION VALUE - $60 M
                F          G           H          I          J           K
            VALUATION  REMAINDER   AGGREGATE   THRUCOMM    PRICE    $ VALUE PER
             BALANCE   DATALINC      GRAND      OWNER-     PAID/    LTD PARTNER
             ALLOCA-    ALLOCA-      TOTAL       SHIP      UNIT         UNIT
              TION       TION                      %

FASTCOM LTD.
SERIES 100(1)                     $  905,850      1.5%  $ 10,000    $    20,356

SERIES 100EA(2)                      226,350      0.4%         0         20,346

SERIES 200(1)                      4,874,400      8.1%    10,000         22,619

SERIES 300(1)                      4,285,800      7.1%    10,000         21,429

DATALINC            ($30,448,907)          0
MIP (3)                            2,424,493      4.0%
CFG(4)                               976,950      1.6%
ILC                                  407,250      0.7%
FMI                                  450,000      0.8%


DATALINC, LTD
SERIES 100
        $1,290,094     5,761,238   9,553,733     15.9%    96,000        561,984
SERIES 200
           589,239     2,631,395   4,986,057      8.3%     5,000         21,821
SERIES 300
           370,166     1,653,071   3,006,179      5.0%     5,000         20,949
SERIES 300E1
           622,990     2,782,117   4,990,956      8.4%     5,000         20,666
SERIES 300E2
           536,670     2,396,633   4,278,370      7.1%     5,000         20,569
CFG(5)     272,733     1,217,956   1,490,689      2.5%
ICN      3,136,426    14,006,497  17,142,923     28.6%
        ----------    ----------  ----------    -----
        $6,818,318   $30,448,907 $60,000.000    100.0%
ASSUMPTIONS:
(1) AT $60 MILLION THE SERIES H, J AND K PREFERRED STOCK DO NOT RECEIVE EARNED PREFERRED RETURNS TO ACHIEVE THE MINIUM GUARANTEED RETURN IN AN IPO (COLUMN C).
(2) SERIES 100 FASTCOM INVESTORS RECEIVED AT NO ADDITIONAL COST 1/4 UNIT OF SERIES 100EA FOR EACH UNIT OF SERIES 100 PURCHASED.
(3) THE MIP RECEIVES AN OWNERSHIP INTEREST IN THRUCOMM EQUIVALENT TO 4.041% AT $60M VALUATION UNDER THE TERMS OF PREFERRED STOCK SERIES M.
(4)  CFG EXERCISES OPTION TO PURCHASE 2.171% OF FASTCOM FOR $240,000.
(5)  CFG EXERCISES OPTION TO PURCHASE 4.0% OF DATALINC FOR $1.
(6) THE EARNED PREFERRED RETURNS OF SERIES A - E PREFERRED STOCK IS EQUIVALENT TO THE PREFERRED RETURNS OF THE DATALINC INVESTORS, AND IS SHOWN AS IF MANDATORY CONVERSION OCCURRED ON MAY 1, 1997.

            THE ABOVE ESTIMATE SERVES ONLY AS AN ILLUSTRATION AND IS NOT TO BE CONSTRUED AS A PROJECTION OF PARTNERSHIP VALUE.

NOTES TO THE OWNERSHIP TABLES

      The following explanations and assumptions apply to the corresponding Columns in each Table.

Column A. Sets forth Investors' and Other Equity Owners' percentage equity interest in Datalinc and Fastcom. Fastcom ownership interests assume the sale of all Fastcom Series 300 Units.

Column B. Sets forth the allocation of the Conversion Value of Thrucomm to Datalinc and Fastcom.

Column C. Sets  forth the  Earned  Preferred  Returns  of the  Series  A-E
          Preferred Stock, which is based on the sum of the total cash Capital Contributions and aggregate Preferred Returns of Datalinc's Investors as of May 1, 1997. Assumes the 15% Preferred Return provision of the Fastcom Series 100 Units has terminated. Shows any Earned Preferred Returns of Series H, J and K to achieve the Minimum Guaranteed Return, in an IPO, and any Earned Preferred Returns of Series M Preferred Stock.

Column D. Sets  forth  the  distribution  of the  Fastcom  Value  to  Fastcom's
          Investors and Other Equity Owners, in accordance with the rights and preferences of the Series H-P Preferred Stock, and the
          distribution of the Datalinc  Value  to  Datalinc's   Investors  and
          Other Equity Owners in accordance with the Earned Preferred Return provisions of the Series A - E Preferred Stock.

Column E. If the Datalinc Value is insufficient to satisfy in full the Earned Preferred Returns of the Series A - E Preferred Stock, Column E would set forth the balance of the Earned Preferred Return due to each such Series.

Column F. If the Datalinc  Value  exceeds the  aggregate  Earned  Preferred
          Returns of the Series A-E Preferred Stock, the positive difference will be further distributed to Datalinc's Investors and Other Equity Owners in accordance with the conversion terms of the Series A - G Preferred Stock.

Column G. Reflects the  distribution  of  Datalinc's  share of the Fastcom
          Value to Datalinc's Investors and Other Equity Owners, resulting from Datalinc's equity interest in Fastcom.

Column H. Represents the sum of Columns D, E, F, and G.

Column I. Sets forth Investors' and Other Equity Owners' percentage equity interest in Thrucomm, based upon the amounts in Column H.

Column J. Reflects the amount paid for each Partnership Unit.

Column K. Reflects the resulting value of each Partnership Unit at the time of Mandatory Conversion.


             No fractional shares will be issued upon conversion.

                    RECOMMENDATION OF THE GENERAL PARTNERS

REASONS FOR PROPOSING AND RECOMMENDING THE REORGANIZATION

     The Board of Directors of ICN and FMI, without dissent or abstention, approved the Reorganization Agreement on behalf of Datalinc and Fastcom. Both ICN and FMI have recommended that their Investors consent to the Reorganization. This recommendation is based on a number of factors discussed herein, and in greater detail in the fairness discussion appearing below.

     REASONS FOR PROPOSING THE REORGANIZATION

     Datalinc has recently experienced positive cash flow from operations for the last two years, however, both Datalinc and Fastcom have continued to experience net operating losses since their inceptions and the Partnerships need additional capital to further develop their businesses. Fastcom, in particular, needs additional capital to finish developing the technology of the Network, to continue its marketing activities for the Network, and to begin the deployment of multiple sites in limited geographic areas. The General Partners believe the proposed Reorganization will facilitate the raising of future capital needs. Whereas Datalinc owns the majority of the equity interests in Fastcom, Datalinc Investors have an economic interest not only in the further development of Datalinc's business, but also in the success of Fastcom's business. ICN believes that combining the Partnerships in order to develop further the business of Fastcom is also in the best interests of the Datalinc Investors.

     REASONS FOR RECOMMENDING THE REORGANIZATION

     In evaluating and determining to approve the Reorganization, the Boards of Directors of ICN, FMI and Thrucomm considered a variety of factors and based their opinion as to the fairness of the transaction contemplated by the Reorganization Agreement primarily on the following factors:

          (i) The financial terms of the Reorganization, including the Formula, its method for allocating the Conversion Value of Thrucomm to Datalinc and Fastcom, and the terms of the Preferred Stock. The General Partners in their business judgment have concluded that most of any Conversion Value in excess of $30 million is attributable to the business of Fastcom. The General Partner believes that the conversion terms of the Preferred Stock are as consistent as possible with the rights and preferences that each group of Investors or Other Equity Owners now has under their respective Partnership Agreements.

          (ii) The future prospects of Datalinc and Fastcom, the prospects of the wireless communications and EFT industries, economic and general market conditions, and the risks associated with achieving those prospects. The future anticipated growth of Datalinc over a five-year period was deemed by the General Partners to be significantly less than that of the business of Fastcom because the market for the products of Fastcom is anticipated to be significantly larger, the earnings potential for Fastcom's products significantly greater, and the competition for Fastcom less than that for Datalinc's business. Accordingly, the Formula allocates most of any of the excess of the illustrative $30 million Conversion Value of Thrucomm to Fastcom rather than Datalinc.

          (iii) The possible alternatives to the proposed Reorganization. In particular, the General Partners considered several alternatives for additional liquidity, including the prospect of continuing the businesses of the Partnerships as separate entities, a sale of all or substantially all of the assets, a merger, an underwritten public offering through an investment banker, a capital infusion from various sources including institutional investors, venture capital firms or a strategic partner, a liquidation, and the timing and likelihood of the occurrence of such alternatives. The General Partners have been advised by investment bankers and other investment professionals that several of these alternatives for raising capital, such as the ability to attract institutional investors, strategic partners or to make an underwritten offering through an investment banker, are more viable for corporations than partnerships. For such reasons, the General Partners were not able to set a range of values to the Investors of such alternatives. Based on the foregoing advice, the General Partners have concluded that the Reorganization is in the best interests of the Partnerships and their Investors, because it places the Partnerships in a better position to take advantage of the potential alternatives for obtaining additional capital, and because several of these alternatives increase the opportunities for future liquidity for their Investors.

          While a liquidation is always an alternative available to the Partnerships, the potential for growth in the wireless data communications industry, and therefore the potential for future profitability of the Network and the Hub are the primary reasons the General Partners rejected the liquidation alternative at this time. Moreover, on a book value basis, a liquidation of the Partnerships at this time would result in no return to the Investors or the Other Equity Owners. The liquidation values of Datalinc and Fastcom, as determined by Michael Davis & Co., are $347,242 and $0, respectively, as of December 31, 1996.

          (iv) The financial advice of Michael Davis & Co. that the Formula used to allocate the Conversion Value of Thrucomm to Datalinc and Fastcom and the roll-up transaction taken as a whole is fair from a financial point of view to Datalinc's Investors, and the distribution of the Underlying Shares to all of the Investors pursuant to the terms of the Preferred Stock are consistent with the terms of the Partnership Agreement. The opinion of Michael Davis & Co. is set forth in Appendix B to the Consent Statement/Prospectus. At this time, the General Partners do not intend to obtain a second fairness opinion at the time of a future Sale or Merger.

          (v) The disadvantages of the Reorganization, including the loss of certain tax advantages, anti-dilution protections, and certain other rights, as more fully discussed in this Consent Statement/Prospectus at "Comparative Rights of Investors." In particular, the Directors considered that the Reorganization may be, in retrospect, unnecessary if a sale of the assets is the alternative which ultimately transpires. However, the General Partners presently know of no third party interested in purchasing the assets of the Partnerships and there can be no assurances that the terms of such a purchase and sale agreement would be as favorable as the terms of another alternative after the Reorganization. Accordingly, the General Partners have concluded that the increased flexibility and enhanced capital formation opportunities associated with the Reorganization outweigh the disadvantages of the Reorganization.

          (vi) Information with respect to the financial conditions, results of operations, cash flows, net book value and liquidation values of each of the Partnerships, on a historical and prospective basis.

          (vii) The non-financial terms and the structure of the proposed Reorganization, in particular, the fact that the Reorganization qualifies as a tax-free reorganization to the Investors, other than with respect to Investors with a negative basis which will require recognition of a gain in the year in which the Reorganization is effected.

          Each of the above factors support, directly or indirectly, the determination by the General Partners that the Formula, the conversion terms of the Preferred Stock, and the roll-up transaction taken as a whole is fair to Investors in Datalinc and Fastcom. The General Partners did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination, however, the General Partners placed special emphasis on the terms of the Formula and the receipt of a favorable fairness opinion from its financial advisor. See - "Opinion of the General Partners' Financial Advisor."

OPINION OF THE GENERAL PARTNERS' FINANCIAL ADVISOR

     GENERAL

     The General Partners retained Michael Davis & Co. to act as the financial adviser in connection with the Reorganization. Michael B. Davis, C.P.A. has been President of Michael Davis & Co. since its inception in 1992. He is a certified public accountant with over fourteen years of experience which include seven years at Price Waterhouse where he served as a Senior Tax Manager and three years as an Audit Manager at another accounting firm. Michael Davis & Co. was selected to provide a fairness opinion based upon Mr. Davis' prior service to ICN and the Partnerships through his position at Price Waterhouse, and his subsequent service in connection with financial analysis in response to state securities commission questions. Michael Davis & Co.'s areas of experience include acquisitions and divestitures of business units, corporate finance, business valuations, tax consulting and audits.

     Michael Davis & Co. has rendered an opinion to the General Partners that, based on the matters set forth in such opinion, the Formula and the roll-up transaction taken as a whole is fair from a financial point of view to Datalinc's Investors, and the distribution of the Underlying Shares to all of the Investors pursuant to the terms of the Preferred Stock are consistent with the terms of the Partnership Agreement. Due to the fact that Datalinc owns between 73% and 80% of Fastcom, Michael Davis & Co. did not consider the fairness of the roll-up transaction to the Fastcom Investors. The text of such opinion is set forth in Appendix B to this Consent Statement/Prospectus and should be read in its entirety by the Investors.

     Michael Davis & Co., in conducting their analysis and in arriving at their opinion, has not conducted a physical inspection of any of the properties, assets or liabilities of the Partnerships. Michael Davis & Co. has relied upon the accuracy and completeness of the financial and other information that was provided to them by the Partnerships or that was publicly available. Michael Davis & Co. was not engaged to conduct an independent valuation of the Partnerships. Their opinion is based on economic, market and other conditions as in effect on, and the information made available to them as of the date of their analysis.

     VALUATION METHODOLOGIES

     The General Partners engaged the services of Michael Davis & Co. to render a fairness opinion regarding the Formula as set forth in the Reorganization Agreement, from a financial point of view to Datalinc's Investors.

     Michael Davis & Co. has delivered a written opinion dated as of August 26, 1997, that the Formula is fair from a financial point of view to Investors of Datalinc and that the distributions to all of the Investors, pursuant to the terms of the Preferred Stock are consistent with the terms of the Partnership Agreement. There were no limitations imposed by the General Partners on Michael Davis & Co. in connection with their rendering of the fairness opinion. The full text of the Michael Davis & Co. opinion, which sets forth assumptions made and matters considered, is attached as Appendix B to this Consent Statement/Prospectus. Investors are urged to read such opinion in its entirety. The Michael Davis & Co. opinion is directed only to the Formula in the Reorganization Agreement and does not constitute a recommendation to any Investors as to how such Investor should vote on the Reorganization Agreement. The summary information regarding the Michael Davis & Co. opinion and procedures followed in rendering such opinion set forth in this Consent Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at their opinion, Michael Davis & Co. conducted the following tasks: (i) reviewed the Reorganization Agreement; (ii) reviewed audited historical financial statements as well as financial forecasts and other such data for the Partnerships; (iii) reviewed this Consent Statement/Prospectus and the financial data contained herein; (iv) conducted limited discussions with certain representatives and advisors of the Partnership concerning the financial condition, business and prospectus of each respective Partnership; and (v) reviewed such other financial studies and analysis and performed such other investigations and took into account such other matters as Michael Davis & Co. deemed necessary.

     In connection with rendering their opinion, Michael Davis & Co. performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of the analyses. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. Michael Davis & Co. believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the Michael Davis & Co. opinion.

     In performing their analyses, Michael Davis & Co. made numerous assumptions, many of which cannot be predicted and are beyond the control of the Partnerships or Michael Davis & Co. The analyses performed by Michael Davis &
Co. and the estimates or illustrations contained therein are not necessarily indicative of actual future results or actual values, which may be significantly more or less favorable than suggested by such analyses and estimates or illustrations. Additionally, analyses related to and estimates or illustrations of values do not purport to be appraisals or reflect the prices at which the Partnerships or their securities may actually be sold. Because such analyses and estimates or illustrations are inherently subject to uncertainty, Michael Davis & Co. gives no assurance that such estimates or illustrations can or will be realizable at such values.

     RETURN ON INVESTMENT - SENSITIVITY ANALYSIS

     In determining the fairness of the Formula, from a financial point of view, Michael Davis & Co. reviewed a sensitivity analysis (the "Sensitivity Analysis") prepared by the General Partners. Although the Directors concluded the Datalinc Value should be at least $9 million, for comparative purposes, the Sensitivity Analysis varies the Datalinc and Fastcom Values from those values under the Formula and then compares an Investor's or Other Equity Owner's return on investment under the Formula, with their return on investment using increased and decreased Datalinc Values. The term "return on investment" is measured by value received in excess of capital contributed divided by capital contributed. Whereas Datalinc owns approximately 73% of Fastcom and has the deciding vote concerning the Reorganization, Michael Davis & Co. did not review the Sensitivity Analysis as applied to Fastcom.

     For illustration purposes, assuming a Conversion Value of $30 million and a Datalinc Value of $20 million, (instead of the $9 million Datalinc Value under the Formula) the return on investment to the Datalinc Investors would be an aggregate 168.61%, compared with 163.42% under the Formula, or a 1.97% increase over in their return on investment under the Formula.

     For further illustrative purposes, assume under the Sensitivity Analysis a Conversion Value of $60 million and Datalinc Value of $8.3 million (instead of $15 million under the Formula), the return on investment to the Datalinc Investors would be an aggregate 352.23%, compared with 367.21% under the Formula, or a 3.21% decrease in their return on investment. Similarly, a Datalinc Value of $33.3 million would yield a 406.79% aggregate return on investment or a 8.47% increase over the Formula, under this illustration.

     OTHER VALUATION METHODS

     Michael Davis & Co. used the audited financial statements of Datalinc and Fastcom to determine the Net Book Values to be $347,242 and ($827,396), respectively. Additionally, the Liquidation Values of Datalinc and Fastcom were estimated at $347,242 and $0, respectively, as of December 31, 1996. Without a capital infusion there is substantial doubt as to each Partnership's ability to continue as a going concern.

LACK OF INDEPENDENT REPRESENTATIVE

     The General Partners did not engage an independent representative for the Investors to determine the values of the Partnerships in the Formula for the following reasons: (i) the General Partners have obtained the opinion of Michael Davis & Co., an independent certified public accountant, to the effect that the Formula is fair from a financial point of view to the Datalinc Investors; (ii) Datalinc owns a significant percentage of Fastcom and will receive at least 69% of any Fastcom Value; (iii) more than doubling the Datalinc Value in the Formula, for comparison purposes, has no material effect on the Datalinc Investors' ownership interest in Thrucomm after Mandatory Conversion. However, the Investors did not have the benefit of independent representation and the valuations and other terms of the Reorganization may not be as favorable as the terms that an independent representative might have obtained.

FIDUCIARY DUTIES OF THE GENERAL PARTNERS

     The General Partners' fiduciary duties to the Investors include legal responsibilities of loyalty, care and good faith. As the General Partners of the

Partnership, ICN and FMI may not profit by any conduct or transaction in contravention of its fiduciary obligations to the Investors. Rights of action by and on behalf of the Investors for any breach of these duties are provided under Florida's limited partnership laws, which is the choice of law provided in the Partnership Agreements. Under Florida law, a limited partner may bring action against a general partner, upon a showing of the breach of its fiduciary duty, to recover his capital contribution or to seek an accounting and dissolution of the partnership. Simple negligence or an error in judgment not amounting to a breach of fiduciary duty would constitute a defense to the limited partner's action. ICN and FMI believe that each has complied with its fiduciary duties in the management of each of the Partnerships and in connection with the structuring of the Reorganization.

ACCESS TO INVESTOR LIST AND PARTNERSHIP RECORDS

     Datalinc and Fastcom will provide free of charge to any Investor, upon written request, a current alphabetized listing of all Investors' names and addresses of the Investors in the Partnership in which the requesting Investor owns Partnership Units. Investors are afforded this right under the Partnership Agreements and federal and state law. Investors also have the right under the Partnership Agreements to inspect the books and records of his or her Partnership at all reasonable times.

                     FAILURE TO APPROVE THE REORGANIZATION

     The purpose of the Reorganization, consistent with the business plans of Datalinc and Fastcom, is to facilitate the ability of the Partnerships to obtain the additional capital needed to develop the complimentary businesses of the Partnerships and to potentially increase future opportunities for liquidity for the Investors and Other Equity Owners. Failure to consummate the Reorganization may have material adverse consequences on the businesses of the Partnerships and on the ability of the Investors and Other Equity Owners to eventually realize liquidity for their investments. The purpose of the Reorganization is to enhance the ability to obtain additional liquidity. The Reorganization itself will not provide liquidity.

     In the event that the Investors of Datalinc fail to approve and adopt the Reorganization Agreement, as set forth in this Consent Statement/Prospectus, the assets of the Partnerships will not be transferred to Thrucomm and the Preferred Shares will not be issued to the Partnerships. The Partnerships would continue in their respective businesses as heretofore operated. If the Investors fail to approve the Reorganization, the General Partners may continue to explore other alternatives, such as the sale of the Partnerships' assets to a third party. However, there can be no assurances that the General Partners could find a third party interested in purchasing the assets or that the terms and conditions of such a purchase and sale agreement would be as favorable as the terms of the Reorganization. Neither can there be any assurances that the Partnerships or Thrucomm will be able to obtain additional capital from another source in a reasonable time and at a reasonable cost.

                              CONSENT PROCEDURES

GENERAL

     Datalinc Investors are being asked to give their written consent to a proposal to approve and adopt the Reorganization Agreement (the "Solicitation"). Only those persons who are registered owners of Datalinc's Units may execute and deliver a Consent. Datalinc Investors who wish to consent should mail, hand deliver, send by overnight courier or fax (confirmed by physical delivery) their properly completed and executed Consents to ICN at the address of its principal executive offices as set forth herein and on the form of Consent.

     Based on the Partnership Agreements, Datalinc Investors shall be entitled to the following number of votes: the Series 100 Investors have 37.85% of the votes, or 2.226 votes per Series 100 Unit; the Series 200 Investors have 17.28% of the votes, or .0756 vote per Series 200 Unit; the Series 300 Investors have 10.86% of the votes, or .0757 votes per Series 300 Unit; the Series 300E1 Investors have 18.27% of the voting power, or 0.757 votes per Series 300E1 Unit; and the Series 300E2 Investors have 15.74% of the votes, or .0757 votes per Series 300E2 Unit. Any matters as to which the Investors are authorized to take action under Datalinc's Partnership Agreement or under the law may be acted upon by the Investors without a meeting; and any such action shall be valid and effective as action taken by the Investors at a meeting assembled, provided that written consents to such action by the Investors are signed by Investors who hold the requisite number of Units required to authorize such action, and that the Consents are delivered to Datalinc's General Partner.

REQUISITE CONSENTS

     DATALINC

     The  members  of  the  Board  of  Directors  of  ICN,  without  dissent  or abstention, approved the Reorganization on behalf of Datalinc. Datalinc's Partnership Agreement requires the Majority Vote of Limited Partners to approve the Reorganization. The term Majority Vote is defined in Datalinc's Partnership Agreement as the affirmative vote or written consent of the Limited Partners then owning of record more than fifty percent (50%) of the outstanding voting rights of Datalinc. If an Investor does not consent to the Reorganization, but the Reorganization is approved by the requisite vote of other Limited Partners, such Limited Partner is bound by such approval. The Board of Directors of ICN, Datalinc's General Partner believes that the proposed transaction is fair to Datalinc's Investors and that approval of the Reorganization is in the best interests of Datalinc and its Investors, the ICN Board unanimously recommends a vote "FOR" approval and adoption of the Reorganization Agreement. See "Recommendation of the General Partners."

     FASTCOM

     Pursuant to Fastcom's Partnership Agreement, the affirmative vote or written consent of the Limited Partners owning at least two-thirds (2/3) of the outstanding Units of Fastcom is necessary to approve and adopt the Agreement and Plan of Reorganization. Datalinc currently owns approximately 80% of all of the outstanding Units of Fastcom and ICN, has given Datalinc's written consent to Fastcom for the approval of the Reorganization Agreement. Assuming the sale of all of Fastcom's Series 300 Units, Datalinc will continue to own over 73% of Fastcom's Units. Datalinc's consent, alone, is sufficient to give Fastcom's approval to the Reorganization. The board of directors of FMI approved the Reorganization without dissent on abstention. See "Recommendation of the General Partner."

      THRUCOMM

     The Board of Directors of Thrucomm approved the Reorganization Agreement without dissent or abstention.

EFFECTIVE TIME AND EXPIRATION DATE

     The term "Effective Time" means 5:00 p.m., Eastern Standard Time (EST), on the date on which the Requisite Consents have been received by ICN, but not less than 60 days after the date the Consent Statement/Prospectus is first provided to Investors. Consents will become irrevocable at the Effective Time, subject to satisfaction of certain conditions, (See "Consent Procedures - Conditions of the Solicitation") and all Investors will be bound by the Reorganization Agreement.

     The term "Expiration Date" means 5:00 p.m., EST, on October __, 1997, unless ICN, in its sole discretion as Datalinc's General Partner, extends the period during which the Solicitation is open, in which event the term "Expiration Date" means the latest time and date to which the Solicitation is so extended. Datalinc reserves the right to extend the Solicitation at any time and from time to time, by giving oral or written notice no later than 5:00 p.m., EST, on the next business day after the previously announced Expiration Date. Such notice may be by written notice to the Datalinc Investors. Such announcement or notice may state that Datalinc is extending the Solicitation for a specified period of time, or on a daily basis until 5:00 p.m., EST, on the date on which the Requisite Consents have been received.

REVOCATION OF CONSENTS

     Prior to the Effective Time, any Datalinc Investor may revoke any Consent. Any Datalinc Investor desiring to revoke a Consent must, prior to the Effective Time, deliver to ICN, at the address set forth herein and on the Consent, a written revocation of such Consent (which may be in the form of a subsequent Consent marked with a specification, i.e., "For" or "Against," which is different from that set forth on the earlier Consent), containing the name of such Investor, the identification of the Units to which such revocation relates, and the signature of the registered owner.

CONDITIONS OF THE SOLICITATION

     Consents will become irrevocable at the Effective Time. The effectiveness of the Reorganization Agreement is conditioned upon (i) the receipt of the Requisite Consents; (ii) the Registration Statement, of which this Consent Statement/Prospectus forms a part, shall have become effective and no stop order suspending such effectiveness shall have been issued and remain in effect; (iii) no preliminary or permanent injunction or other order or decree by any federal or state court or any action by any state or federal governmental agency preventing the consummation of the Reorganization shall have been issued or taken and remain in effect; and (iv) all consents, orders and approvals legally required shall have been obtained and be in effect at the Effective Time.

     The Solicitation may be abandoned by Datalinc at any time prior to the Effective Time, for any reason, in which case all Consents will be voided. In addition, the Reorganization Agreement may be modified or abandoned for any reason, either before or after the Effective Time. If the Reorganization Agreement is modified, and Counsel for Datalinc delivers an opinion certifying that the modifications are not, in the aggregate, materially adverse to the Datalinc Investors, as compared to the Solicitation on the Reorganization Agreement as described in this Consent Statement/Prospectus. Consents given prior to such modification will remain valid and effective and will constitute Consents to the Reorganization Agreement, as so modified.

ESTIMATED EXPENSES

     Datalinc and Fastcom will bear equally all of the expenses in connection with printing and mailing this Consent Statement/Prospectus. Datalinc and Fastcom equally will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Consent Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Datalinc Units. Written Consents may be solicited by directors, executive officers or regular employees of Datalinc, in person, by letter or by telephone, telegram or telefax. The total amount of estimated (including actual incurred to date) transactional expenses are as follows:

                  Accounting.....................................$  100,000
                  Legal..........................................   150,000
                  Fairness Opinion...............................    12,000
                  Filing fees....................................       500
                  Solicitation, printing and other costs.........    20,000
                                                                  ---------
                     Total estimated expenses.................... $ 282,500

                 CERTAIN TAX CONSEQUENCES OF THE REORGANIZATION

     The Reorganization will be treated as a transfer of the assets of the Partnerships to Thrucomm and the assumption of the Partnerships' liabilities by Thrucomm in exchange for the Preferred Stock. Immediately after such transfer, the persons who control Datalinc will control Thrucomm. Accordingly, other than with respect to Datalinc Limited Partners with a negative basis requiring recognition of gain in the year in which the Reorganization is effected, no gain or loss will be recognized by the Datalinc Investors and the Fastcom Investors as a consequence of the Reorganization. The Investors have received an opinion from Schifino and Fleischer, P.A., special counsel to Thrucomm, dated as of the date of this Consent Statement/Prospectus, to the effect that as a consequence of the Reorganization, other than with respect to Datalinc Limited Partners with a negative basis, (i) the Investors will not recognize any gain or loss in the transfer of the assets and assumption of the liabilities of the Partnerships;
(ii) other than recapture of negative capital accounts, no gain or loss will be recognized by the Investors upon the receipt of the Preferred Stock by the Partnerships and the eventual distribution of the Underlying Shares to the partners in liquidation of the Partnerships; and (iii) the basis of the Underlying Shares to be eventually received by the Investors in liquidation of the Partnerships will be equal to the adjusted basis of the Investors in their respective interests in Datalinc and Fastcom. Such opinion is based on current law and various other assumptions as set forth in the copy of such opinion which is filed as an exhibit to the Registration Statement of which this Consent Statement/Prospectus forms a part, and which may be obtained by Investors upon request. If a Mandatory Conversion is the result of a Sale or Merger, since any Sale or Merger is conditioned upon shareholder approval, a new tax opinion would be required regarding the tax treatment of the consideration to be received by Investors for the Underlying Shares.

                        COMPARATIVE RIGHTS OF INVESTORS

     The following comparative information is an accurate summary of the material differences associated with rights of a holder of Units in the Partnerships versus stockholders in Thrucomm. The Investors shall become stockholders of Thrucomm in the event of a Mandatory Conversion and dissolution of the Partnerships. The rights and duties of Investors are identical under each of the Partnerships, except as otherwise noted.

DISTRIBUTIONS AND DIVIDENDS

     THE PARTNERSHIPS

     Each of the Partnership Agreements provide for cash distributions in the discretion of the General Partner, provided however, that distributions of cash flow, if any, shall be made at least quarterly commencing as soon as possible, and distributions of Sale Proceeds shall be made promptly after the occurrence of the event giving rise thereto as the General Partner deems reasonably prudent.

     THRUCOMM, INC.

     Although  holders of Common  Stock are  entitled to receive  any  dividends declared thereon by Thrucomm's Board of Directors out of legally available funds, no dividends are expected to be paid on the Common Stock for the foreseeable future. Under Florida law, dividends may be paid out of the Company's surplus or out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, the Company's credit agreements restrict the Company's ability to pay cash dividends.

TAX MATTERS

     THE PARTNERSHIPS

     None of the Partnerships are subject to federal or state income taxes. Each Investor or Other Equity Owner is allocated his pro rata share of the Partnership's taxable income or loss.

     THRUCOMM, INC.

     The Company is subject to federal income tax on its consolidated income after allowable deductions and credits. Stockholders will not be taxed on the Company's income, but will generally be subject to federal and state income taxes on dividends received from the Company, if any.

VOTING RIGHTS

     THE PARTNERSHIPS

     Under Datalinc's Partnership Agreement, the holders of Units in Datalinc are presently entitled to the following number of votes: Series 100 Units -
2.226 votes per Unit; Series 200 Units - 0.0756 votes per Unit; Series 300 Units
- 0.0757 votes per Unit; Series 300E1 Units - 0.757 votes per Unit; and the Series 300E2 Units - 0.757 votes per Unit, on matters submitted to them for a vote. Holders of Units in Fastcom are entitled to one vote per Unit on matters submitted to them for a vote. The approval of a sale of all or substantially all of the assets of the Partnerships, dissolution of the Partnerships and removal of the General Partners are matters requiring the vote or written consent of a majority of the outstanding voting rights of Datalinc's Investors and or the vote or written consent of the holders of at least two-thirds of the outstanding Fastcom Units.

     THRUCOMM, INC.

     Holders of the Company's Common Stock are entitled to one vote per share on all matters submitted to them for a vote, including the election and removal of directors, amendments to the Articles of Incorporation, certain mergers and share exchanges, dissolution and the sale of all or substantially all of the assets of the Company. These matters require the approval of a majority of the outstanding Common Stock. Accordingly, holders of Units will not receive a security with significantly different voting right, other than eliminating the right to compel dissolution and adding the right to participate in annual elections of directors. However, former holders of Units will own a slightly larger or slightly smaller percentage in the Company than they currently own in the respective Partnerships, resulting in a corresponding increase or decrease in their voting power.

RESTRICTIONS ON TRANSFERS

     THE PARTNERSHIPS

     No limited partnership interests in the Partnerships may be transferred or assigned unless (i) the transferor delivers an unqualified opinion of counsel satisfactory to counsel designated by the General Partners that the transfer does not violate any federal or state securities law; (ii) the transferee executes a statement as to his investment intent, and (iii) the General Partner consents to the transfer. In addition, no substitution may be made unless the transferor delivers an instrument of substitution adopting the terms of the Partnership Agreement, the General Partner consents, a reasonable transfer fee is paid and an amendment to the Certificate of Limited Partnership is filed.

     THRUCOMM, INC.

     The Common Stock to be issued upon Mandatory Conversion will be acquired pursuant to an exemption from the registration requirements of the Securities Act, pursuant to Section 3(a)(9) of the Act. The Common Stock will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate, (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate"), of Thrucomm. Affiliates may not sell their shares except pursuant to: (i) an effective registration statement under the Securities Act covering such shares; (ii) paragraph (d) of Rule 145; or (iii) any other applicable exemption under the Securities Act. See "Risk Factors."

RIGHT TO CALL MEETINGS

     THE PARTNERSHIPS

     Meetings of the limited partners of the Partnerships may be called by the holders of at least 10% of the outstanding Units. Actions requiring a vote of the holders of Units may be taken without a meeting upon written consent by the same percentage of limited partners required to approve the action at a meeting.

     THRUCOMM, INC.

     Special meetings of the Company's stockholders may be called by the President, Board of Directors or by holders of no less than 10% of the Common Stock. Actions requiring a vote may be taken without a meeting upon written consent by the same percentage of stockholders required to approve the action at a meeting.

RIGHT TO INVESTOR LIST

     THE PARTNERSHIPS

     Under Florida law and the Partnership Agreements, a holder of Units has the right to examine or copy a listing of the names and addresses and record ownership positions of the holders of Units.

     THRUCOMM, INC.

     The Company is required to maintain a list of the names and addresses of all stockholders at its principal office during normal business hours for any proper purpose and, in certain circumstances to provide a copy of the list to any stockholder upon request.

ASSESSMENTS AND LIMITED LIABILITY

     THE PARTNERSHIPS

     Under the terms of the Partnership Agreements, Investors are not subject to additional assessments. The liability of the limited partners generally limited to their capital contributions and, in certain circumstances, the amount of any capital distributed or returned to them.

     THRUCOMM, INC.

     The Company's stockholders will not be subject to assessments or to personal liability for obligations of the Company.

ALLOCATIONS AND DILUTION

     THE PARTNERSHIPS

     Allocation of distributions to Investors and Other Equity Owners in the Partnerships are governed by the Partnership Agreements and are set forth in several places in this Consent Statement/Prospectus. See "The Datalinc Investors," "The Fastcom Investors." Generally, allocations are made to Investors in proportion to their respective percentage ownership in the Partnerships, after certain returns of cash Contributions and receipt of certain Preferred Returns.

     The Partnership Agreements permit the sale of additional Units on such terms and conditions as the General Partner and a Majority Vote of the limited partners may determine. Any additional Units offered must be offered initially to all existing partners in the Partnerships on a pro rata basis.

     THRUCOMM, INC.

     The Company's Articles of Incorporation authorize the issuance of up to 100,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock, including shares that may be divided into one or more additional series with rights and preferences to be determined by Thrucomm's Board of Directors without any shareholder action. An Investor's percentage interest in the Company is subject to dilution upon issuance of additional securities by the Company.

LIQUIDITY

     THE PARTNERSHIPS

     There is no trading market for the Units.

     THRUCOMM, INC.

     There is no trading market for the securities of the Company, and no assurances can be given that one will develop in the future.

REDEMPTION AND CONVERSION

     THE PARTNERSHIPS

     The Units are not redeemable or convertible into other securities.

     THRUCOMM, INC.

     The Common Stock of the Company is not redeemable or convertible.

FINANCIAL REPORTING

     THE PARTNERSHIPS

     No later than ninety (90) days afer the end of each fiscal year, the limited partners are entitled to receive a report of their respective General Partner showing distributions and allocations, all necessary tax reporting information. No later than ninety (90) days after receipt of the aforementioned report, the Investors shall receive an audited balance sheet and statement of income or loss.

     THRUCOMM, INC.

     After the Reorganization, the Company will not be subject to the reporting requirements of the Exchange Act and will not be required to file periodic reports or proxy statements with the Commission.

MANAGEMENT AND COMPENSATION

     THE PARTNERSHIPS

     The General Partners make all decisions regarding the day-to-day operations of their respective Partnerships. The General Partners devote such time as each determines shall be reasonably required. The limited partners shall have no participation in or control over the management of the Partnership. Subject to certain significant limitations, Investors or Other Equity Owner holding 66-2/3% of the Units shall have the right to remove the General Partner. The General Partner may not withdraw or resign as General Partner without the Majority Vote of the limited partners of the Partnerships.

     The  General  Partners  receive   management  fees  from  their  respective
Partnership. The management fees will terminate upon the Investor's approval of the Reorganization. See "Management - Comparative Compensation Information."

     THRUCOMM, INC.

     The stockholders of Thrucomm elect the Board of Directors. The directors appoint the Company's officers, to serve at the discretion of the Board. The directors of Thrucomm receive no compensation, but shall be entitled to participate in the Company's Stock Option Plans. Officer salaries and incentive compensation are determined by the Board of Directors.

FIDUCIARY DUTIES

     THE PARTNERSHIPS

     The managing General Partners' fiduciary duties to the limited partners include legal responsibilities of loyalty, care and good faith. ICN and FMI may not profit from any activities in contravention of their fiduciary obligations to the Partnerships.

     THRUCOMM, INC.

     The fiduciary duties owed by the directors of Thrucomm to its stockholders under the Florida Business Corporations Act, and remedies available for a breach of those responsibilities are similar to those applicable to the Partnerships and the limited partners. Therefore the Reorganization generally will not involve any reduction in the standard of care owed to Investors or in the remedies available for any breach of those duties.

LIMITS ON MANAGEMENT'S LIABILITY

     THE PARTNERSHIPS

     The Partnership Agreements provide that in any threatened, pending or completed action, suit or proceeding to which the General Partners were or are a party or are threatened to be made a party by reason of the fact that they were or are a General Partner of the Partnerships, involving any alleged cause of action for damages arising from the performance of the activities of the Partnerships, the Partnerships will indemnify their respective General Partners against expenses actually and reasonably incurred by them in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the
Partnership, and provided their conduct does not constitute negligence, misconduct or a breach of their fiduciary obligations to the limited partners.

     THRUCOMM, INC.

     Thrucomm's Articles of Incorporation and By-laws provide for the elimination of directors' liability for monetary damages arising from a breach of certain fiduciary obligations and for the indemnification of directors, officers and agents to the full extent permitted by the Florida Business Corporation Act. These provisions generally provide for indemnification in the absence of gross negligence, willful misconduct and cannot be amended without the affirmative vote of a majority of the outstanding shares of Common Stock.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CONTINUATION OF EXISTENCE

     THE PARTNERSHIPS

     The Partnership Agreements provide for a term ending on December 31, 2039, or until an earlier dissolution upon specified events, but contemplates continuing operations in accordance with its objectives.

     THRUCOMM, INC.

     The Company has a perpetual term, subject to dissolution upon the occurrence of specified events.

ANTI-TAKEOVER PROVISIONS

     THE PARTNERSHIPS

     There are no anti-takeover provisions in the Partnership Agreements or under Florida Partnership law.

     THRUCOMM, INC.

     Thrucomm is subject to the anti-takeover protections of the Florida Business Corporations Act, which prohibit business combinations with interested stockholders under certain circumstances. Florida's Affiliated Transactions Statute is designed to protect shareholder from a so-called two-tier, front-end loaded tender offer (e.g., a front-end cash tender offer for 51% of the stock at a price of $65 a share, to be followed by a take-out merger for the remaining 49% at a price of $45 a share). This statute however does not apply to any corporation with fewer than 300 shareholders.

LIQUIDATION RIGHTS

     THE PARTNERSHIPS

     In the event of liquidation, the Investors and Other Equity Owners are entitled to a distribution in proportion their positive Capital Accounts, after taxes and creditors (including any partners who are creditors, to the extent permitted by law) have been paid, and if any General Partner's Capital Account then has a deficit balance, such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero.

     THRUCOMM, INC.

     In the event of liquidation, holders of Common Stock would be entitled to share ratably in any assets of the Company remaining after satisfaction of obligations to its creditors and liquidation preferences on any series of Preferred Stock of the Company then outstanding.

RIGHT TO COMPEL DISSOLUTION

     THE PARTNERSHIPS

     The Partnerships may be dissolved by unanimous vote or written consent of all the Partners.

     THRUCOMM, INC.

     Under Florida law, stockholders of a Company may not vote to compel dissolution of the Company without prior action by its Board of Directors.

             PRO FORMA CONDENSED FINANCIAL INFORMATION (UNAUDITED)

     The following pro forma information and explanatory notes are presented to reflect the proposed Reorganization on the historical financial statements of Datalinc, Fastcom and Thrucomm. The Reorganization, reflected in the pro forma information, has been accounted for as a transaction among related parties. Accordingly, historical cost basis is used for the parties considered to be under common control, including all Datalinc limited partners and Datalinc's interest in Fastcom. The historical basis of the Fastcom Series 100EA Investors have been stepped up to fair market value to reflect the purchase method on these minority interests in Fastcom. Fastcom's Series 100 Units, its Series 200 Units and CFG's Options are recorded at historical basis and reflect fair value. The Unaudited Pro Forma Condensed Combined Balance Sheet at April 30, 1997 reflects the transfer of 100% of the assets and liabilities of Fastcom in exchange for one (1) share of each series of Thrucomm's Mandatory Convertible Preferred Stock, Series H - P. All the assets and liabilities of Datalinc are reflected as being transferred to its 100% owned subsidiary Thrucomm in exchange for one (1) share of each series of Thrucomm's Mandatory Convertible Preferred Stock, Series A G. The Unaudited Pro Forma Condensed Combined Statements of Operations and Cash Flows for the four months ended April 30, 1997 and for the year ended December 31, 1996 reflect the pro forma of operations and cash flows, as adjusted, as if this combination had taken place on January 1, 1997 and 1996. Additionally, the Unaudited Pro Forma Condensed Combined Statements of Operations for the years ended December 1995 and 1994 are presented as the entities are considered under common control.

     The pro forma condensed combined balance sheet assumes that the Reorganization was consummated on April 30, 1997 and the pro forma condensed statements of operations and cash flows assume that the Reorganization was consummated at the beginning of the year presented. The assumptions are described in the accompanying Pro Forma Adjustments.

     The pro forma financial statements do not include earnings or book value per share amounts as the calculation to determine the preferred shares conversion to common shares is currently not determinable due to the inability to ascertain a value of the Company and the number of shares that will be ultimately issued. As a result, the pro forma capital structure can not be determined at this time.

     The pro forma information should be read in conjunction with the historical financial statements of Datalinc, Fastcom and Thrucomm and the related notes thereto included in the Consent Statement/Prospectus. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations, cash flows or combined financial position that would have resulted had the Reorganization been consummated at the dates indicated, nor is it necessarily indicative of the results of operations or cash flows of future periods or future combined financial position.

                                   THRUCOMM                     Page 1 of 2
                       PRO FORMA COMBINED BALANCE SHEET
                                APRIL 30, 1997
          HISTORICAL
     DATALINC   FASTCOM          PRO FORMA  ADJUSTMENTS                COMBINED
ASSETS
Cash and cash equivalents
    $   41,621 $   17,414                           $ 240,002(f)(l)(m)$ 299,037
Trade accounts receivable
       547,268     67,717                                               614,985
Inventories
       186,498          0                                               186,498
Other receivables
        17,708          0                                                17,708
Prepaid and other current assets
        10,815     13,367                                                24,182
     ---------  ---------  -----------    --------     ---------      ---------
  TOTAL CURRENT ASSETS
       803,910     98,498  $         0   $       0    $  240,002      1,142,410

Advances to and investment in affiliate (gross)
     2,133,358          0   (2,133,358)(b)                                    0
Reserve for advances to affiliate
    (1,676,616)         0    1,676,616 (a)                                    0
Property and equipment, net
       868,305  1,638,517                                             2,506,822
Organization costs(net)
             0        150                                                   150
Other long-term receivables
        10,000          0                                                10,000
Other assets and deposits
        56,483          0                                                56,483
Deferred debt issue costs
             0    128,300                                               128,300
Purchased research and development
             0          0                                 85,251(d)(g)   85,251
     ---------  ---------  ---------      --------      --------      ---------
TOTAL ASSETS
    $2,195,440 $1,865,465$  (456,742)    $       0     $ 325,253     $3,929,416
     =========  =========  =========      ========      ========      =========
LIABILITIES AND PARTNERS' EQUITY
Accounts payable and accrued expenses
    $1,473,856 $  462,762                                            $1,936,618
Debt due within one year
       941,406          0                                               941,406
Lease obligation due within one year
       127,346    341,990                                               469,336
Payable to affiliate
             0  2,133,358$(2,133,358)(b)                                      0
     --------- ---------   ---------  ---------       ----------     ----------
  TOTAL CURRENT LIABILITIES
     2,542,608  2,938,110 (2,133,358)(b)$     0       $        0      3,347,360
Long-term capital lease obligation
       222,778    603,971                                               826,749
     ---------  ---------  ---------     ---------     ---------      ---------
TOTAL LIABILITIES
     2,765,386  3,542,081 (2,133,358)            0             0      4,174,109

                                   THRUCOMM                     Page 2 of 2
                       PRO FORMA COMBINED BALANCE SHEET
                                APRIL 30, 1997
         HISTORICAL
     DATALINC   FASTCOM         PRO FORMA ADJUSTMENTS                  COMBINED
Common stock                                                  1(f)            1
Preferred stock:
 Datalinc:
 Series A-Series 100
                                         1,632,000(c)                 1,632,000
 Series B-Series 200                     1,027,952(c)                 1,027,952
 Series C-Series 300                       654,433(c)                   654,433
 Series D-Series 300E1                   1,110,889(c)                 1,110,889
 Series E-Series 300E2                     956,791(c)                   956,791
 Series F-CFG                              261,067(c)         1(m)      261,068
 Series G-ICN                                    0                            0

 Fastcom:
 Series H-Series 100                       414,600(c)                   414,600
 Series I-Series 100EA                           0        85,251(d)      85,251
 Series J-Series 200                     1,936,500(c)                 1,936,500
 Series K-Series 300                             0                            0
 Series L-Datalinc                          74,143(c)                    74,143
 Series M-MIP                                    0                            0
 Series N-CFG                               77,029(c)    240,000(l)     317,029
 Series O-ILC                              132,000(c)                   132,000
 Series P-FMI                                    0                            0
Retained earnings(deficit)                             (8,847,350)(e)(8,847,350)
Mandatory redeemable partnership interest
                2,155,000               (2,155,000)(c)                        0
Partners' equity (deficit)-Gen.
    (2,262,212)(4,358,234)                              6,620,446(e)          0
CFG Option - Datalinc
       261,067                            (261,067)(c)                        0
Partners' equity(deficit)-Ltd.
     1,431,199    449,589  1,676,616(a) (5,784,308)(c)  2,226,904(e)          0
CFG Option - Fastcom
                   77,029                  (77,029)(c)                        0
     ---------  ---------  ---------     ---------      ---------     ---------
TOTAL EQUITY
      (569,946)(1,676,616) 1,676,616             0        325,253      (244,693)
     ---------  ---------  ---------     ---------      ---------     ---------

TOTAL LIABILITIES & EQUITY (DEFICIT)
    $2,195,440 $1,865,465 $ (456,742)   $        0    $   325,253    $3,929,416
     =========  =========  =========     =========     ==========     =========

                                         THRUCOMM
                        PRO FORMA COMBINED STATEMENT OF OPERATIONS
                             FOUR MONTHS ENDED APRIL 30, 1997

                                  HISTORICAL                 Pro Forma
                           DATALINC        FASTCOM    ADJUSTMENTS    COMBINED
Revenues:
   Hub access fees       $   713,300    $    90,901   $         0   $   804,201
   VSAT/PES sales              1,850              0             0         1,850
   Installation income
   and other services        114,448              0             0       114,448
                         -----------    -----------   -----------   -----------

   Total revenues            829,598         90,901             0       920,499
                         -----------    -----------   -----------    ----------

Operating expenses:

   Cost of services
   provided                  470,873              0             0       470,873
   Cost of equipment
   sales and installation
   fees                       42,252              0             0        42,252
   Selling, general and
   administrative            213,357        794,837             0     1,008,194
   Research and development,
   net of refund                   0        137,677             0       137,677
   Depreciation and
   amortization              126,916        115,837             0       242,753
                         -----------    -----------   -----------     ---------

   Total operating expenses  853,398      1,048,351             0     1,901,749
                         -----------    -----------   -----------     ---------

Loss from operations         (23,800)      (957,450)            0      (981,250)

Income (loss) from
affiliate                   (849,220)             0       849,220(i)          0
Interest expense             (44,168)       (23,770)            0       (67,938)
                         -----------    -----------   -----------     ---------

Net income (loss)       $   (917,188)  $   (981,220)  $   849,220   $(1,049,188)
                         ============   ============   ==========    ==========

                                         THRUCOMM
                        PRO FORMA COMBINED STATEMENT OF OPERATIONS
                               YEAR ENDED DECEMBER 31, 1996

                              HISTORICAL                    Pro Forma
                         DATALINC     FASTCOM        ADJUSTMENTS       COMBINED
Revenues:

   Hub access fees     $ 2,094,411   $   69,134      $        0     $ 2,163,545
   VSAT/PES sales        3,131,810            0               0       3,131,810
   Hub equipment sales     255,000            0               0         255,000
   Terminal equipment
   sales                    50,805            0               0          50,805
   Installation income
   and other services      300,395            0         (48,340)(h)     252,055
                       -----------    ---------       ---------       ---------
     Total revenues      5,832,421       69,134         (48,340)      5,853,215
                       -----------    ---------       ---------       ---------

Operating expenses:

   Cost of services
   provided              1,349,499            0               0       1,349,499
   Cost of equipment
   sales and installation
   fees                  3,315,001            0               0       3,315,001
   Selling, general
   and administrative      711,402    1,305,687         (48,340)(h)   1,968,749
   Research and
   development,
   net of refund                 0      364,977               0         364,977
   Depreciation and
   amortization            473,024      106,680               0         579,704
                       -----------    ---------       ---------       ---------
     Total operating
     expenses            5,848,926    1,777,344         (48,340)      7,577,930
                       -----------    ---------       ---------       ---------

Loss from operations       (16,505)  (1,708,210)              0      (1,724,715)

Income (loss) from
affiliate                 (481,752)           0         481,752(i)            0
Interest expense          (158,292)      (7,830)              0        (166,122)
                       -----------    ---------       ---------       ---------

Net income (loss)      $  (656,549) $(1,716,040)      $ 481,572     $(1,890,837)
                       ===========    =========       =========       =========

                                         THRUCOMM
                        PRO FORMA COMBINED STATEMENT OF OPERATIONS
                               YEAR ENDED DECEMBER 31, 1995

                                 HISTORICAL                  Pro Forma
                          DATALINC      FASTCOM        ADJUSTMENTS     COMBINED
Revenues:
   Hub access fees        $ 1,701,591   $         0   $           0 $ 1,701,591
   VSAT/PES sales             120,587             0               0     120,587
   Hub equipment sales         38,000             0               0      38,000
   Terminal equipment sales    20,033             0               0      20,033
   Installation income
   and other services         288,526             0               0     288,526
                            ---------    ----------      ----------  ----------

      Total revenues        2,168,737             0               0   2,168,737
                            ---------    ----------      ----------   ---------

Operating expenses:
   Cost of hub access
   services                 1,170,600             0               0   1,170,600
   Cost of equipment
   sales and installation
   fees                       285,054             0               0     285,054
   Selling, general and
   administrative             562,640       653,768               0   1,216,408
   Research and
   development,
   net of refund                    0       278,426               0     278,426
   Depreciation and
   amortization               326,529        26,667               0     353,196
                            ---------    ----------      ----------   ---------

      Total operating
      expenses              2,344,823       958,861               0   3,303,684
                            ---------    ----------      ----------   ---------

Loss from operations         (176,086)     (958,861)              0  (1,134,947)

Income (loss) from
affiliate                     146,710             0        (146,710)(i)       0
Interest expense              (97,140)      (11,241)              0    (108,381)
                            ---------    ----------      ----------   ---------

Net loss                  $  (126,516)  $  (970,102)    $  (146,710)$(1,243,328)
                            =========    ==========      ==========   =========

                                         THRUCOMM
                        PRO FORMA COMBINED STATEMENT OF OPERATIONS
                               YEAR ENDED DECEMBER 31, 1994

                               HISTORICAL                    Pro Forma
                        DATALINC      FASTCOM        ADJUSTMENTS       COMBINED
Revenues:
   Hub access fees     $ 1,515,509   $          0   $          0    $ 1,515,509
   VSAT/PES sales        2,400,288              0              0      2,400,288
   Hub equipment sales     100,000              0              0        100,000
   Terminal equipment
   sales                     1,284              0              0          1,284
   Installation income
   and other services      226,557              0              0        226,557
                         ---------     ----------     ----------      ---------

      Total revenues     4,243,638              0              0      4,243,638
                         ---------     ----------     ----------      ---------

Operating Expenses:
   Cost of hub access
   services              1,100,604              0               0     1,100,604
   Cost of equipment
   sales and installation
   fees                  2,386,108              0               0     2,386,108
   Selling, general and
   administrative          824,810        253,241               0     1,078,051
   Research and
   development,
   net of refund           (79,722)       308,659               0       228,937
   Depreciation and
   amortization            396,879          2,392               0       399,271
                         ---------      ---------        --------     ---------

      Total operating
      expenses           4,628,679        564,292               0     5,192,971
                         ---------      ---------        --------     ---------

Loss from operations      (385,041)      (564,292)              0      (949,333)

Income (loss) from
affiliate                 (566,497)             0         566,497(i)          0
Interest expense            (8,173)        (2,205)              0       (10,378)
                         ---------     ----------        --------     ---------

Net income (loss       $  (959,711)   $  (566,497)      $ 566,497    $ (959,711)
                         =========     ==========        ========     =========

                                         THRUCOMM
                        PRO FORMA COMBINED STATEMENT OF CASH FLOWS
                             FOUR MONTHS ENDED APRIL 30, 1997
                                 HISTORICAL                PRO FORMA
                           DATALINC     FASTCOM      ADJUSTMENTS       COMBINED
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                  $ (917,188) $ (981,220)   $ 849,220 (i)  $ (1,049,188)
Adjustments to reconcile net loss to net cash provided
by (used in) operating activities:
   Depreciation and
   amortization              126,916     119,537                        246,453
   Income(loss) in affiliate 849,220           0     (849,220)(i)             0
   (Increase) decrease in:
     Trade accounts
     receivable               26,811     (53,505)                       (26,694)
     Inventories              95,052           0                         95,052
     Other receivables        23,804      38,221                         62,025
     Prepaid and other
     current assets            9,695       2,655                         12,350
     Other assets and
     deposits                 16,047           0                         16,047
   Increase in accounts payable and accrued
   expenses                  553,748     154,705                        708,453
                          ----------   ---------   ----------         ---------
      Net cash provided by (used in)
      operating activities   784,105    (719,607)           0            64,498
                          ----------   ---------   ----------          --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property
and equipment                (83,575)   (109,899)                      (193,474)
Advances made to affiliate  (787,427)          0      787,427(j)              0
                          ----------   ---------   ----------          --------
      Net cash provided by (used in) investing
      activities            (871,002)   (109,899)     787,427          (193,474)
                          ----------   ---------   ----------          --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions              0            0     240,002(f)(l)(m)  240,002
Advances from affiliate            0      787,427    (787,427)(j)             0
Additions to borrowings      234,000       56,161                       290,161
Reductions in borrowings
and capital lease
obligations                 (130,057)      (8,834)                     (138,891)
                          ----------   ----------   ----------         --------
      Net cash provided by (used in) financing
      activities             103,943      834,754     (547,425)         391,272
                          ----------   ----------   ----------         --------
Net increase in cash and
 cash equivalents             17,046        5,248      240,002          262,296

Cash and cash equivalents,
 beginning of year            24,575       12,166                        36,741
                         -----------   ----------   ----------         --------
Cash and cash equivalents,
end of year             $     41,621  $    17,414   $  240,002       $  299,037
                         ===========   ==========   ==========        =========

                                         THRUCOMM
                        PRO FORMA COMBINED STATEMENT OF CASH FLOWS
                               YEAR ENDED DECEMBER 31, 1996
                         HISTORICAL                          Pro Forma
                 DATALINC          FASTCOM        ADJUSTMENTS           COMBINED
Cash flows from operating activities:
Net loss        $  (656,549)   $(1,716,040)     $   481,752 (i)     $(1,890,837)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and
    amortization    473,024        106,680                              579,704
    Income (loss)
    in affiliate    481,752              0         (481,752)(i)               0
    (Increase) decrease in:
       Trade accounts
       receivable  (267,279)       (14,212)                            (281,491)
       Inventories  433,929              0                              433,929
       Other
       receivables  (20,879)       (38,221)                             (59,100)
       Prepaid and other current assets
                     25,290        (14,360)                              10,930
       Other assets and deposits
                    (43,106)             0                              (43,106)
    Increase (decrease) in accounts payable and accrued expenses
                     81,867        159,102                              240,969
                 ----------      ---------        ---------           ---------
       Net cash provided by (used in) operating activities
                    508,049     (1,517,051)               0          (1,009,002)
                 ----------      ---------        ---------           ---------
Cash flows from investing activities:
Proceeds from sale of equipment - Acquisitions of property and equipment
                   (144,817)      (636,975)                            (781,792)
Investment made in affiliate - Advances made to affiliate
                   (160,287)             0          160,287(j)                0
                 ----------      ---------        ---------           ---------
   Net cash used in investing activities
                   (305,104)      (636,975)         160,287            (781,792)
                 ----------      ---------        ---------           ---------
Cash flows from financing activities:
Capital contributions     0      2,017,500          240,002(f)(l)(m)  2,257,502
Advances from affiliate   0        160,287         (160,287)(j)               0
Additions to
borrowings          638,280              0                              638,280
Reductions in borrowings and capital
 lease obligations (890,190)             0                             (890,190)
Debt issue costs     (4,289)       (11,595)                             (15,884)
                 ----------      ---------         ---------          ---------
  Net cash provided by (used in) financing activities
                   (256,199)     2,166,192            79,715          1,989,708
                 ----------      ---------         ---------          ---------
Net increase(decrease) in cash and cash equivalents
                    (53,254)         12,166          240,002            198,914
Cash and cash equivalents, beginning of year
                     77,829               0                              77,829
                 ----------      ----------        ---------          ---------
Cash and cash equivalents, end of year
                $    24,575      $   12,166        $ 240,002         $  276,743
                 ==========       =========         ========           ========

                                   THRUCOMM
                             PRO FORMA ADJUSTMENTS

The following pro forma adjustments are necessary:

a. To eliminate $1,676,616 reserve established in fiscal 1997 related to the advances to and investment in Fastcom recorded by Datalinc.

b. To eliminate $2,133,358 advances to and investment in affiliate and payable recorded by Datalinc and Fastcom, as of April 30, 1997, respectively.

c. Reflects the issuance of preferred shares in Thrucomm to each of the partnerships (Datalinc and Fastcom) in exchange for the underlying assets of the partnerships.

d. Reflects the step-up in basis of the Series 100EA Fastcom limited partners interest (the "minority interests"). The step-up in the minority interests are based on the fair value of the Series 200 Fastcom limited partners interests which were acquired during May to September 1996. As these interests were either recently acquired, management believes that they represent a reasonable estimate for fair value.

e. Reflects the conversion of Partners' Equity (Deficit) related to operations to Retained Earnings (Deficit).

f. Reflects the issuance of no-par common stock of ownership interest of Datalinc in Thrucomm.

g. Reflects the recording of purchased in-process research and development costs. However, under FAS 121 this asset is considered impaired and would be written off subsequent to the Reorganization.

h. To eliminate $48,340 inter-company rent revenue and expense charged to Fastcom for leasing of certain hub equipment owned by Datalinc.

i. To eliminate Datalinc's equity income (loss) in Fastcom for the respective period presented.

j. To eliminate advances made by Datalinc and received by Fastcom during the respective period presented.

k. No tax benefits or tax asset relating to operating losses have been recorded as all losses, have been utilized by the partners and there are no significant book/tax differences.

l. Reflects the $240,000 received from CFG from exercising the Fastcom Option under Fastcom's Partnership Agreement.

m. Reflects the $1 received from CFG from exercising the Datalinc Option under the Datalinc's Partnership Agreement.

                                DATALINC, LTD.
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

   The following table presents certain items in the Consolidated Statement of Operations of Datalinc, Ltd. and as a percentage of revenues for the period indicated.
                                          YEAR ENDED DECEMBER 31,
                                  Percent            Percent            Percent
                                    of                 of                 of
                          1994    REVENUES    1995   REVENUES    1996   REVENUES
                          ------  ---------  ------- ---------   ------ --------
                                                (Dollar amounts in thousands)
Revenues                  $4,244   100.0%    $2,169   100.0%     $5,832  100.0%
Operating expenses:
 Cost services and sales   3,487    82.2      1,456    67.1       4,664   80.0
 Selling, general &
 administrative              825    19.4        563    26.0         711   12.2
 Research and development,
      net of refund          (80)   -1.9          0     0.0           0    0.0
 Depreciation and
      amortization           397     9.4        327    15.1         473    8.1
                          ------  --------   ------   --------   ------ -------

Operating income (loss)     (385)   -9.1       (177)   -8.2         (16)  -0.3
 (Income)loss from
  affiliate                  567    13.4       (147)   -6.8         482    8.3
 Interest expense              8     0.2         97     4.5         159    2.7
                          ------  --------   ------   --------   ------ -------

Net loss                  $ (960)  -22.6     $ (127)   -5.9       $(657)  -11.3
                         =======  ========   ======   ========   ====== =======

                                         FOUR MONTHS ENDED APRIL 30,
                                         Percent                     Percent
                                           of                          of
                               1996      REVENUES         1997       REVENUES
                              -------    ---------        -------    ----------
Revenues                      $ 1,010     100.0%          $   829        100.0%
Operating expenses:
 Cost services and sales          621      61.5               512         61.8
 Selling, general &
 administrative                   207      20.5               214         25.8
 Research and development,
      net of refund                 0       0.0                 0          0.0
 Depreciation and amortization    158      15.6               127         15.3
                              -------     ------           --------    --------

Operating income (loss)            24       2.4               (24)        -2.9
 (Income)loss from affiliate      463      45.8               849        102.4
 Interest expense                  56       5.5                44          5.3
                              -------     ------           --------    --------

Net loss                      $  (495)    -49.0           $  (917)       -110.6
                              =======     ======           ========    ========

FOUR MONTHS ENDED APRIL 30, 1997 COMPARED WITH FOUR MONTHS ENDED APRIL
30, 1996

REVENUES for the four months ended April 30, 1997 decreased approximately $181,000 (17.9 percent) from 1996. Hub access fee revenues increased approximately $80,000 from $633,000 in 1996 to $713,000 in 1997 (12.6 percent)
as a result of Datalinc obtaining a significant new customer during 1996. This customer accounted for approximately 570 new sites, raising the total number of sites to 1,105 in service at April 30, 1997, as compared with 535 sites at April 30, 1996.

The lack of new customer activity in 1997 significantly reduced equipment sales and installation fees by approximately $261,000 from $377,000 in 1996 to $116,000 in 1997 (69.2 percent). Datalinc has signed on two new customers in June 1997 for 30 new sites.

COST OF SERVICES AND SALES decreased by $109,000 (17.6 percent) for the four months ended April 30, 1997 over the same period in 1996. Cost of hub access services increased $68,000 from $402,000 in 1996 to $470,000 in 1997 (16.9 percent). Cost of services as a percent of hub access fee revenues increased from 63.5 percent in 1996 to 65.9 percent in 1997 as a result of the lower profit margin required to sign Datalinc's largest customer in 1996.

With the lack of new customer development for the first four months of 1997, cost of equipment sales decreased $177,000 from $219,000 in 1996 to $42,000 in 1997(80.8 percent)resulting in margins of $158,000 in 1996 and $74,000 in 1997. Cost of equipment sales as a percent of equipment sales and installation fees decreased from 58.1 percent in 1996 to 36.2 percent in 1997. This decrease in cost of sales as a percent of sales is principally a result of minimal equipment sales and installation fees for the first four months of 1997.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased approximately $6,000 (2.9 percent) from $207,000 for the four months ended April 30, 1996 to $213,000 for the same period in 1997. This is principally due to the expenses incurred related to the Reorganization offset by the reversal of the accrual associated with the MIP that was terminated during 1997.

DEPRECIATION AND AMORTIZATION decreased approximately $31,000 (19.6 percent) from $158,000 for the four months ended April 30, 1996 to $127,000 for the same period in 1997.
This decrease is principally a result of Datalinc transferring equipment under capital lease to Fastcom on January 1, 1997.

(INCOME) LOSS FROM AFFILIATE increased $386,000 from $463,000 loss in the four months ended April 30, 1996 to a $849,000 loss in the same period in 1997. Datalinc records its investment in Fastcom based on the book value of net assets available for repayment in a manner similar to equity accounting. The loss recorded through April 30, 1997 reflects a decrease in the net assets available to Datalinc in the event of liquidation of Fastcom. At April 30, 1997, Datalinc's investment is $457,000.

INTEREST EXPENSE decreased approximately $12,000 (21.4 percent) from $56,000 in the four months ended April 30, 1996 to $44,000 in the same period in 1997. This decrease is principally due to interest expense related to a loan that was repaid by Datalinc in early 1996. However, Datalinc's wholly-owned subsidiary, Thrucomm, has continued to draw on its $600,000 line of credit to assist in funding operations. The amount drawn on the line was $521,000 at April 30, 1997.

NET LOSS was $917,000 (110.6 percent of total revenues) in the four months ended April 30, 1997 as compared to $495,000 (49.0 percent of total revenues) in the same period in 1996 as a result of factors described above.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

REVENUES for the year ended December 31, 1996 increased approximately $3.7 million (168.9 percent) from 1995. Hub access fee revenues increased approximately $393,000 from $1.7 million in 1995 to $2.1 million in 1996 (23 percent) as a result of Datalinc obtaining a significant new customer in 1996. This customer accounted for approximately 570 new sites, raising the total number of sites to 1,105 in service at December 31, 1996 as compared with 536 sites at December 31, 1995.

In addition to increasing hub access fee revenues, Datalinc's significant new customer increased equipment sales and installation fees by approximately $3.2 million from $.5 million in 1995 to $3.7 million in 1996 (640 percent).

COST OF SERVICES AND SALES increased by $3.2 million (220.4 percent) for the year ended December 31, 1996 over the same period in 1995. Cost of hub access services increased $179,000 from $1.2 million in 1995 to $1.4 million in 1996 (15.2 percent). Cost of services as a percent of hub access fee revenues decreased from 68.8 percent in 1995 to 64.4 percent in 1996 as a result of increasing the amount of customer sites, the overall cost per site decreased.

With the addition of Datalinc's significant new customer in 1996, cost of equipment sales increased $3.0 million from $.3 million in 1995 to $3.3 million in 1996 (1,063 percent) resulting in margins of $182,000 in 1995 and $423,000 in 1996. Cost of equipment sales as a percent of equipment sales and installation fees increased 27.7 percent from 61.0 percent in 1995 to 88.7 percent in 1996. This increase in cost of sales as a percent of sales is principally a result of lower margins on installing this equipment as certain discounts were given to obtain the customer discussed above.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased approximately $148,000 (26.0 percent) from $563,000 in 1995 to $711,000 in 1996. This is principally due to increased marketing efforts including more travel by Datalinc's sales force in the hub's surrounding area, an increase in personnel and an increase in professional fees.

DEPRECIATION AND AMORTIZATION increased approximately $146,000 (44.7 percent) from $327,000 in 1995 to $473,000 in 1996. This increase is principally a result of depreciation expense on several new capital lease transactions during 1996 which will facilitate the expansion of its hub operations to better serve its customers.

(INCOME) LOSS FROM AFFILIATE increased $629,000 from $147,000 of income in 1995 to a $482,000 loss in 1996. Datalinc records its investment in Fastcom based on the book value of net assets available for repayment in a manner similar to equity accounting. The loss recorded in 1996 reflects a decrease in the net assets available to Datalinc in the event of liquidation of Fastcom. At December 31, 1995 Datalinc's investment was recorded at $840,000 which reflected cash repayment by Fastcom to Datalinc which was received subsequent to year end from equity proceeds raised.

INTEREST EXPENSE increased approximately $62,000 (63.9 percent) from $97,000 in 1995 to $159,000 in 1996. This increase is principally due to interest expense related to several new capital lease transactions during 1996. Additionally, Datalinc's wholly-owned subsidiary, Thrucomm, obtained a new $600,000 line of credit to assist in funding operations.

NET LOSS was $657,000 (11.3 percent of total revenues) in the year ended December 31, 1996 as compared to $127,000 (5.9 percent of total revenues) in the same period in 1995 as result of factors described above.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

REVENUES for the year ended December 31, 1995 decreased approximately $2.1 million (48.9 percent) from 1994. Hub access fee revenues increased approximately $186,000 from $1.5 million in 1994 to $1.7 million in 1995 (12.3 percent) as a result of Datalinc's significant new customer in 1994 being in service for the entire year. This customer accounted for approximately 200 new sites. Datalinc had 536 sites in service at December 31, 1995 and 492 sites at December 31, 1994.

Datalinc's equipment sales and installation fees decreased approximately $2.2 million from $2.7 million in 1994 to $.5 million in 1995 (82.9 percent) as Datalinc's new customer in 1994 accounted for a significant portion of the equipment sales and installation fees.

COST OF SERVICES AND SALES for the year ended December 31, 1995 decreased approximately $2.0 million (58.3 percent) from 1994. Cost of hub access services increased $70,000 from $1.1 million in 1994 to $1.2 million in 1995 (6.4 percent). Cost of services as a percent of hub access fee revenues decreased from 72.6 percent in 1994 to 68.8 percent in 1995 as a result of increasing the amount of customer sites, the overall cost per site decreased.

With the addition of Datalinc's significant new customer in 1994, cost of equipment sales decreased $2.1 million from $2.4 million in 1994 to $.3 million in 1995 (88.1 percent) resulting in margins of $342,000 in 1994 and $182,000 in 1995. Cost of equipment sales as a percent of equipment sales and installation fees decreased 26.5 percent from 87.5 percent in 1994 to 61.0 percent in 1995. This decrease in cost of sales as a percent of sales is principally a result of lower margins on installing equipment in 1994 as certain discounts were given to obtain the customer discussed above.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES decreased approximately $262,000 (31.8 percent) from $825,000 in 1994 to $563,000 in 1995. This is principally due to the sharing of costs with Fastcom. Such costs include marketing efforts, personnel salaries and partnership management fees.
Fastcom had a full year of development in 1995 compared to 1994.

RESEARCH AND DEVELOPMENT, NET OF REFUND decreased $80,000 for the year ended December 31, 1994 to no research and development costs in 1995. In 1994, Datalinc received a $110,000 refund of prior year expenses paid to a vendor because of the vendor's inability to perform under the terms of the contract. The research and development costs relate to the Network that Fastcom is developing. Such costs are now exclusively incurred by Fastcom.

DEPRECIATION AND AMORTIZATION decreased approximately $70,000 (17.6 percent) from $397,000 in 1994 to $327,000 in 1995. This decrease is principally the result of certain of Datalinc's property and equipment being fully depreciated. As Datalinc was formed in 1989, a portion of its original property and equipment had five-year lives which became fully depreciated in 1995.

(INCOME) LOSS FROM AFFILIATE decreased $714,000 from $567,000 loss in 1994 to $147,000 of income in 1995. The loss recorded in 1994 represents the equity loss in Fastcom including a reserve for the net assets available to Datalinc. At December 31, 1995 Datalinc's investment was recorded at $840,000 which reflected cash repayment by Fastcom to Datalinc subsequent to year end from equity proceeds.

INTEREST EXPENSE increased approximately $89,000 (1,112.5 percent), from $8,000 in 1994 to $97,000 in 1995 which was principally due to increased interest expense as Datalinc obtained new debt to assist in funding operations.

NET LOSS was $127,000 (5.9 percent of total revenues) in the year ended December 31, 1995 as compared to $960,000 (22.6 percent of total revenues) in the same period in 1995 as result of factors described above.

LIQUIDITY AND CAPITAL RESOURCES

The accompanying consolidated financial statements have been prepared on a going concern basis. Datalinc, since its inception, has experienced recurring losses, although the operating losses have significantly decreased each year. Datalinc had a working capital deficiency of approximately $1,800,000 at April 30, 1997, as compared to a deficiency of approximately $884,000 at April 30, 1996. The increase in working capital deficiency was primarily due to additional debt and lease obligations being entered into during the year to assist in financing Fastcom's development. Effective, January 1, 1997, Datalinc transferred $586,000 of equipment under capital lease to Fastcom as this equipment was utilized in Fastcom's Network. Datalinc has guaranteed the lease that was transferred to Fastcom.

To assist in funding Fastcom's development, Datalinc's wholly-owned subsidiary, Thrucomm, obtained a $600,000 line of credit which was guaranteed by both Datalinc and Fastcom and is collateralized by all of their assets. This line of credit was originally due March 31, 1997; however, management negotiated an extension through September 30, 1997 and the line had an unused available balance of approximately $79,000 at April 30, 1997. Additionally, Datalinc has negotiated with its bank for an additional $500,000 line of credit which will be guaranteed by Blue Chip with related parties of Datalinc and Fastcom. This line of credit is due in January 1998. Under the terms of Blue Chip's guarantee, Datalinc can borrow funds which can only be used for monthly operating expenses. Also under the guarantee, Blue Chip is entitled to a $8,000 consulting fee payable on the last day of October 1997. Due to delays in finalizing the guarantee, Datalinc has borrowed $250,000 from Blue Chip as of June 1997. In the event Blue Chip's guarantee is not fully discharged by October 31, 1997, Blue Chip will be entitled to monthly consulting fees of $3,000 per month beginning in November, 1997. Also if the guarantee is not fully discharged, Blue Chip is entitled to receive warrants to purchase a .5% interest in Thrucomm for a nominal exercise price within three years.

As of July 15, 1997, Datalinc owes one of its main vendors approximately $1.6 million for services and purchases made in prior months. This vendor is willing to write a note for the $1.6 million owed which would be due on December 15, 1997. Datalinc would be required to pay a $150,000 installment by September 15, 1997. Datalinc is currently negotiating terms on the note such as the interest rate.

During the four month period, Datalinc's operating activities generated $784,000 of cash flow from operations. However, Datalinc also has funded the development of Fastcom which continues to drain Datalinc's cash and cause Datalinc to obtain additional debt. Management of Fastcom is currently seeking additional financing through venture capital or other investors, which would be used as repayment of the non-interest bearing advances made to Fastcom. Datalinc management, however, is also concurrently attempting to effect the proposed Reorganization to expand its ability to raise capital through alternative sources of financing. Future additional debt or equity proceeds would be used to finance the regional build-out of the Fastcom Network.

No assurances can be made that the proposed Reorganization will be approved. The proposed Reorganization itself will not provide any additional financing. However, management believes the proposed Reorganization will enhance the Company's ability to obtain future financing, as the reorganized Company will be more attractive to institutional investors, which will expand the financing opportunities currently available including the possibility of a future IPO.

INFLATION AND CHANGING PRICES

Inflation has not materially affected the sale of hub access fee services by Datalinc. VSAT/PES equipment, leasing costs and transmission costs have not risen significantly, nor has Datalinc substantially increased its charges to customers. Overhead expenses are, however, subject to inflationary pressure.


































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                                 FASTCOM, LTD.
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF DEVELOPMENT

RESULTS OF OPERATIONS

      The following table presents certain items in the Statement of Operations of Fastcom, Ltd. for the period indicated.

                      For the nine
                      months from
                    inception through             Four Months
                      December 31,      YEAR ENDED DECEMBER 31, ENDED APRIL 30,
                         1994           1995        1996      1996        1997
                                   (Dollar amounts
                                    in thousands)
Statement of Operations Data:

Revenues (1)               -              -        $    69  $     5    $    91
Expenses:
  Operating, general &
  administrative       $  253        $   654         1,306      263        795
  Research and
  development             309            278           365       26        138
  Depreciation and
  amortization              2             27           107       33        116
  Interest expense          2             11             7        0         23
                       ------         ------       -------  -------     ------
Net loss               $ (566)       $  (970)      $(1,716) $  (317)   $  (981)
                       ======         ======       =======  =======     ======

(1) Fastcom is a development stage enterprise and has had no significant revenues.
























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FOUR MONTHS ENDED APRIL 30, 1997 COMPARED WITH FOUR MONTHS ENDED APRIL
30, 1996

REVENUES for the four months ended April 30, 1997 increased approximately $86,000 over the same period in 1996 as Fastcom obtained its first customer in 1996. These revenues are not considered significant and Fastcom remains a development stage enterprise. The addition of Fastcom's first customer in 1996 accounted for approximately 330 sites. Fastcom is involved in pilot testing with a number of other potential customers which could result in significant future revenues.

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES increased approximately $532,000 (202.2 percent) from $263,000 for the four months ended April 30, 1996 to $795,000 for the four months ended April 30, 1997. The increase is principally due to Fastcom obtaining its first customer and installing the Network equipment at the appropriate customer sites. Additionally, an increase in personnel and marketing efforts were experienced as Fastcom continues to develop and build its infrastructure necessary to accommodate the activities associated with the Network.

RESEARCH AND DEVELOPMENT increased $112,000 (430.8 percent) from $26,000 for the four months ended April 30, 1996 to $138,000 for the four months ended April 30, 1997, principally as Fastcom continues to develop the technology related to its Network and new radios.

DEPRECIATION AND AMORTIZATION increased approximately $83,000 (251.5 percent) from $33,000 for the four months ended April 30, 1996 to $116,000 for the four months ended April 30, 1997. This principally is a result of depreciation expense on several capital lease transactions being entered into during the year as additional equipment was needed to build Fastcom's Network. Additionally, Datalinc transferred equipment under capital lease to Fastcom as the equipment was part of Fastcom's Network on January 1, 1997.

INTEREST EXPENSE increased approximately $23,000 (100 percent) from $0 for the four months ended April 30, 1996 to $23,000 for the four months ended April 30, 1997. This principally is a result of Fastcom entering into several capital leases during 1997.

NET LOSS was $981,000 for the four months ended April 30, 1997 as compared to $317,000 in the same period in 1996 as a result of factors described above.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

REVENUES for the year ended December 31, 1996 were approximately $69,000 as Fastcom obtained its first customer. These revenues are not considered significant and Fastcom remains a development stage enterprise. The addition of Fastcom's first customer in 1996 accounted for approximately 330 sites. Fastcom is involved in pilot testing with a number of other potential customers which could result in significant future revenues.

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES increased approximately $652,000 (99.7 percent) from $654,000 in 1995 to $1,306,000 in 1996. The increase is principally due to Fastcom obtaining its first customer and installing the Network equipment at the appropriate customer sites. Additionally, an increase in personnel and marketing efforts were experienced as Fastcom continues to develop and build its infrastructure necessary to accommodate the activities associated with the Network.
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RESEARCH AND DEVELOPMENT  increased $87,000 (31.3 percent) from $278,000 in 1995 to $365,000 in 1996, principally as Fastcom continues to develop the technology related to its Network and new radios.

DEPRECIATION AND AMORTIZATION increased approximately $80,000 (296.3 percent) from $27,000 in 1995 to $107,000 in 1996. This principally is a result of depreciation expense on several capital lease transactions being entered into during the year as additional equipment was needed to build Fastcom's Network.

INTEREST EXPENSE remained relatively constant for the year ended December 31, 1996, as compared to the same period in 1995, as interest free incremental financing was provided by Datalinc.

NET LOSS was $1.7 million in the year ended December 31, 1996 as compared to $970,000 in the same period in 1995 as result of factors described above.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH PERIOD ENDED DECEMBER 31, 1994

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES increased approximately $401,000 (158.5 percent) from $253,000 in 1994 to $654,000 in 1995. This is principally due to Fastcom having its first full year of incurring costs to develop its Network in 1995. As Fastcom was formed in March 1994 there were only nine months to develop its Network in 1994.

RESEARCH AND DEVELOPMENT remained relatively constant for the year ended December 31, 1995, as compared to 1994.

DEPRECIATION AND AMORTIZATION remained relatively constant for the year ended December 31, 1995, as compared to 1994.

INTEREST EXPENSE remained relatively constant for the year ended December 31, 1995, as compared to 1994.

NET LOSS was $970,000 in the year ended December 31, 1995 as compared to $566,000 in 1994 as result of factors described above.

LIQUIDITY AND CAPITAL RESOURCES

Since its inception in March 1994, Fastcom has been a development stage enterprise primarily engaged in the research and development of its Network. Fastcom obtained its first customer in 1996, although the $91,000 in net revenues for 1997 were not considered significant.

Fastcom has been unprofitable since its inception and expects to incur additional losses until it has completed its product development and obtained a sufficient customer base. Fastcom's liabilities exceed its assets by approximately $1,677,000 at April 30, 1997, which is primarily due to Fastcom's cumulative losses of $4.3 million. Fastcom also has a working capital deficiency of $2.8 million at April 30, 1997. The increase in the working capital deficiency is due to increased development costs and capital leases being entered into during the year. Effective January 1, 1997, Fastcom received $586,000 of equipment under capital lease from Datalinc as this equipment was utilized in Fastcom's Network. Datalinc has guaranteed the lease that was transferred to Fastcom. In April 1997, Fastcom's lessor, ILC, financed in excess of $1 million of equipment resulting in ILC obtaining a .905% interest in

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Fastcom.  ILC's partnership  interest was recorded as debt issuance costs at the fair value determined on the pricing of the Series 200 units sold in 1996.

Fastcom has historically been highly dependent on obtaining necessary financing from Datalinc, a related party and owes Datalinc $2.1 million for non-interest bearing advances.

Datalinc does not presently have the financial resources necessary to continue as a going concern and to fund the development of Fastcom. While Fastcom continues to search for additional debt or equity investors, it anticipates transferring its assets and liabilities to Thrucomm in the proposed Reorganization. Fastcom is in the process of initiating an additional limited partner offering, Series 300, which is anticipated to raise approximately $2,000,000 in gross proceeds. These proceeds will be utilized to pay Fastcom's creditors as well as fund the further development of its Network. See discussion of management's anticipated financing at the "Liquidity and Capital Resources" for Datalinc.

INFLATION AND CHANGING PRICES

      Inflation has not materially affected the sale of access fee services by Fastcom. Leasing costs and transmission costs have not risen significantly, nor has Fastcom substantially increased its charges to its customer. Overhead expenses are, however, subject to inflationary pressure.

                                   BUSINESS
                                   FASTCOM

     Fastcom was formed in 1994 to develop, install and operate a proprietary wireless, digital communications network for automated teller machines and on-line point of sale verification terminals in the license free, 902 to 928 megahertz (MHZ") frequency band ("Part 15" of the regulations of the Federal Communications Commission - "FCC"). Significant funding for the development of Fastcom has been principally provided by Datalinc. Through December 31, 1996, Datalinc has funded approximately $2.2 million. Under the terms of Datalinc's non-interest bearing advances, such amounts are required to be repaid before Fastcom can make any distributions to its Investors or Other Equity Owners. As of December 31, 1996, Datalinc has been repaid $840,000 from Fastcom from funds raised by Fastcom's Series 200 Offering. The remaining non-interest bearing advances from Datalinc as of April 30, 1997 totaled $2,133,358. Fastcom may repay these non-interest bearing advances out of the proceeds of future offerings. In the event the Reorganization is approved, the related party debt will be eliminated, which was considered by management in establishing the relative ownership interests of Fastcom and Datalinc in Thrucomm.

     Fastcom's Network is designed for customers currently using traditional telephone lines to transmit data between a central data center and multiple, geographically dispersed "remote" locations. The Network is a hybrid transmission data solution which seamlessly integrates high speed, digital radios with a frame relay backbone. Fastcom's proprietary radio technology and network structure are designed to displace current traditional telephone line carriers, primarily telephone companies, by providing better performance, and, for certain users, a significantly lower cost than alternate traditional delivery systems.

     Fastcom recently signed a contract with Star Bank, a leading regional bank in Cincinnati, to deploy Fastcom's service to over 403 of its ATM locations. Fastcom has successfully completed a pilot with one potential customer and is
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negotiating with that company for a three year contract for a minimum of 200 ATM locations. Fastcom is currently undertaking, or about to begin, pilot programs with several electronics fund transfer providers which control a total of approximately 28,500 ATM locations and up to approximately 529,000 point of sale devices.

THE ELECTRONICS FUND TRANSFER ("EFT") INDUSTRY

     The EFT industry is comprised of large banks and independent third party processors which function as clearing houses for ATMs, credit card, debit card and check authorization requests, lotteries and any other retail transaction that require searching one or more data bases while the connection with the requesting party remains established (also referred to as accessing in real time). Typically, the credit or funds transfer authorization process is initiated by an ATM or merchant transmitting an authorization request to the processor, which accesses the pertinent data bases in real time and transmits an acceptance or rejection back to the ATM or merchant.

     Based upon source documents, management believes that the EFT industry serves approximately 2.9 million locations in the United States. Management also believes that the potential for growth in both the number of sites that will benefit from the Network's operation efficiencies and lower cost and a projected 400% increase in on-line data transmission speed requirements for the EFT industry for 1995 until 1999 to be significant.

     In general, the EFT industry is using only two data transmission protocols, synchronous and asynchronous. A synchronous protocol is used for EFT applications characterized by heavy traffic volume running over a dedicated, on-line network which remains in constant use, such as an ATM. An asynchronous protocol is used for light or infrequent traffic volume, which typically is transmitted over dial-up networks and only used during the authorization process, such as a merchant validating use of a credit card. These protocols determine the manner in which data are transmitted between two devices.

ATMS - SYNCHRONOUS & ASYNCHRONOUS

     Full service ATMs accept deposits, statement drops, balance inquiries and also dispense postage, event tickets and other items in addition to cash. Full service ATMs typically operate synchronously and are networked in a dedicated or on-line environment due to the large number of transactions and heavy traffic volume. Management believes that the average number of monthly transactions for a full service ATM is approximately 7,000.

     Off premise deployment of full service ATMs and the introduction of lower functionality ATMs, known as "cash dispensers," are two trends driving significant increases in the installed base of ATMs during the past few years. Cash dispensers are much lower cost ATMs that, with the exception of dispensing cash, have none of the functionality of full service ATMs. Cash dispensers can be operated profitably at 1,000 transactions per month and generally operate asynchronously over dial-up networks.

     The installed base of synchronous ATMs in August 1996 was 139,134 according to source documents, a 12.5% increase over the previous year, up from a 12.5% increase for 1995 over 1994. Most of the new synchronous ATM deployments is taking place away from bank premises. The number of ATMs deployed at off-premise locations in the United States has increased from 18,380 in 1991 to 38,039 in 1995, for a compound annual growth rate of 19.9%, as compared to the increase of

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
ATMs installed at on-premise locations from 65,165 to 84,667 over the same period, for a compound annual growth rate of 6.8%. Factors contributing to the increased deployment of ATMs in off-premise locations include consumer demand for cash at these locations and the competitive advantage an ATM can give a retailer through increased customer traffic and incremental revenues. Management expects this trend to continue over the next five years as banks, in an effort to trim costs from operations and reduce their dependence on traditional branch offices for the delivery of many banking services, continue to reduce the number of branches and increase the number and type of services delivered through ATMs.

      Cash dispensers present ATM operators the opportunity to deploy ATMs in locations that historically did not generate the number of transactions needed to support full service ATMs, such as convenience stores, gas stations, college campuses and sporting events. With the development of surcharging fees for using ATMs, the banking industry began to view ATMs as a profit center rather than a cost center. Although there is still controversy surrounding ATM surcharge fees, it is anticipated by management that these fees will become standard over the next three to five years.

POINT OF SALE ("POS") - SYNCHRONOUS & ASYNCHRONOUS

     POS applications are supported in a manner similar to those of ATMs. Retail outlets that generate high volumes of credit and debit card authorizations utilize synchronous, on-line network systems, and low volume retail outlets utilize asynchronous dial-up network systems. However, retail outlets have a higher sensitivity to response times than ATM processors, particularly during peak retail seasons.

      There are 2.7 million discrete  locations in the United States that accept
credit  card  and/or  debit  cards.   Management  believes  that  the  ratio  of
asynchronous to synchronous POS sites is approximately 10:1.

OVERVIEW OF THE NETWORK

     Fastcom's Network provides users end-to-end connectivity between their central office and remote devices such as ATMs and POS terminals. Fastcom utilizes (i) a proprietary, digital, wireless license-free technology within metropolitan areas to by-pass the LEC carriers or enhanced satellite transmission device ("VSAT") transceivers in rural areas and (ii) leased high-speed, digital, frame relay circuits from major long distance carriers to traffic data from metropolitan areas to the customers' central office via Fastcom's Network communications center ("NCC"). The Network also consists of a back-up satellite-based transmission path between metropolitan areas in the event of service interruption. The Network consists of (i) remote transceivers at customer locations (ATMs and POS), (ii) cell sites dispersed throughout the metropolitan areas, and (iii) a NCC.

REMOTE TRANSCEIVERS - DP1000 AND DP100

     Remote transceivers are installed at ATM or POS locations. Fastcom provides a complete solution to its customers by offering either (i) its proprietary license-free radio frequency transceivers, or (ii) VSAT satellite transceivers.

     The proprietary license-free radio frequency transceivers, DP1000 and DP100, have small directional antennas that are targeted at cell sites within a five miles radius (about 75 square miles). As currently configured, Fastcom transceivers operate in the license-free 902 to 928 MHZ band. Fastcom is

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developing a field ungradable  component which will permit operation in the 2400 to 2483.5 MHZ frequency as well. Fastcom will install DP1000 and DP100 transceivers in urban and suburban areas with sufficient concentration to economically justify the installation of a supporting network of cell sites. The DP1000 is a synchronous product which will be used in full service ATM applications and the DP100 is an asynchronous product which will be used predominately in POS applications and in cash only ATM locations. Both products are designed for remote monitoring and upgradability. The NCC will be capable of deciphering problems at particular site installations, remotely.

     Each transceiver provides up to four ports that can transact simultaneously. Each port, based on the Motorola Vanguard technology, will independently support various customer devices, protocols and speeds. Port speeds are capable of up to 38.4Kbps, and transceivers in total will operate at data rates in excess of 64Kbps. Additional features include network driven software upgrade capabilities, public key encryption and the ability to measure the integrity of a signal between a cell site and the remote transceiver in real time.

     For rural installations, Fastcom will deploy VSAT transceivers, which will broadcast directly (via the Galaxy 7 satellite service of Hughes Communications, Inc., a unit of Hughes Electronics Corp. ("Hughes")) back to the NCC, thus obviating the need for a network of cell sites. Fastcom has been working with Hughes to develop specialized VSAT transceivers. The transceivers will cost significantly less than other commercially available equipment, and will allow for integration with the Fastcom's standard Motorola Vanguard based communications ports found on Fastcom's proprietary DP1000s and DP100s.

CELL SITES

     Fastcom installs cell sites on existing towers and rooftops which are leased by Fastcom. Each cell site has an effective radius of five miles and additional cell sites can be installed to increase coverage, providing a total by-pass of the local telephone company. A cell site is equipped with a digital switch, a frame relay access device, a VSAT, an uninterruptable power supply and a proprietary DP1000 transceiver. Each transceiver can support up to 200 remote devices and additional transceivers can be added incrementally, with the addition of radios and switches, at existing cell sites for additional capacity.

THE NETWORK CONTROL CENTER ("NCC")

     The NCC is a fully redundant, digital switching center equipped to control and monitor the Network at all levels. From the NCC, system operators fault isolated Network problems, dispatch technicians to cell or transceiver sites on a nationwide basis and act as a single point of contact for all customer technical inquiries. The NCC, built by Datalinc, has been fully operational since November 1991 and serves as the master earth station for Datalinc's VSAT data communication service. Over the past two years, Datalinc has retrofitted its NCC to manage the Network for Fastcom.

     Fastcom also maintains a disaster recovery path through a Hughes Network System ("HNS") facility in Washington, D.C., providing a satellite-based, alternate access network to "shadow" the frame relay circuits in the event of cable cuts or other service interruptions beyond the control of Fastcom. HNS is a division of Hughes. Management believes Fastcom is the only carrier in operation that maintains two totally independent wide area network paths (frame relay circuits and satellite).

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REGULATION

     The DP1000 transceiver operates under FCC regulations that permit license-free, spread spectrum operation of radio frequency transceivers. License-free operation is permitted in the 902MHz - 928MHz and 2400MHz - 2483.5MHz bands in which the DP1000 operates.

INTERFERENCE REJECTION - LICENSED COMPARED TO LICENSE FREE

     License-free operators must accept interference from all other license-free operators in the band and have no recourse to the FCC. In the absence of statutory protection from harmful interference, the DP1000 assumes the existence of harmful interference and relies upon the combination of a sophisticated spread spectrum modulation techniques. This spread spectrum modulation techniques was first developed for the military as a method of transmitting and receiving secure radio signals immune to jamming and intercept efforts.

COMPETITION

     Fastcom competes primarily with traditional land lines rather than wireless data networks offered by traditional telephone line carriers, all of which are larger and have more financial resources than Fastcom. AT&T dominates the data transmission market.

     Depending on the volume of transactions and type of application, processors utilize either on-line circuits or dial up circuits. The more expensive on-line circuits are either multi-drop networks, integrated services digital networks or packet networks.

MULTI-DROP NETWORKS

     With few exceptions, synchronous communication networks consist of terrestrial multi-drop networks that are provided by AT&T and, to a lesser extent, MCI and Sprint. Multi-drop circuits are characterized by an interexchange carrier ("IXC") provided leased circuit installed between a processor's data center and a given metropolitan area. The land exchange carrier ("LEC") serving that area installs subsidiary circuits from the IXC circuit to each remote processor site. The same design is repeated for each metropolitan area in which the processor maintains a presence. In addition, modems, which are the sole responsibility of the processor, must be installed at each remote site.

      These networks must buy services from multiple vendors, including an IXC, a LEC and/or modem vendor. Current multi-drop networks carry data speeds ranging from 2.4 kilobits per second ("Kbps") to 19.6 Kbps. Adding sites to an existing multi-drop network or upgrading an existing network to support faster data rates require ordering more expensive telephone circuits, new modems and a reconfiguration of the front end processor. A front-end processor is a device that controls the flow of data between the host computer and each remote device. Upgrading a multi-drop network is expensive and time consuming.

NETWORK ADVANTAGES COMPARED TO MULTI-DROP NETWORKS

     MULTIPLE SERVICE OFFERINGS - A key Network advantage is Fastcom's ability to respond to multiple displacement costs often found in a typical processor's network, through a variety of service offerings that include point to multi-point spread spectrum, frame relay and VSAT.


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     SINGLE  VENDOR  SOLUTION - The Network  offers a single  vendor  system (as opposed to its competitors' multi-vendor synchronous systems) utilizing its proprietary Network management platform to deliver "end-to-end" pro-active command and control features.

     DISTANCE SENSITIVITY - A major cost factor of telephone land lines is distance. The greater the distance between a processor's data center and the remote sites, the higher the cost. Due to Fastcom's wide area network, pricing for Fastcom's services is distance insensitive. As EFT processors continue to market their services over a wider geographic area, Fastcom's pricing based on its wide area network will eliminate distance as a cost consideration.

     LEC BY-PASS - Fastcom's wireless, spread spectrum platform, installed as a metropolitan area network serves to by-pass the LECs. LEC charges comprise approximately two thirds of multi-drop network costs. The cost of installing Fastcom's spread spectrum Network is significantly less than the cost of maintaining and upgrading land lines.

     UPGRADE COSTS - Upgrading multi-drop networks is expensive and time consuming. Faster and more expensive circuits must be ordered. New modems to support the faster circuits must be installed and in many cases the processor's FEP, located at the data center, must be upgraded. For large networks, this process can take months to complete. Fastcom's Network is primarily software driven, and upgrade commands can be downloaded over the satellite to the cells and from the cells to the transceivers. Based on source data, circuit speeds for ATMs and POS are projected to increase from 9.6Kbps to 38.4Kbps by 1999. However, a doubling of data traffic on the Network will result in only a ten percent increase in overall cost in most cases.

     NETWORK MANAGEMENT - The IXCs and LECs cannot monitor a multi-drop network in real time. An outage must be reported by the processor before any action can be taken by the phone companies to restore service. Also, because a multi-drop network involves multiple service providers, much time is spent determining which phone company or modem vendor has responsibility for restoring service. Fastcom has designed into its Network platform the ability to monitor the Network in real time, spotting potential problems or service interruptions as they occur and to begin service restoration immediately. Key network operating parameters, such as band width assignment, port speeds and protocols, can be downloaded over the Network rather than by site visit as required in multi-drop networks. Unlike phone companies, Fastcom is able to guarantee contractually Network availability (or up-time) to customers.

     TARIFFS - Multi-drop networks are subject to an array of federal and state tariffs. EFT processors operating over multiple states experience constant fluctuations in tariff rates from various states and the federal government. Tariff fluctuations complicate the budget and planning process for large EFT processors. Fastcom's service is totally non-tariffed.

INTEGRATED SERVICES DIGITAL PACKET NETWORKS

     An integrated packet network requires such service be installed at each ATM or POS site. An integrated services digital network is in effect a digital dial up technology which enables a user to transmit voice and data simultaneously over the same telephone line. In the case of the EFT industry, users have no use for the voice portion of the service and order only what is known as the "D channel" to transmit data. For example, when a card is used at an ATM or POS

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site, the integrated  digital  network  service  establishes a connection with a local LEC switch (or node). The node then forwards the data packets to the processor's host computer, through a dedicated leased circuit. When the transaction is complete, the connection is terminated. Processors pay a monthly fee to access the node, a monthly fee for each remote site and a fee for each one thousand packets transmitted. Additionally, integrated digital network compatible equipment must be installed at each remote site and at the processor's data center. If an IXC is required, additional packet (or usage) fees are charged to the processor.

     Integrated services packet networks that originate and terminate within the same LEC service area can cost as little as $95/month, per site. However, the cost of integrated services packet networks that do cross LEC service areas, and therefore require an IXC increase, can surpass the cost of multi-drop networks.

ADVANTAGES OF THE NETWORK COMPARED TO INTEGRATED SERVICES PACKET NETWORKS

     Integrated services packet networks have the same disadvantages as multi-drop networks. However, users of integrated services packet networks also must bear the added burden of packet charges not found in multi-drop networks. Management believes there is significant growth in the number of transactions in the wider geographic areas served by EFT processors, Fastcom believes that for businesses that want to install or upgrade data transmission networks, integrated services packet networks are not cost effective in the long run due to the flat price characteristics of Fastcom's service.

     The Network will be marketed to users of asynchronous networks based on upgrading service and eliminating problems inherent in asynchronous networking. There are significant disadvantages to dial-up networks. First, they are subject to slow downs. Because they operate much like the public, switched voice network, the number of sites dialing in at a given time can vary significantly. During peak retail seasons, authorization times can triple or quadruple, contributing to long lines at the check out counters and dissatisfied customers. Second, there is no network management associated with dial-up networks, and the usual time to repair problems ranges from "same day" to "next day." Additionally, most debit card readers only operate over synchronous networks, preventing dial-up network users from offering debit card authorization, which is one of the fastest growing segments of retail authorization. None of the foregoing problems exist with the Network.

DEVELOPMENT OF THE NETWORK

     Fastcom intends to establish a national Network through the development of a series of regional Networks, for the following reasons: (i) Fastcom can locate Cells based on the greatest amount of coverage area (as opposed to where a particular customer's sites are located), which should lead to fewer Cells and lower costs; (ii) Fastcom can focus its efforts on all ATM and POS opportunities within a region, which will enable Fastcom to place multiple customers on the same network infrastructure; and (iii) Fastcom can better forecast equipment requirements, placing larger orders with vendors, resulting in lower equipment costs.







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RESEARCH AND DEVELOPMENT

     Fastcom has built a core group of system and software engineers which make up the Network development team. The development team's mission statement is simultaneously to improve overall Network performance and decrease Network operating costs through innovation and technology.

     In an effort to enhance the effectiveness of Fastcom's development team, Fastcom has entered into a three year agreement with Nova Engineering, an engineering firm specializing in the field of spread spectrum modulation. This agreement (i) provides Fastcom exclusive proprietary rights to all designs and algorithms that result from the collaborative effort between the engineering firm and Fastcom, and (ii) pays the engineering firm a royalty for each transceiver placed in service.

     Fastcom believes it has become the leader in the development of spread spectrum technology for EFT type applications. Fastcom will continue to improve the cost/performance ratio of the DP1000 through investments in the on-going development of the DP1000 platform and VSAT service offerings.

     Fastcom is currently engaged in two major development projects which management believes will dramatically expand Fastcom's market. The DP100 is a less costly version of the DP1000 and is targeted at the large segment of the POS market made up mostly of independent retailers, restaurants and convenience stores. This is a market segment that accounts for approximately 90% of existing POS sites, generates less than 3,000 transactions per month, per site and currently uses low cost, dial up circuits. Fastcom believes users of dial up circuits will adopt the Network's superior on-line service if comparably priced to what they are currently paying for dial-up services. Fastcom is currently conducting laboratory testing with two potential customers.

     The DPX cell development is an effort that would provide a significant increase in the current throughput of a Network cell and would enable Fastcom to address higher bandwidth applications currently running on traditional frame relay and switched packet networks. Monthly per site expenditures for frame relay and switched packet solutions range between $200 and $400. The DPX development involves an upgrade of a cell's switching capability and the implementation of data compression. The DPX cell is anticipated to be operational in 1998.

     When these projects are completed, management believes that the combination of the DP100, DP1000, DPX cell and VSATs will enable Fastcom to address all market segments of the EFT industry and to offer displaceable costs ranging from $75 to $400 per month, per site.

OPERATIONS

     Fastcom sub-contracts manufacturing, installation and certain aspects of field maintenance. Fastcom performs the remainder of the operating tasks itself.

MANUFACTURING

     Being primarily a service provider, Fastcom elected to sub-contract the manufacture of the DP1000 printed circuit boards, cables and enclosure. Fastcom




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has a multiple  source policy and  maintains  subcontracting  agreements  with a number of manufacturers and production houses. Fastcom gains a number of advantages through its sub-contracting relationships, including the capability to remain focused on the delivery of communication services, to avail itself of the latest production techniques and to maintain short manufacturing lead times. Fastcom elected to retain component sourcing, inventory management, final assembly and quality assurance on an in-house basis.

CELL SITE LEASING

     Because of Fastcom's license-free operation, Fastcom is able to co-locate with almost any wireless transceiver and is therefor able to lease existing towers and roof tops. Over the last three years, Fastcom has compiled a data base of over 14,000 existing towers and roof tops containing the site location, height and elevation above ground, with contact name and phone number. Fastcom will utilize the services of brokers and site acquisition companies to locate and secure locations not included in Fastcom's data base. Once identified, the leasing of a tower or roof top is very similar to leasing any commercial space. General terms and conditions include sixty month terms with options to renew, twenty-four hour access and monthly rents averaging $500.

SITE LAYOUT

     Fastcom has invested in a group of software programs that enables Network engineers to pinpoint existing towers and roof tops at which to locate DP1000 cells. Using the NPA.-NNX (area code and prefix) of each site provided by the customer, Fastcom's engineers can then plot all customer sites relative to cell locations. Additionally, each radio frequency link between a proposed transceiver and cell can be simulated and evaluated in advance of actual installation. The software and related methodologies permit Fastcom to forecast deployment costs with a high degree of accuracy.

INSTALLATION

     Fastcom maintains a core installation staff that manages a national network of installation subcontractors. Fastcom is able to maintain quality and consistency throughout the installation process and maximum flexibility in calibrating installers and installation schedules. In keeping with its "end to end" approach to service, Fastcom acquires landlord approvals on behalf of its customers in the many instances where the customer does not own the property at which the transceiver is to be installed.

FIELD MAINTENANCE

     Fastcom has entered into an agreement with a prominent, third party maintenance company with 25 years of experience to provide Fastcom with a national field maintenance program that includes cells and customer site transceivers. The agreement provides coverage on a national basis and specifies an average mean time to respond of four hours. Fastcom provides spares and on-going training, and the maintenance organization provides skilled technicians and will inventory Network spares in their depot centers around the United States.






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SALE OF EQUIPMENT

     Fastcom will also sell remote site VSAT equipment to a customer or a leasing company as each customer site is installed on the VSAT portion of the Network. Certain switching and terminating equipment sold or leased to the customer may be installed at the Hub.

     In order to facilitate the sale of equipment, Fastcom has entered into an equipment financing agreement with ILC, a Cincinnati-based leasing company specializing in hi-tech and telecommunications equipment. Under the terms of this agreement, the customer enters into a 36 to 60 month "firm term" services contract with Fastcom called an integrated services agreement. Under the terms of the integrated services agreement, a customer can cancel the agreement if Fastcom fails to maintain a minimum network availability standard mutually agreed upon between Fastcom and the customer. ILC owns the equipment for the term of the agreement, and Fastcom has the option to purchase or refinance the equipment at the end of the initial term. ILC was acquired by Provident Bancorp, Inc. in December of 1996.

     ILC currently maintains an integrated services agreement portfolio of approximately $1 million of Fastcom equipment and has committed to significant ISA financing.

COMPANY FACILITIES

     Fastcom's primary NCC is housed in a nine thousand square foot leased facility in Cincinnati, Ohio sublevel from Datalinc. The NCC maintains a single up-link on the HNS owned and operated Galaxy 7 satellite and operates 24 hours a day, seven days a week. The Cincinnati facility employs a staff of 26, which includes engineers, technicians and system operators who act as the central contact point for all customer network support issues, all shared with Datalinc.

      As part of Fastcom's VAR relationship with HNS, Fastcom has access to the HNS hub in Germantown, Maryland, and maintains alternative disaster recovery paths to that facility.

                                   DATALINC

     Datalinc was formed in 1990 to develop and operate a satellite based data communications shared hub in Cincinnati, Ohio. The Hub provides a link for data transmitted by satellite from a remote small satellite antenna dish to the Hub providing a link between a central computer located in the headquarters of a business and computers and data processing devices located in remote offices or stores. This system is used for a variety of data transmission functions, such as order entry, shipment tracking and inventory control.

     Datalinc is a Value Added Reseller for HNS, which has provided significant assistance in developing Datalinc's shared Hub business.

     Datalinc has an informal working arrangement with HNS which provides for the following:

     o Exclusivity - HNS will not sell equipment to another shared hub operator within a 50-mile radius of Datalinc's Hub and will not provide engineering or marketing support to another shared hub operator within a 100-mile radius.


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
     o Support - HNS pays a commission to its sales force for all equipment sales made by Datalinc in Datalinc's marketing radius, which helps assure marketing and engineering support for Datalinc's sales efforts. It has been Datalinc's experience that because HNS salesmen receive such commission, they will turn over all leads for shared Hub customers and support Datalinc's sales efforts by making sales presentations with Datalinc's salespeople and by making engineering and legal support personnel available.

     o Corporate Backup - HNS has provided Datalinc's existing customers with a letter to the effect that if Datalinc becomes insolvent, HNS will migrate the customers' networks to an HNS owned and operated hub and maintain Datalinc's contractual terms.

     o Disaster Recovery - HNS provides Datalinc a disaster recovery program assuring total network restoration within 48 hours in the event of a catastrophic hub failure, such as fire or flood.

     Datalinc receives access to such resources of HNS without additional cost.

     Although HNS has furnished such services to Datalinc's customers, they are under no obligation to furnish such services to any future customers. HNS has indicated that it will decide whether to furnish any or all of these services in the future on a case-by-case basis.

INDUSTRY BACKGROUND

     The 1984 AT&T divestiture order negatively impacted leased land phone line data circuits. Since 1984, the cost of such leased circuits has doubled, while service has been degraded, due in large part to the fragmentation of the telecommunications industry brought on by the divestiture order.

     Research and development in VSAT technology was underway at HNS before the divestiture. However, the 1984 decision acted as a catalyst for HNS and other manufacturers to bring VSAT technology to market.

MARKET

     The minimum cost of a hub is approximately $1.5 million and increases depending on the number of remote VSATs the hub is required to support. To justify the minimum investment, a large number of remote VSAT sites, typically more than 300, is required. Consequently, the market has split into two segments, dedicated or private hubs and shared hubs. WalMart (1,600 sites), Chrysler (6,000 sites), Chevron (6,000 sites), E.D. Jones (1,000 sites) and Holiday Inn (1,500 sites) are examples of dedicated hubs. Standard Register (192 sites), Mercantile Stores (10 sites) and Ashland Oil (635 sites) are examples of Datalinc's shared hub customers. In the past, HNS has found that it takes an equivalent amount of time and resources to sell a 1,000 site private (dedicated) network or a 100 site shared network. Thus, HNS has chosen to concentrate its efforts on sales of large, dedicated hub networks.

     To address the shared hub market segment, HNS's strategy is to use a mix of company-owned shared hubs and independent shared hubs such as Datalinc's. Datalinc believes that HNS views Datalinc as an extension of HNS's sales and marketing efforts. Based on the Datalinc General Partner's research, within a 100-mile radius of Datalinc's Hub located in Cincinnati, in Indiana, Kentucky


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and Ohio,  there are over 100 major  corporations  that have over 15,000  remote sites, all of which are candidates for Datalinc's service. To date, Datalinc has successfully targeted customers with networks of 10 to 635 sites.

     The telecommunications industry can be illustrated as a pyramid, with leased circuit customers occupying the top position. Moving down the pyramid, the per site cost of communications drops, but the number of customers expands almost exponentially.

MARKET GROWTH

     In 1986 there were 200 high-speed, interactive VSATs installed in the United States. There are over 100,000 VSAT terminals installed today.

     Performance and cost savings are two primary factors which have contributed to the growth of the VSAT technology over the last ten years. The all-digital, error-free transmission characteristics of satellite, together with the software defined network configuration and management capabilities, provide users with an effective method of data transmission.

     Due to major telephone service disruptions, the need for "alternate access" to telephone line transmitted data has also become a primary factor in the development of the market.

     On-line data service to outlying offices and stores from corporate computer centers are major users of AT&T telephone circuits. These users are adversely affected by any outages of over a few minutes' duration.

SALES

     Datalinc commenced operations in January 1990. Since 1987, principals of the Datalinc General Partner have been active in researching the VSAT industry, selecting a VSAT manufacturer, selecting the city in which to locate the Hub and finding a local corporation of sufficient size to be the anchor customer.

     Datalinc commenced operations in January 1990. Datalinc has 13 customer contracts with 1,105 sites installed, an increase from 536 as of December 31, 1995, ranging from Fortune 500 companies to smaller businesses.

COMPETITION

     Datalinc  competes  with  other  shared  hubs  and  terrestrial   telephone
companies.

GOVERNMENTAL REGULATION

     In April 1986, the FCC simplified licensing procedures for VSAT networks. Prior to such date, a separate FCC license was required for each remote VSAT terminal. The 1986 ruling created a "blanket license" which requires licensing of the Hub only. Under the blanket license received by Datalinc in 1991, all remote terminals communicating with a licensed Hub are covered. A blanket license has a term of 10 years.






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PROPERTIES

     In 1991 Datalinc executed a lease for a 9,000 square foot facility in the Fairfield Business Center, Phase II, Fairfield, Ohio. Fairfield is located approximately 15 miles northeast of Cincinnati. The lease is for a term of 10 years. The current annual rental is $86,332 and increases to $88,564 in years 6 through 10. The lease is a triple-net lease, requiring Datalinc to pay all taxes, maintenance and insurance expenses on a pro rata basis. The lease contains other provisions found in typical commercial leases.

                                   THRUCOMM

     Thrucomm was recently formed to effect the Reorganization contemplated by this Consent Statement/Prospectus and has no current business activity.

                                  MANAGEMENT

THRUCOMM'S EXECUTIVE OFFICERS AND DIRECTORS

     THE OFFICERS

     JOHN F. KOLENDA, age 54 has been Chairman of the Board and Director of Thrucomm, ICN, and of FMI, since their inceptions. As well as being co-founder, Mr. Kolenda has served as Chief Financial Officer of Datalinc and Fastcom since their inceptions. From 1982 to present, Mr. Kolenda was President of Home Cinema, Inc., a provider of turnkey video rental programs for supermarket chains throughout the southeastern and mid-western United States. From 1975 to 1982, he was Vice President of Southern Data, Inc. and President of Southern Consulting Group, Inc., two sister companies involved in financial computer system design, programming services and data processing services. From 1970 to 1975, Mr. Kolenda was a manager in the Management Advisory Services Division of Price Waterhouse. He received a B.S. in Electrical Engineering in 1965 from Bucknell University and an MBA degree in 1970 from The Wharton School, University of Pennsylvania.

     MARK J. GIANINNI, age 43 has been President and Director of Thrucomm, ICN, and of FMI, since their inceptions. As well as being co-founder, Mr. Gianinni has served as Director of Development and Operations of Datalinc and Fastcom since their inceptions. From 1984 to 1987, he was President of Strand Communications, Inc., which designed and marketed PC based, media gateways primarily for the Humana chain of hospitals. From 1982 to 1984, Mr. Gianinni was Vice President of Home Cinema, Inc. Mr. Gianinni attended University of California at Los Angeles, and Pennsylvania State University.

      THE DIRECTORS

     JOSEPH F. BERT, age 51, has been a Director of Thrucomm since its inception, Director of ICN since 1993, and Director of FMI since 1994. From 1989 to the present, Mr. Bert has been Chairman of the Board and CFO of Certified Financial Group, Inc., Orlando, Florida, the holding company for CFG. He is a Certified Financial Planner and a member of the Institute of Certified Financial Planners and the International Association for Financial Planning. He is also an advisor affiliate of Certified Advisory Corp., an SEC registered Investment Advisor, and an adjunct faculty member for the College for Financial Planning based in Denver, Colorado. CFG acted as Managing Dealer of prior limited partnership offerings for Datalinc and Fastcom. Mr. Bert was selected as a


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director of ICN and  Thrucomm  pursuant to CFG  Agreements  entered into between
CFG, Datalinc and Fastcom, in connection with private placement offerings of Datalinc and Fastcom's Units. Mr. Bert attended Ohio State University, majoring in International Business.

     R. BRANDON HARRISON, JR., age 59, has been a Director of Thrucomm since its inception, Director of ICN since 1993, and Director of FMI since 1994. From 1975 to the present, Mr. Harrison has served as the President of Petrus Management of Cincinnati, Ohio, a business involved in a wide range of activities including venture capital activities, investment in rental properties, and a sourcing agency for trade with Russia and CIS states. Mr. Harrison's previous employment includes Procter & Gamble Co., and Laird, Inc., a New York investment banking company. In addition, Mr. Harrison has served, since 1996, on the Board of Directors of Fine Gold Systems, Inc., a company involved in the business of mining equipment. Mr. Harrison attended Harvard College and New York University.

     Z. DAVID PATTERSON, age 60, has been a Director of Thrucomm since its inception, Director of ICN since 1993 and FMI since 1994. From 1992 to the present, Mr. Patterson has served as the Executive Vice President, Treasurer and Secretary of Blue Chip Venture Company, the General Partner of Blue Chip Capital Fund, a $44 million, Cincinnati based venture capital fund which specializes in growth equity investment in privately owned companies located in the Mid-west. Mr. Patterson serves in similar capacities in Blue Chip and its other affiliates. From 1973-1991, Mr. Patterson served as Vice President and then as President of New England Capital Corporation, a venture capital firm based in Boston, with a portfolio value of $50 million. From 1962-1973, Mr. Patterson held a broad range of corporate lending positions at Bank of New England. From 1994 to the present, Mr. Patterson has served as a director for Lan Vision Systems, Inc. Mr. Patterson received a B.S. in Finance in 1961 and an MBA in 1967 from Babson College, in Boston, Massachusetts.

     VINCENT RINALDI, age 48, has been a Director of Thrucomm since its inception, and Director of FMI since 1996. Mr. Rinaldi has served as the CEO of Information Leasing Corporation of Cincinnati, Ohio since 1984. Since April of 1990, he has been the CEO of Procurement Alternative Corporation, which currently manages over $300 million of lease transactions and negotiates the procurement of lease financing for Fortune 100 companies. Mr. Rinaldi was previously employed by Xerox Corp. from 1973 to 1984, and by Ernest & Ernest from 1971 to 1973. ILC provides leasing services to the Partnerships. Pursuant to the leasing and financing agreements, Mr. Rinaldi was selected to serve as a director to Thrucomm and FMI. Mr. Rinaldi received a B.S. in Accounting from the University of Cincinnati in 1971.

     KEY EMPLOYEES

     The following key employees of Datalinc / Fastcom will continue to be involved in the Thrucomm service.

     THOMAS A. EGNER, JR., age 47, joined Datalinc as Director of Sales in 1991. Mr. Egner has increased Datalinc's installed base over five fold. In 1995 Mr. Egner was named Vice President of Sales when the Network was added to his sales and marketing responsibilities. Recently, he was responsible for signing Star Bank, the Network's first account and is currently in sales discussions with the top transaction processors in the United States. Prior to his tenure at Datalinc, he served in other Senior Sales positions with Hughes Communications, Geostar and Burlington Northern. He received a B.S. in Business from the University of Cincinnati in 1974 and an MBA in 1977 from Baldwin-Wallace.

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     THOMAS C. GREGGO,  age 40, has been  Director of Network  Operations  since
1991. Mr. Greggo oversaw the construction, installation and commissioning of Datalinc's Hub and currently directs the daily operation of that facility. Additionally, in 1993, Mr. Greggo was named Director of Network Development for the Network, which includes design and implementation responsibilities of the Network architecture and DP1000 radio. Prior to his tenure with Datalinc, he managed and supported a PC based network for Home Cinema, Inc. in St. Petersburg, Florida. Mr. Greggo attended Ohio State University, College of Engineering and graduated from Jefferson Technical Institute in 1976.

     RENE TREMBLAY, age 36, has been Director of Network Engineering for Datalinc since 1991 and was named to the same post for the Network in 1993. In those positions he has total responsibility for customer network engineering, the Network's backbone architecture, performance and capacity planning and directs customer pilot implementation. Mr. Tremblay also directed the Network / Datalinc integration and was responsible for designing the Networks' backbone protocol. He came to Datalinc from Telsat Canada, where he worked in the fields of telephone switching, public data networks and mainframe communications using both terrestrial and satellite based networks. He graduated Cum Laude from the University of Ottawa in 1989 with a B.S. in Computer Science.

     MICHAEL C. MOTHERSHEAD, age 38, serves in dual roles as Director of Installations and Program Manager. As Installation Director, he is responsible for the coordination and installation of both the Network and Datalinc customer sites and has both company installers and sub-contractors reporting to him. As Program Manager, Mr. Mothershead is responsible for reconciling company resources and equipment to customer contracts and equipment inventories. Prior to his tenure at Datalinc, Mr. Mothershead was a Production Manager for NCR, and a Senior Technician for a Hughes Communications installation sub-contractor. Mr. Mothershead graduated from Tampa College in 1983 with an A.S. degree in Computer Programming.

     J. THOMAS DICHIARO, age 29, as Principal Engineer, Mr. Dichiaro designed both the hardware and software of the DP1000 radio, and is primarily responsible for the conceptualization and implementation of the DP1000 radio manufacturing process. Additionally, he plays a key roll in the strategic planning of future DP1000 radio development. Prior to joining Datalinc, Mr. Dichiaro developed integrated circuits and designed software for DEC. He has a B.S. in Electrical Engineering (1990) and a Masters in Electrical and Computer Engineering (1992) from the University of Cincinnati, and is currently working on the completion of his Doctorate in Computer Engineering at the University of Cincinnati.

     JAMES R. SPURLOCK, age 30, is the Network Control Center (NCC) Manager. As NCC Manager, Mr. Spurlock has eight system operators reporting to him. His responsibilities also include the installation, maintenance and repair of the VSAT Hub, and troubleshooting existing customer networks. Mr. Spurlock played a key design role in the Network routing architecture and was primarily responsible for developing the Network's site commissioning procedures. Prior to joining Datalinc, Mr. Spurlock installed LAN/WAN networks and VSATs for Hughes Communications. Mr. Spurlock joined Datalinc in 1992.

COMPENSATION OF DIRECTORS

     Directors of Thrucomm currently receive no compensation for their services as directors; however, they will be entitled to receive stock options under the Stock Option Plan. See "Stock Option Plan."


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STOCK OPTION PLANS

     INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN

     Under Thrucomm's Incentive and Non-Statutory Stock Option Plan (the "Employees' Plan"), 200,000 shares of Common Stock are reserved for issuance upon exercise of stock options. The Employees' Plan is designed as a means to retain and motivate key employees. The Board of Directors or a Stock Option Committee comprised of "Non-Employee Directors" as defined in the Employees' Plan and appointed by the Board, administers and interprets the Employees' Plan. Options may be granted to all eligible employees of Thrucomm, including officers and employee directors and others who perform services for Thrucomm.

     The Employees' Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code) and non-statutory stock options. Options are granted under the Employees' Plan on such terms and at such prices as determined by the Board of Directors or the Stock Option Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Common Stock on the date of the grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted under the plan are not transferable other than by will or by the laws of descent and distribution.

     NON-EMPLOYEE DIRECTORS NON-STATUTORY STOCK OPTION PLAN

     Under Thrucomm's Non-Employee Directors Non-Statutory Stock Option Plan (the "NonEmployee Directors' Plan"), 100,000 shares of Common Stock are reserved for issuance upon exercise of stock options. The Non-Employee Directors' Plan is designed as an incentive for members of the Board of Directors. The Stock Option Committee administers and interprets the Non-Employee Directors' Plan. Options may be granted to all non-employee directors for Thrucomm.

     The Non-Employee Directors' Plan provides for the granting of non-statutory stock options. The Non-Employee Directors' Plan is considered a "formula plan." On the dated of appointment to the Board of Directors, a new director would be granted options for 5,000 shares of Common Stock and on the date of each annual stockholders meeting, an option for 1,000 shares. Per share exercise prices of the options cannot be less than the fair market value of the Common Stock on the date of the grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted under the Non-Employee Directors' Plan are not transferable other than by will or by the laws of descent and distribution.

COMPARATIVE COMPENSATION INFORMATION

     COMPENSATION OF ICN

     ICN currently receives a management fee (the "Hub Management Fee") in the amount of $14,000 per month. ICN is also reimbursed for certain expenses incurred on behalf of the Partnership. The Hub Management Fee is entitled to an increase at a rate of the annual increase in the Consumer Price Index with a cap of 10% per year. In consideration of the receipt of the Hub Management Fee, the General Partners will provide management supervisory services in connection with the operations of the Hub. Persons involved in the day-to-day operations of the Hub will be employed by and at the expense of the Partnership.

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
     ICN is entitled to receive 46% of any Distribution from Cash Flow, Sale Proceeds and Refinancing Proceeds of Datalinc, after the Datalinc Investors have received their respective Capital Contributions and Preferred Returns. To the extent that one Series of Datalinc Investors has received a return of all its cash Capital Contributions, plus Preferred Return, Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds to such Series will be reduced by one-half, and the General Partner shall be entitled to receive 92% of the remaining amount, in order to give effect to the 50/50 distribution ratio that comes into effect following the return of cash Capital Contributions and the payment of the Preferred Returns to Datalinc Investors.

      COMPENSATION OF FMI

     FMI currently receives a management fee (FMI's "Management Fee") in the amount of $11,000 per month. FMI is also reimbursed for certain expenses incurred on behalf of the Partnership. The Management Fee may be increased by $6,000 per month commencing the first month the Partnership has positive cash flows from operations, which means earnings before interest, taxes, depreciation, and amortization ("EBITDA"). The Management Fee is entitled to an increase at a rate of the annual increase in the Consumer Price Index with a cap of 10% per year. In consideration of the receipt of the Management Fee, the General Partners will provide management supervisory services in connection with the operating of the Network persons involved in the day-to-day operations of the Network will be employed by and at the expense of the Partnership.

     FMI is entitled to receive Distributions from Fastcom, but only after Fastcom has paid its Investors their total cash Contributions and Preferred Returns, if applicable, made the payment on its Series 100EA Units, and after Fastcom has paid Datalinc's and CFG's Initial Distributions. Thereafter, FMI shall be entitled to 100% of any Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds of Fastcom, until it has received $201,119, (FMI's "Initial Distribution"). FMI's Initial Distribution is determined as follows: (i) the aggregate cash Capital Contributions of the Fastcom Investors, $4,600,000; (ii) divided by 22.872%, which is the sum of the equity interests of the Fastcom Investors, after the return of their cash Capital Contributions, plus Preferred Return, if any, and after payment on the Series 100EA Units; (iii) multiplied by 1%, which is FMI's percent equity interest in Fastcom. Following payment of all of the Initial Distributions, FMI shall be entitled to 1% of any subsequent Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds.

      COMPENSATION AFTER THE REORGANIZATION

     MR. KOLENDA AND MR. GIANINNI After approval of the Reorganization Agreement, the Management Fees to ICN and FMI will terminate. Messrs. Kolenda and Gianinni will enter into employment agreements with Thrucomm. The Board of Directors of Thrucomm have approved base annual salaries of $150,000 for Mr. Kolenda and $160,000 for Mr. Gianinni.

     ICN After the Reorganization, and upon the occurrence of a Mandatory Conversion Event, ICN would be entitled to receive the Underlying Shares or other consideration allocated to the Series G Preferred Stock. Assuming Conversion Values of Thrucomm at $20 million, $30 million, and $60 million, the value of ICN's Underlying Shares or other consideration would be: $2,601,100, $6,382,330 and $17,142,923, or 13.0%, 21.3% and 28.6% of the equity interests of
Thrucomm, respectively.

     FMI After the Reorganization, and upon the occurrence of a Mandatory Conversion Event, FMI would be entitled to receive the Underlying Shares or other consideration allocated to the Series P Preferred Stock. Assuming Conversion Values of Thrucomm at $20 million, $30 million and $60 million, the value of FMI's Underlying Shares or other consideration would be: $110,000, $210,000 and $450,000 or 0.5%, 0.7% and 0.8% of the equity interests of Thrucomm, respectively. The combined value of the Series G and P Preferred
Stock, after Mandatory Conversion, assuming the same Conversion Values of Thrucomm, would be: $2,711,100, $6,592,330 and $17,592,923 or 13.5%, 22.0% and
29.4% of the equity interests of Thrucomm, respectively.




                  Compensation and Distributions Paid by the
           Partnerships to ICN and FMI on a Combined Basis for the
          LAST THREE FISCAL YEARS AND MOST RECENT INTERIM PERIOD (1)

          YEAR         COMPENSATION          EXPENSES          DISTRIBUTIONS

          1994          $246,000            $37,055                   $0

          1995           272,040             64,702                    0

          1996           289,200             71,470                    0

           1st Q '97      75,000             12,386                    0
                       ---------            -------                   --

           Totals:    $  882,240           $185,613                  $ 0
                      ==========           ========                  ===

      Notes:

     (1) If Messrs. Kolenda and Gianinni's proposed salaries with Thrucomm had been in effect during the last three fiscal years and the most recent interim period, their aggregate compensation, expenses and distribution would have been: $1,007,500, $185,613, and $0, respectively, for a total of $1,193,113.

CERTAIN TRANSACTIONS WITH MANAGEMENT

     OTHER TRANSACTIONS

     The Partnerships have entered into certain transactions with CFG, ILC, and Blue Chip. Thrucomm will assume the benefits and liabilities under these agreements. See "The Proposed Reorganization - Interests of Certain Persons in the Reorganization."

FASTCOM MANAGEMENT INCENTIVE PLAN

     In July 1997, Datalinc terminated its Management Incentive Plan (Datalinc's "Plan") and in its place Fastcom approved and established a Management Incentive Plan (Fastcom's "Plan"). Fastcom has reserved up to 500 MIP Special Limited Partner Units (the "MIP Units") for issuance under its Plan. Pursuant to Fastcom's Plan, the Board of Directors of FMI may grant MIP Units to key employees (the "MIP Special Limited Partners"). At present, 430 MIP Units have

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
been granted to the following key employees: Thomas A. Egner, Jr. - 100 MIP Units; Thomas C. Greggo - 100 MIP Units; Rene Tremblay - 100 MIP Units; Michael
C. Mothershead - 30 MIP Units; J. Thomas Dichiaro - 75 MIP Units; and James R. Spurlock - 25 MIP Units.

     Unless otherwise provided for , all rights of the MIP Units shall vest as follows: (i) 33 1/3% on the first anniversary of the date of grant; (ii) 66 2/3% on the second anniversary of the date of grant; and (iii) 100% on the third anniversary date. The "Date of Grant" for each MIP Unit shall be the date determined by FMI. In order that the MIP Special Limited Partners will be vested to the full extent that they were vested under the former Datalinc Plan, the Date of Grant of their MIP Units is the same as the date that the MIP Special Limited Partners were originally granted comparable units under Datalinc's Plan.

     MIP Special Limited Partners are entitled, under Fastcom's Partnership Agreement, as amended, to receive in the aggregate residual Distributions an amount equal to 0.01% of Fastcom Distributions from Sales and Refinancing Proceeds and upon liquidation. The Fastcom Partnership Agreement was further amended to reflect a corresponding .01% reduction in Datalinc's share of such Distributions. MIP Special Limited Partners are not entitled to receive any Distributions from Cash Flow, and do not carry any voting rights. In addition, the MIP Units are subject to forfeiture and to other terms and conditions, as set forth in Fastcom's Plan and Fastcom's Partnership Agreement.

     Upon Mandatory Conversion, all of the outstanding MIP Units will be converted into Underlying Shares or such other assets received in the Mandatory Conversion Event. Only MIP Special Limited Partners who hold vested MIP Units will be entitled to receive their pro-rata share of the Underlying Shares or other assets. Underlying Shares or assets that relate to MIP Units which have not vested will be held in trust by Thrucomm, will continue to be subject to the terms of the MIP Units, and will only be distributed to MIP Special Limited Partners if and when the rights thereto have vested. See "Description of Thrucomm's Securities - Preferred Stock - Series M."

                      PRINCIPAL STOCKHOLDERS OF THRUCOMM

     The following table sets forth information as of the date of this Consent Statement/Prospectus, with respect to the relative percentage of beneficial ownership of Common Stock anticipated to be outstanding after Mandatory Conversion and held by: (i) each person known by Thrucomm to be the owner of more than 5% of the outstanding shares of Common Stock and Preferred Stock of Thrucomm; (ii) each current director; and (iii) all executive officers and directors as a group (the number of shares cannot be determined at this time). The percentages of ownership set forth below are derived from the application of the Formula. See "The Formula" and "The Ownership Tables."

                PERCENTAGE OF BENEFICIAL OWNERSHIP ASSUMING(1):

 NAME AND ADDRESS      $20 MILLION       $30 MILLION       $60 MILLION
OF BENEFICIAL OWNER       VALUE             VALUE             VALUE
                        (PERCENT)         (PERCENT)         (PERCENT)

ICN and FMI (2)           13.56             22.00             29.40

John F. Kolenda (2)        7.17             11.36             15.01

Mark J. Gianinni (2)       6.78             10.99             14.66

Blue Chip (3)             16.44             14.90             13.06

Z. David Patterson (3)    16.44             14.90             13.06

CFG (4)                    2.93              3.37              4.11

Joseph F. Bert (4)         2.93              3.82              4.51

R. Brandon Harrison        *                 *                 *

Vincent Rinaldi            *                 *                 *

All officers and
directors as a group      34.50             42.32             48.44
(6 persons)
Notes:

(1) As used herein, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared power to dispose, or to direct the disposition of, a security. Except as otherwise indicated, all persons named herein and therein have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law; and (ii) presently have, or will have upon Mandatory Conversion, record and beneficial ownership with respect to their shares of Common Stock.

(2)  ICN and FMI are jointly owned by Mark Giannini and John Kolenda.

(3) Blue Chip is an affiliate of Mr. Patterson who serves on the Boards of ICN, FMI and Thrucomm pursuant to the Blue Chip Agreements which also provide that Messrs. Kolenda and Gianinni shall vote their ICN stock such that they and a designee of Blue Chip comprise the majority of the ICN Board. Accordingly, these individuals are the beneficial owners of the one share of issued and outstanding Common Stock of Thrucomm both before and after the Reorganization, and prior to a Mandatory Conversion Event.

(4) Assumes CFG exercises its Datalinc and Fastcom Options to acquire a 4% interest in Datalinc and a 2.171% interest in Fastcom. Joseph F. Bert is the beneficial owner of the units held by CFG and he individually owns units in both Datalinc and Fastcom.

*  Indicates less than 1% beneficial ownership.



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
                     DESCRIPTION OF THRUCOMM'S SECURITIES

COMMON STOCK

     Thrucomm is authorized to issue 100,000,000 shares of Common Stock, no par value per share (the "Common Stock"), of which one share is issued and outstanding as of the date of this Consent Statement/Prospectus. The holders of Common Stock shall be entitled to one vote per share. As of the date of this Consent Statement/Prospectus, there is no established public trading market for the Common Stock.

PREFERRED STOCK

     DESCRIPTION OF PREFERRED STOCK

     Thrucomm's Articles of Incorporation (Thrucomm's "Articles") authorize the issuance of 25,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors of Thrucomm. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Preferred of Common Stock. Preferred stock could be utilized, under certain circumstances, as a method of discouraging or delaying a change in the control of Thrucomm subsequent to the Effective Time of the Reorganization. Although Thrucomm does not currently intend to issue any shares of preferred stock, except in connection with the Reorganization, there can be no assurance that Thrucomm will not do so after consummation of the Reorganization.

     Under Florida law and under the terms of Thrucomm's Articles, preferred stock may be issued in series, as established from time to time by the Board of Directors. In this connection, the Board of Directors has broad discretion to set the terms of the preferred stock, and, if it decided to, the Board of Directors may fix for each series, without further shareholder approval (i) the rate of dividend; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation; (iv) sinking fund provisions, if any, for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (vi) voting rights, if any.

THE MANDATORY CONVERTIBLE PREFERRED STOCK

     Of the authorized shares of Thrucomm's preferred stock, 1 share has been designated to each series of Mandatory Convertible Preferred Stock, Series A - P (collectively, the "Preferred Stock"). Prior to the Effective Time of the Reorganization, there will be no outstanding series of Preferred Stock. The following description of the Preferred Stock, does not purport to be complete and is subject to, and qualified in its entirety by reference to, Thrucomm's Articles, which is filed as an exhibit to the Registration Statement of which this Consent Statement/Prospectus is a part, and to the Certificate of Designation, Preferences and Rights relating to the Preferred Stock (the "Certificate of Designation"), which is to be filed with the Secretary of State of Florida.

     THE CONVERSION FEATURE

     The Preferred Stock shall be mandatorily convertible into shares of Thrucomm's Common Stock ("Underlying Shares") upon the earliest to occur of one of the following events: (i) the completion of an initial public offering of Thrucomm's Common Stock (an "IPO"), (ii) the sale of all or substantially all of the assets of Thrucomm (a "Sale"), (iii) the merger of Thrucomm into a non-affiliated entity, whereby Thrucomm is not the surviving entity (a "Merger"), or (iv) the sale of one-third or more of the equity interests in Thrucomm, in a single transaction, to one or more investors (an "Investment"), (collectively, the "Mandatory Conversion Events"). The "sale of all or substantially all of the assets of Thrucomm" is defined in the Reorganization Agreement as the sale of at least 80% of Thrucomm's assets.

     In order to provide Investors with an opportunity to vote for or against a Sale or Merger, the Preferred Stock will be mandatorily convertible into Underlying Shares PRIOR to the Sale or Merger upon (i) the approval of a proposed Sale or Merger by Thrucomm's Board of Directors, and (ii) the execution of a Sale or Merger agreement that sets forth the consideration to be received by Thrucomm's shareholders, and that is conditioned upon such shareholders' approval. In the event the Sale or Merger is not approved by the stockholders, the Preferred Stock will have already been converted into Underlying Shares based upon a proposed transaction that was never approved or consummated, and there shall be no further right to convert into Underlying Shares of Thrucomm.

     The precise number of Underlying Shares that will be issued upon Mandatory Conversion is not presently ascertainable, because the number of Underlying
Shares will vary depending upon the Conversion Value of Thrucomm in the Mandatory Conversion Event. The Board of Directors of Thrucomm, ICN and FMI have developed a Formula for allocating the Conversion Value of Thrucomm to Fastcom and Datalinc in a Mandatory Conversion Event. In any Mandatory Conversion Event, the minimum Conversion Value of Thrucomm shall be not less than $20 million and it will be allocated to Datalinc and Fastcom in the manner prescribed by the Formula. See "The Formula." The number of Underlying Shares that Investors and Other Equity Owners will receive upon the occurrence of a Mandatory Conversion Event is determined by application of the Formula and the rights and preferences of the Preferred Stock. The terms of the Preferred Stock are designed to allocate Underlying Shares in a manner which is as consistent as possible with the rights and preferences that each group of Investors or Other Equity Owners now have under the Partnership Agreements.

     CONVERSION TERMS OF THE PREFERRED STOCK

     The rights and preferences of each Series of Preferred Stock upon Mandatory Conversion is set forth below.

     SERIES A PREFERRED STOCK

     The Series A Preferred Stock shall be convertible into a number of Underlying Shares equal to (i) the Earned Preferred Returns of the Series A Preferred Stock, plus (ii) 18.921% of (a) the difference, if any, of the Datalinc Value minus the Earned Preferred Returns of the Series A - E Preferred Stock, and (b) the remainder of Datalinc's share of the Fastcom Value.

     SERIES B PREFERRED STOCK

     The  Series B  Preferred  Stock  shall  be  convertible  into a  number  of

Underlying Shares equal to (i) the Earned Preferred Returns of the Series B Preferred Stock, plus (ii) 8.642% of (a) the difference, if any, of the Datalinc Value minus the Earned Preferred Returns of the Series A - E Preferred Stock, and (b) the remainder of Datalinc's share of the Fastcom Value.

     SERIES C PREFERRED STOCK

     The Series C Preferred Stock shall be convertible into a number of Underlying Shares equal to (i) the Earned Preferred Returns of the Series C Preferred Stock, plus (ii) 5.429% of (a) the difference, if any, of the Datalinc Value minus the Earned Preferred Returns of the Series A - E Preferred Stock, and (b) the remainder of Datalinc's share of the Fastcom Value.

     SERIES D PREFERRED STOCK

     The Series D Preferred Stock shall be convertible into a number of Underlying Shares equal to (i) the Earned Preferred Return of the Series D Preferred Stock, plus (ii) 9.137% of (a) the difference, if any, of the Datalinc Value minus the Earned Preferred Returns of the Series A E Preferred Stock, and
(b) the remainder of Datalinc's share of the Fastcom Value.

     SERIES E PREFERRED STOCK

     The Series E Preferred Stock shall be convertible into a number of Underlying Shares equal to (i) the Earned Preferred Return of the Series E Preferred Stock, plus (ii) 7.871% of (a) the difference, if any, of the Datalinc Value minus the Earned Preferred Returns of the Series A E Preferred Stock, and
(b) the remainder of Datalinc's share of the Fastcom Value.

     SERIES F PREFERRED STOCK

     The Series F Preferred Stock shall be convertible into a number of Underlying Shares equal to 4.0% of (i) the difference, if any, of the Datalinc Value minus the Earned Preferred Returns of the Series A - E Preferred Stock, and (ii) the remainder of Datalinc's share of the Fastcom Value.

     SERIES G PREFERRED STOCK

     The Series G Preferred Stock shall be convertible into a number of Underlying Shares equal to 46% of (i) the difference, if any, of the Datalinc Value minus the Earned Preferred Returns of the Series A - E Preferred Stock, and (ii) the remainder of Datalinc's share of the Fastcom Value.

     SERIES H PREFERRED STOCK

     The Series H Preferred Stock shall be convertible into a number of Underlying Shares equal to (i) the Earned Preferred Return of the Series H Preferred Stock, if any, plus (ii) 2.013% of the Fastcom Value.

     SERIES I PREFERRED STOCK

     The Series I Preferred Stock shall be convertible into a number of Underlying Shares equal to 0.503% of the Fastcom Value.

     SERIES J PREFERRED STOCK

     The Series J Preferred Stock shall be convertible into a number of Underlying Shares equal to (i) the Earned Preferred Return of the Series J Preferred Stock, if any, plus (ii) 10.832% of the Fastcom Value.

     SERIES K PREFERRED STOCK

     The Series K Preferred Stock shall be convertible into a number of Underlying Shares equal to (i) the Earned Preferred Return of the Series K Preferred Stock, if any, plus (ii) 9.524% of the Fastcom Value.

     SERIES L PREFERRED STOCK

     The Series L Preferred Stock shall be convertible into a number of Underlying Shares equal to (i) 73.042% of the Fastcom Value, (ii) minus the sum of any Earned Preferred Returns of the Series H, J, K and M Preferred Stock.

     SERIES M PREFERRED STOCK

     The Series M Preferred Stock shall be convertible into Underlying Shares in an amount equal to (i) 0.01% of the Fastcom Value (ii) plus any Earned Preferred Return of the Series M Preferred Stock.

     SERIES N PREFERRED STOCK

     The Series N Preferred Stock shall be convertible into a number of Underlying Shares equal to 2.171% of the Fastcom Value.

     SERIES O PREFERRED STOCK

     The Series O Preferred Stock shall be convertible into a number of Underlying Shares equal to 0.905% of the Fastcom Value.

     SERIES P PREFERRED STOCK

     The Series P Preferred Stock shall be convertible into a number of Underlying Shares equal to 1.0% of the Fastcom Value.

EARNED PREFERRED RETURNS OF THE PREFERRED STOCK

     SERIES A-E EARNED PREFERRED RETURNS

     The Datalinc Series 100 - 300E2 Units are entitled to repayment of their total cash Capital Contributions, plus aggregate Preferred Returns, before any Distributions of Cash Flow, Sale Proceeds and Refinancing Proceeds, and upon liquidation to Datalinc's Other Equity Owners. To preserve the Datalinc Investors' rights and preferences under the Partnership Agreements, the Series A-E Preferred Stock shall be entitled to Earned Preferred Returns (the "Earned Preferred Returns"), upon Mandatory Conversion, in an amount which shall be equal or nearly equal to the Datalinc Investors' cash Capital Contributions, plus Preferred Return. See Column C of "Thrucomm Ownership Tables." Earned Preferred Returns shall be declared at the time of Mandatory Conversion, and will be factored into the calculation of the number of Underlying Shares.

     The amount of Earned Preferred Returns accruing per share per month shall be computed by dividing the annual rate (10% for the Series A and B; 8% of the

Series C-E) by twelve. The amount of Earned Preferred Returns payable for any period shorter than a full month shall be computed on the basis of a 360-day year of 12, 30-day months.

     The Preferred Returns on Datalinc Series 300E1 and 300E2 Units accrue from the dates of the individual Subscription Agreements of each Investor in those Units. However, the Earned Preferred Returns on the Series D and E Preferred Stock, shall accrue from June 1, 1993 and September 1, 1993, respectively. The Boards of Directors of Thrucomm, ICN and FMI believe that the dates chosen for the Earned Preferred Returns on the Series D and E Preferred Stock are not significantly different from the terms of the Series 300E1 and 300E2 Units under Datalinc's Partnership Agreement. See "The Formula - Material Assumptions and Variances."

     SERIES H, J AND K EARNED PREFERRED RETURNS

     The Fastcom Series 100, 200 and 300 Investors may be entitled under certain circumstances to a Minimum Guaranteed Return on their investment. Accordingly, the Series H, J and K Preferred Stock shall be entitled to Earned Preferred Returns upon Mandatory Conversion, if necessary to ensure that Fastcom's Series 100, 200 and 300 Investors receive the benefit of their Minimum Guaranteed Return, as provided for under Fastcom's Partnership Agreement. See "Equity Ownership of the Partnerships - The Fastcom Investors."

     SERIES H

     The Earned Preferred Return on the Series H Preferred Stock is measured as a 30% discount to the Fastcom Value in an IPO. The 30% discounted Fastcom Value (the "Discounted Fastcom Value") is determined as follows:

            FASTCOM VALUE X   .70   =   30% DISCOUNTED FASTCOM VALUE.

An adjustment to the equity interest of the Series H Preferred Stock need only be calculated, if the Discounted Fastcom Value is less than $18,431,595 (the "Series H Guaranteed Minimum Fastcom Value"). The Series H adjusted ownership interest is calculated as follows:

SERIES H GUARANTEED MINIMUM FASTCOM VALUE X .02013  X 100 = % ADJUSTED OWNERSHIP
-----------------------------------------------------------            INTEREST
               DISCOUNTED FASTCOM VALUE

For example, if the Fastcom Value is $21,000,000 in an IPO, the Discounted Fastcom Value is $21,000,000 x .70 = $14,700,000. Since the Discounted Fastcom Value is less than the Series H Preferred Stock's Guaranteed Minimum Fastcom Value, it is necessary to make an adjustment to the Series H Preferred Stock's interest. The adjusted ownership interest of the Series H Preferred Stock would be: ($18,431,595 / $14,700,000) x .02013 x 100 = 2.524%. The Series H Earned
Preferred Return in this illustration is equal to 2.54% of the Fastcom Value minus 2.013% of the Fastcom Value. Any Earned Preferred Return on the Series H Preferred Stock in an IPO shall result in a corresponding decrease in the distribution to the Series L Preferred Stock upon Mandatory Conversion. See "The Formula - Determining the Values of Thrucomm, Datalinc and Fastcom" for how to calculate the Fastcom Value.

     SERIES J

     The Earned Preferred Return on the Series J Preferred Stock is also measured as a 30% discount to the Fastcom Value in an IPO. If the Discounted Fastcom Value is less than $19,894,940 (the "Series J Guaranteed Minimum Fastcom Value"), the adjusted ownership interest of the Series J Preferred Stock is calculated as follows:

SERIES J GUARANTEED MINIMUM FASTCOM VALUE X .10832 X 100 = % ADJUSTED OWNERSHIP
----------------------------------------------------------             INTEREST
       DISCOUNTED FASTCOM VALUE

If the Fastcom Value is $21,000,000 in an IPO, the Discounted Fastcom Value would be $21,000,000 x .70 = $14,700,000. Since the Discounted Fastcom Value is less than the Series J's Guaranteed Minimum Fastcom Value, it is necessary to make an adjustment to the Series J Preferred Stock's equity interest. The
adjusted   ownership  interest  of  the  Series  J  Preferred  Stock  would  be:
($19,894,940  /  $14,700,000)  x  .10832  x 100 =  14.66%.  The  Series J Earned
Preferred Return in this illustration is equal to 14.66% of the Fastcom Value minus 10.832% of the Fastcom Value. Any Earned Preferred Return on the Series J Preferred Stock in an IPO shall result in a corresponding decrease in the distribution to the Series L Preferred Stock upon Mandatory Conversion.

     SERIES K

     The aggregate minimum Guaranteed Return of the Series 300 Units is $2 million. Accordingly, if 9.524% of the Fastcom Value in any Mandatory Conversion Event is less than $2 million, assuming the sale of all of the Series 300 Units, the Earned Preferred Return on the Series K Preferred Stock will be equal to the difference between $2 million and 9.524% of the Fastcom Value.

     SERIES M

     The Series M Preferred Stock is entitled, under the circumstances described below, to receive an Earned Preferred Return upon Mandatory Conversion in an amount equal to $750,000, plus 4.3% of Datalinc's aggregate share of the Conversion Value of Thrucomm, which is calculated as follows: (i) the sum of (a) the Datalinc Value, (b) the Fastcom Allocation to Datalinc and (c) the Fastcom Allocation to the MIP Units, minus the Earned Preferred Return of the Datalinc Investors; (ii) the difference in (i), minus $750,000; (iii) the difference in
(ii), multiplied by .043; (iv) the sum of (a) the product in (iii) and (b) $750,000, minus $2,100.

     If the Conversion Value of Thrucomm is less than $30 million, the MIP Units shall not be entitled to any Earned Preferred Return. MIP Units may be entitled to an Earned Preferred Return when the Conversion Value of Thrucomm is $30 million or greater (the "MIP Minimum Conversion Value"). However, the MIP Minimum Conversion Value is subject to an adjustment upwards, if within 6 months from the date of the adoption of the Plan, Fastcom, Datalinc and/or Thrucomm receive a capital infusion(s), that is/are reflected as equity in the financial statements of the Partnerships or Thrucomm. Upon the occurrence of such capital infusion, the MIP Minimum Conversion Value shall be increased dollar for dollar by the amount of the infusion(s), however the MIP Minimum Conversion Value shall not exceed $35 million. Accordingly, MIP Units shall be entitled to an Earned Preferred Return when the Conversion Value of Thrucomm equals or exceeds the MIP Minimum Conversion Value.

DIVIDENDS

     DIVIDEND PARTICIPATION OF THE PREFERRED STOCK

     Prior to Mandatory Conversion, all Series of Preferred Stock will have a twenty percent (20%) participation in any dividend declared on Thrucomm's Common Stock.

     DIVIDEND POLICY

     Thrucomm does not presently intend to pay any cash dividends on the Common Stock or the Preferred Stock for the foreseeable future as all available cash will be utilized to further the growth of business subsequent to the Effective Time of the Reorganization for the proximate future thereafter. The payment of any subsequent cash dividends will be in the discretion of the Board of Directors of Thrucomm and will be dependent upon Thrucomm's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board. Dividends may not be paid in any other manner or at any other time than as set forth above. Accruals of dividends will not bear interest.

     VOTING RIGHTS

     Except as provided by law, the holders of the Preferred Stock will not be entitled to vote.

     LIQUIDATION RIGHTS

     All of the Preferred Stock will rank in equal priority to each other prior to the Common Stock upon liquidation. In the event of any liquidation, dissolution or winding-up of Thrucomm, whether voluntary or involuntary, no payment or distribution of the assets of Thrucomm, or proceeds thereof (whether capital or surplus), shall be made to or set apart for the holders of any class or series of stock of Thrucomm ranking junior to the Preferred Stock upon liquidation. The holders of the Preferred Stock shall be entitled to receive payments or distributions of assets, payable in the proportion determined by the Formula. In addition to any distribution to the Preferred Stock upon liquidation, the Preferred Stockholders shall be entitled to a participation of twenty percent (20%) in any liquidation proceeds to the Common Stockholders. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of Thrucomm to, or a consolidation or merger of Thrucomm with, one or more other corporation (whether or not Thrucomm is the surviving corporation in such consolidation or merger) will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary.

TRANSFER AGENT

      The transfer agent for the Preferred Stock and Common Stock is Thrucomm.

                                 LEGAL MATTERS

     The validity of the Preferred Stock and the Underlying Shares of Common Stock will be passed upon for Thrucomm by Michael T. Williams, Esq., Tampa, Florida. Mr. Williams owns 1.5 Units of Fastcom's Series 100 Units, .375 Units of Fastcom's Series 100EA Units, and one Unit of Fastcom's Series 200 Units. Certain other legal matters in connection with the Reorganization Agreement, including the tax consequences of the Reorganization, are being passed upon for Thrucomm by Schifino & Fleischer, P.A., Tampa, Florida.

                                    EXPERTS

     The consolidated financial statements of Datalinc, Ltd. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Partnership's ability to continue as a going concern as described in Note 3 to the consolidated financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Fastcom, Ltd. as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 and the nine months since inception through December 31, 1994 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Partnership's ability to continue as a going concern as described in Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Thrucomm, Inc. as of December 31, 1996 and for the period since inception through December 31, 1996 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The opinion included as Appendix B hereto has been provided by Michael Davis & Company, P.A., independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

                                   GLOSSARY

      "ATM" (Automated Teller Machine) - A machine placed by a banking institution at branch and offsite locations to operate unattended to receive and dispense currency as well as perform other ancillary services for its customers.

      "FCC" (Federal Communication Commissions) - The US Government organization charged with the oversight of all public communications media.

      "EFT" - Electronic funds transfer comprised of large banks and independent third party processors which function as clearing houses for ATMs, credit and debit cards and check authorization requests, lotteries and any other retail transaction that require searching one or more data bases while the connection with the requesting party remains established.

      "IXC" (Interexchange Carrier) - A provider of telecommunications services that extend between exchanges or cities. Also called long distance carrier.

      "LEC" - (Local Exchange Carrier) - Any telephone service provider offering local exchange services.

      "Local Exchange" - An area inside of which telephone calls are generally completed without any toll, or long distance charges. Local exchange areas are defined by the state regulator of telephone services.

      "NCC" - Fastcom's Network communications center.

      "Network" - Fastcom's proprietary wireless, digital communications network.

      "POS" - Point of sale locations include retail outlets that generate credit and debit card authorizations.

      "VSAT" (Very Small Aperture Terminal) - A satellite communication system that comprises a small diameter (approximately 1 meter in diameter) antenna and electronics to establish a communications terminal, used mostly for data. VSAT networks compete with other, land line-based networks such as private lines and frame relay.

                         INDEX TO FINANCIAL STATEMENTS
                                                                          PAGE
                                                                          NUMBER
DATALINC, LTD.
Report of Independent Certified Public Accountants  . . . . . . . . . . . . .F-2

Consolidated Balance Sheets, December 31, 1995, 1996
 and Unaudited April 30, 1997 . . . . . . . . . .. . . . . . . . . . . . . . F-3

Consolidated Statements of Operations for the Years Ended
December 31, 1994, 1995 and 1996 and Unaudited  Four  Months
Four Months Ended April 30, 1996 and 1997. . . . . . . . . . . . . . . . . . F-4

Consolidated Statements of Changes in Partners Equity
for the Years Ended December 31, 1994, 1995 and 1996
and Unaudited Four Months Ended April 30, 1997. . . . . . . . . . . . . . . .F-5

Consolidated Statements of Cash Flows for the Years
Ended December 31, 1994, 1995 and 1996 and Unaudited
Four Months Ended April 30, 1996 and 1997 . . . . . . . . . . . . . . . . . .F-6

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . F-8


FASTCOM, LTD.
Report of Independent Certified Public Accountants . . . . . . . . . . . . .F-20

Balance Sheets, December 31, 1995, 1996 and Unaudited April 30, 1997. . . . F-21

Statements of Operations for the Years Ended December 31, 1995
and 1996, and for the Nine Months from Inception through December 31, 1994 and Unaudited Four Months Ended April 30, 1996 and 1997  . . . . . . . . . .F-22

Statements of Changes in Partners Equity (Deficit) for the Years Ended December 31, 1995 and 1996 and for the Nine Months from Inception through December 31,
1994 and Unaudited Four Months Ended April 30, 1997. . . . . . . . . . . . .F-23

Statements of Cash Flows for the Years Ended  December 31, 1995
and 1996 and for the Nine Months from  Inception  through
December 31, 1994 and Unaudited  Four Months Ended
April 30, 1996 and 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . F-25

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .F-27


THRUCOMM, INC.
Report of Independent Certified Public Accountants . . . . . . . . . . . . .F-34

Balance Sheet, December 31, 1996 and Unaudited April 30, 1997. . . . . . . .F-35

Statement of Operations and Accumulated Deficit for the
Period from Inception through December 31, 1996 and
Unaudited Four Months Ended April 30, 1997 . . . . . . . . . . . . . . . . .F-36

Statement of Cash Flows for the Period from Inception through
December 31, 1996 and Unaudited Four Months Ended April 30, 1997 . . . . . .F-37

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .F-38

            Report of Independent Certified Public Accountants


To the General and Limited Partners
of Datalinc, Ltd.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of Datalinc, Ltd. (the "Partnership") at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. The Partnership has suffered recurring losses from operations and, as indicated in Note 6 to the consolidated financial statements, the Partnership has guaranteed certain debt, most of which is due within one year. Additionally, the Partnership has provided significant funding for the development of Fastcom, Ltd., an affiliated partnership and development stage enterprise. These financial demands made on the Partnership raise substantial doubt about its ability to continue as a going concern. Management s plans in regard to these matters are described in Note 3. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 3 and 7, the Partnership is a member of a group of affiliated entities and, as disclosed in the consolidated financial statements, has transactions and relationships with members of the group, including common principals involved as General Partners and shared management among the various entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.


/s/ Price Waterhouse LLP
__________________________
PRICE WATERHOUSE LLP

Tampa, Florida
February 12, 1997

Datalinc, Ltd.
(A Florida Limited Partnership)

Consolidated Balance Sheets
                                                     December 31,     April 30,
                                                   1995       1996      1997
                                                                     (unaudited)
    ASSETS
Cash and cash equivalents                      $   77,829  $  24,575  $  41,621
Trade accounts receivable                         306,800    574,079    547,268
Inventories                                       715,479    281,550    186,498
Other receivables                                  20,633     41,512     17,708
Prepaid and other current assets                   45,800     20,510     10,815
                                               ---------- ---------- ----------
    Total current assets                        1,166,541    942,226    803,910

Advances to and investment in affiliate, net of
reserves of $345,644, $827,396 and $1,676,616     840,000    518,535    456,742
Property and equipment, net                     1,090,163  1,498,452    868,305
Organization costs, net of accumulated
 amortization of $79,673 and $79,952                  279       -          -
Other long-term receivables                        10,000     10,000     10,000
Other assets and deposits                          25,135     72,530     56,483
                                               ---------- ---------- ----------
    Total assets                               $3,132,118 $3,041,743 $2,195,440
                                               ========== ========== ==========

    LIABILITIES AND PARTNERS'  EQUITY

Accounts payable and accrued expenses          $  838,241 $  920,108 $1,473,856
Debt due within one year                          720,000    746,152    941,406
Capital lease obligations due within one year     146,086    297,953    127,346
                                               ---------- ---------- ----------
    Total current liabilities                   1,704,327  1,964,213  2,542,608

Debt - long term                                  120,000      5,208       -
Capital lease obligations - long term             304,000    725,080    222,778
                                               ---------- ---------- ----------
    Total liabilities                           2,128,327  2,694,501  2,765,386
                                               ========== ========== ==========

Commitments and contingencies (Note 9)

Partners' equity (deficit)                      1,003,791    347,242   (569,946)
                                               ---------- ---------- ----------
Total liabilities and partners' equity         $3,132,118 $3,041,743 $2,195,440
                                               ========== ========== ==========









               The accompanying Notes to Financial Statements are
                 an integral part of these financial statements

Datalinc, Ltd.
(A Florida Limited Partnership)

Consolidated Statements of Operations
--------------------------------------------------------------------------------
                                                             For the four
                                For the year ended            months ended
                                    December 31,                April 30
                           1994        1995       1996       1996       1997
                                                               (unaudited)
REVENUES:

Hub access fees         $1,515,509  $1,701,591 $2,094,411  $ 632,969  $ 713,300
VSAT/PES sales           2,400,288     120,587  3,131,810     28,200      1,850
Hub equipment sales        100,000      38,000    255,000    205,000        -
Terminal equipment sales     1,284      20,033     50,805     49,703        -
Installation income and
other services             226,557     288,526    300,395     94,213    114,448
                        ----------  ----------  ---------  ---------  ---------
 TOTAL REVENUES          4,243,638   2,168,737  5,832,421  1,010,085    829,598
                        ----------  ----------  ---------  ---------  ---------

OPERATING EXPENSES:

Cost of hub access svs   1,100,604   1,170,600  1,349,499    402,290    470,873
Cost of equipment sales
and installation fees    2,386,108     285,054  3,315,001    218,871     42,252
Selling, general and
administrative             824,810     562,640    711,402    207,662    213,357
Research and development,
net of refund              (79,722)       -          -          -          -
Depreciation and
amortization               396,879     326,529    473,024    157,956    126,916
                        ----------  ----------  ---------  ---------  ---------
 TOTAL OPERATING EXPENSES:
                         4,628,679   2,344,823  5,848,926    986,779    853,398
                        ----------  ----------  ---------  ---------  ---------

(Loss) income from
operations                (385,041)   (176,086)   (16,505)    23,306    (23,800)

(Loss) income from
affiliate                 (566,497)    146,710   (481,752)  (462,852)  (849,220)
Interest expense            (8,173)    (97,140)  (158,292)   (55,575)   (44,168)
                        ----------  ----------  ---------  ---------  ---------

Net loss                $ (959,711) $ (126,516) $(656,549) $(495,121) $(917,188)
                        ==========  ==========  =========  =========  =========








               The accompanying Notes to Financial Statements are
                 an integral part of these financial statements

Datalinc, Ltd.
(A Florida Limited Partnership)

Consolidated Statements of Changes in Partners' Equity
--------------------------------------------------------------------------------
                       Series 100  Series 200 Series 300
                       Limited     Limited    Limited     CFG
           General     Partners    Partners   Partners    Option
           Partner   (17 units)(228 1/2 units)(593 units)(Note 1)    TOTAL

Partners' equity (deficit) -
December 31, 1993
           $  (859,657) $  -      $ 390,261  $2,298,347  $  261,067  $2,090,018

Net loss          -      (444,442) (202,404)   (312,865)       -       (959,711)

Transfer of net loss in excess of  Series 100 limited
partner capital contributions to general partner -
              (444,442)  444,442        -           -           -           -
              --------   -------   ---------  ----------  ----------   ---------
Partners' equity (deficit) -
December 31, 1994
            (1,304,099)     -       187,857   1,985,482     261,067   1,130,307

Net loss          -      (58,590)   (26,682)    (41,244)       -       (126,516)

Transfer of net loss in excess of Series 100 limited
partner capital contributions to general partner -
               (58,590)   58,590        -           -           -          -
              --------   -------   ---------  ----------  ----------   ---------
Partners' equity (deficit) -
December 31, 1995
            (1,362,689)     -       161,175   1,944,238     261,067   1,003,791

Net loss          -     (304,046)  (138,467)   (214,036)       -       (656,549)

Transfer of net loss in excess of Series 100 limited
partner capital contributions to general partner -
              (304,046)  304,046       -           -           -           -
              --------   -------   ---------  ----------  ----------   ---------
Partners' equity (deficit) -
December 31, 1996
            (1,666,735)     -        22,708   1,730,202     261,067     347,242

Net loss
(unaudited)        -    (424,750)  (193,435)   (299,003)       -       (917,188)

Transfer of net loss in excess of Series 100 and 200 limited partner capital contributions to general partner (unaudited) -
              (595,477)  424,750    170,727        -           -           -
              --------  ---------   ---------  ----------  ---------- ---------
Partners' equity (deficit) -
April 30, 1997 (unaudited)
           $(2,262,212) $   -      $   -     $1,431,199  $  261,067  $ (569,946)
           ===========  =========  ========  ==========  ==========  ==========

               The accompanying Notes to Financial Statements are
                 an integral part of these financial statements

Datalinc, Ltd.
(A Florida Limited Partnership)

Consolidated Statements of Cash Flows   (Page 1 of 2)
--------------------------------------------------------------------------------
                                For the year ended     For the four months ended
                                    December 31,               April 30,
                           1994        1995       1996      1996       1997
                                                              (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss               $ (959,711) $ (126,516) $ (656,549 $ (495,121)$ (917,188)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Depreciation and
amortization              396,879     326,529     473,024    157,956    126,916
(Income)loss of affiliate 566,497    (146,710)    481,752    462,852    849,220
(Increase) decrease in:
  Trade accts receivable (113,075)    175,898    (267,279)  (283,285)    26,811
  Inventories             268,929    (665,961)    433,929     33,524     95,052
  Other receivables        46,812      (5,263)    (20,879)    20,633     23,804
  Prepaid and other
   current assets          14,566      (7,194)     25,290      8,797      9,695
  Other assets and deposits   888        -        (43,106)      -        16,047
Increase (decrease) in accounts payable and
 accrued expenses        (232,096)    650,484      81,867    210,719    553,748
                         --------     -------     -------    -------    -------
Net cash provided by (used
in) operating activities  (10,311)    201,267     508,049    116,075    784,105
                         --------     -------     -------    -------    -------


CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of
equipment                   2,789        -           -          -          -
Acquisitions of property
 and equipment           ( 79,898)    (36,085)   (144,817)   (34,038)   (83,575)
Investment made in
 affiliate                (74,143)       -           -          -          -
Advances made to
affiliate, net           (512,449)   (622,184)   (160,287)  (312,197)  (787,427)
                         --------    --------    --------   --------   --------
Net cash used in investing
activities               (663,701)   (658,269)   (305,104)  (346,235)  (871,002)
                         --------     -------     -------    -------    -------










               The accompanying Notes to Financial Statements are
                 an integral part of these financial statements

Datalinc, Ltd.
(A Florida Limited Partnership)

Consolidated Statements of Cash Flows   (Page 2 of 2)
--------------------------------------------------------------------------------
                                For the year ended     For the four months ended
                                    December 31,               April 30,
                           1994        1995       1996       1996       1997
                                                               (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:

Additions to borrowings   255,200     840,000     638,280    277,000    234,000
Reductions in borrowings and capital
lease obligations         (94,239)   (316,394)   (890,190)  (106,697)  (130,057)
Debt issue costs             -           -         (4,289)      -          -
                         --------     -------     -------    -------    -------
Net cash provided by (used in)
 financing activities     160,961     523,606    (256,199)   170,303    103,943
                         --------     -------     -------    -------    -------
Net increase (decrease) in cash
 and cash equivalents    (513,051)     66,604     (53,254)   (59,857)    17,046
Cash and cash equivalents,
 beginning of year        524,276      11,225      77,829     77,829     24,575
                         --------     -------     -------    -------    -------
Cash and cash equivalents,
  end of year            $ 11,225   $  77,829   $  24,575  $  17,972   $ 41,621
                         ========    ========     =======    =======    =======


SUPPLEMENTAL CASH FLOW INFORMATION:

Capital lease obligations
 entered into            $267,703   $ 202,394   $ 736,217  $    -      $   -
                         ========    ========     =======    =======    =======
Interest paid            $  8,173   $  97,140   $ 147,426  $  30,747   $ 42,592
                         ========    ========     =======    =======    =======
Capital lease obligations transferred to affiliate
                         $   -      $    -      $    -     $    -      $586,806
                         ========    ========     =======    =======    =======

















               The accompanying Notes to Financial Statements are
                 an integral part of these financial statements

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
1.  THE PARTNERSHIP:

     Datalinc, Ltd., a Florida limited partnership(Datalinc or the Partnership), was formed on July 20, 1989. The principal business of the Partnership, located in Cincinnati, Ohio, is to develop and operate satellite based data communications. The Partnership has one hub which provides a link for data transmitted by satellite between a central computer located in the headquarters of a business and computers, and data processing devices located in remote offices or stores. The sole general partner ( General Partner ), Integrated Communication Networks, Inc. ( ICN ), also serves as the managing partner. The Partnership is heavily concentrated in the telecommunications industry. A significant change in this industry and/or related technologies could impact the Partnership.

     PARTNERSHIP ALLOCATION

     SERIES 100
     ----------

     The  Partnership  was  initially   capitalized  by  the  Limited   Partners
     contributions of $1,632,000 representing the subscription of 17 Series 100 limited partnership units of $96,000 each.

     In accordance with the initial partnership agreement, cash flows and any refinancing proceeds or sale proceeds shall be distributed 99% to the Series 100 Limited Partners and 1% to the General Partner until the Limited Partners have received aggregate distributions of any kind from the Partnership in an amount equal to their initial cash Capital Contributions (as defined), and thereafter 50% to the Limited Partners and 50% to the General Partner. Profits and losses (as defined) were to be allocated in the same manner.

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
     Series 200
     ----------

     During 1991, the Partnership initiated a Series 200 offering and obtained 228 1/2 subscriptions for Series 200 limited partnership units at $5,000 each or a total of $1,142,500. Expenses in the amount of $114,548 were incurred in relation to the offering and were excluded from the proceeds. The offering closed and the partnership certificates were issued on January 1, 1992.

     The partnership agreement was amended upon the completion of the Series 200 offering. Under the agreement, cash flows, any refinancing proceeds or sale proceeds and profits and losses shall be distributed 68.5% to the Series 100 Limited Partners and 31.5% to the Series 200 Limited Partners until the Limited Partners have received aggregate distributions of any kind from the Partnership in an amount equal to their initial cash Capital Contributions (as defined), plus the aggregate Preferred Return of 10% to the Series 100 and 200 Limited Partners. Since the Series 200 offering was not fully subscribed, the Agreement states that cash flows, any refinancing proceeds or sale proceeds and profits and losses with respect to the unissued Series 200 units shall be distributed on a pro rata basis between the outstanding Series 100 and 200 Limited Partners.

     After the Limited Partners have received aggregate distributions of any kind from the Partnership in an amount equal to their initial cash Capital Contributions (also defined), cash flow, refinancing proceeds or sales proceeds and profits and losses were to be distributed 34.25% to the Series 100 Limited Partners, 15.75% to Series 200 Limited Partners, 50% to the General Partner.

     CFG Option
     ----------

     In connection with the Series 200 offering, CFG Securities Corp. ( CFG ), the Managing Dealer Limited Partner (syndicator), was given the option to purchase approximately a 4% interest in the Partnership at a cost of $1. The General Partner will transfer CFG the appropriate interest from its own share of ownership. The fair value of CFG s option was determined based on the pricing of the Series 200 units sold in 1991.

     Series 300
     ----------

     During 1992, the Partnership initiated a Series 300 offering and obtained 143 1/2 subscriptions for Series 300 limited partnership units at $5,000 each or a total of $717,500. Expenses in the amount of $63,067 were incurred in relation to the offering and were offset against the proceeds. The partnership certificates were issued on September 15, November 30 and December 31, 1992. The offering closed on December 31, 1992.

     During 1993, the Partnership initiated an extension of the Series 300 offering and obtained 449 1/2 subscriptions for Series 300 limited

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
     partnership units at $5,000 each or a total of $2,247,500. Expenses in the amount of $179,820 were incurred in relation to this extension and were offset against the proceeds. Pursuant to a purchase agreement, the Limited Partner, Blue Chip/Datalinc Corporation ( Blue Chip ), who subscribed most of this extension, has preferential rights which affect the number of shares of Thrucomm, Inc. common stock to be issued and the right of first refusal to purchase equity interests offered by Thrucomm, Inc. (see
     Principles of Consolidation at Note 2). The preferential rights also include the right for Blue Chip to be entitled to receive certain distributions, otherwise payable to ICN, providing a return equal to 35% per annum on its capital contribution. ICN has agreed to escrow certain distributions otherwise payable to ICN as an assurance that Blue Chip will receive its specified return. In addition, ICN has agreed to certain restrictions on its right to transfer its interest in Datalinc. The stockholders of ICN have agreed to elect a nominee to the ICN Board of Directors, place certain restrictions on their right to transfer stock in ICN, and to certain employment restrictions. Blue Chip has been granted registration rights in the event Datalinc or its successor should register its securities under the Securities Act of 1933.

     The Partnership agreement was amended upon the completion of the Series 300 offering in 1992 and 1993. Assuming the sale of all Series 200 and all Series 300 units, cash flows, any refinancing proceeds or sale proceeds and profits and losses shall be distributed 45.9% to the Series 100 Limited Partners, 21.1% to the Series 200 Limited Partners and 33% to the Series 300 Limited Partners until the Limited Partners have received aggregate distributions of any kind from the Partnership in an amount equal to their initial cash Capital Contributions (as defined) plus the aggregate Preferred Return of 10% for Series 100 and 200 Limited Partners and 8% for Series 300 Limited Partners. After the Limited Partners have received aggregate distributions of any kind from the Partnership in an amount equal to their initial cash Capital Contributions (also defined), cash flow, refinancing proceeds or sales proceeds and profits and losses shall be distributed 22.95% to the Series 100 Limited Partners, 10.55% to the Series 200 Limited Partners, 16.5% to the Series 300 Limited Partners, 50% to the General Partner.

     As the Series 200 and Series 300 limited partnership units were not fully subscribed, the agreement states that cash flows, any refinancing proceeds or sale proceeds and profits and losses with respect to the unissued Series 200 and 300 units shall be distributed to the Series 100 and/or Series 200 Limited Partners on a pro rata basis. Profits and losses were therefore allocated on a monthly basis to Limited Partners admitted to the Partnership as of or prior to the 15th day of such month.

     Negative Capital
     ----------------

     In accordance with generally accepted accounting principles and the limited liability provisions of the Partnership agreement, all losses in excess of the Limited Partners capital contributions are transferred to the General

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
     Partner. Any future profits generated for Limited Partners with zero basis will be transferred to the General Partner to offset these losses in accordance with the terms of the agreement.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The significant accounting principles and practices used in the preparation of the accompanying consolidated financial statements are summarized below:

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Datalinc and its wholly-owned subsidiary Thrucomm, Inc. ( Thrucomm ) which was incorporated in the state of Florida in December 1996. Thrucomm is a non-operating entity that has obtained debt financing to assist in funding Datalinc s operations.

     Use of Estimates

     The Partnership prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of the financial statements and report amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories

     Inventories are comprised of component parts, equipment and supplies used in the installation and sale of remote Very Small Aperture Terminals (VSATs) and Personal Earth Stations (PESs) at customer locations. Inventories are valued at cost determined on the specific identification basis.

     Property and Equipment

     Property and equipment is stated at cost. Depreciation is provided using a method not materially different than the double declining balance method over the estimated useful lives of the assets ranging from five to thirty-nine years for both financial reporting and tax purposes. Costs of additions and betterments are capitalized, and repairs and maintenance are

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
     charged to expense as incurred. Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in the statement of operations.

     Organization Costs

     Organization costs incurred in establishing the Partnership are recorded as other assets and are amortized on a straight line basis over a period of sixty months. Amortization began upon the commencement of operations in February 1991. Amortization costs of $279, $1,053, and $15,991 have been
     amortized  for  the  years  ended   December  31,  1996,   1995  and  1994,
     respectively.

     Other Assets

     Other assets include deposits and debt issue costs. Debt issue costs are amortized over the life of the loan using the straight line method, which is not materially different than the effective interest rate method.

     Research and Development Costs

     Expenditures for research, development, and engineering of products are expensed as incurred. In 1994, the Partnership received a refund of prior year expenses paid to a vendor because of the vendor s inability to perform under the terms of a contract. The refund totaled $110,000 and has been reflected net of 1994 expenses in the statement of operations.

     Income Taxes

     No provision or benefit for federal or state income taxes is included in the financial statements of the Partnership as any liability or benefit for such taxes of the Partnership is that of the partners rather than the Partnership. Thrucomm is subject to federal and state income taxes. However, through December 31, 1996, Thrucomm had limited activities and an immaterial operating loss. Accordingly, no income tax provision was necessary. Certain items may be treated differently in the Partnership income tax return than in the accompanying consolidated financial statements. Therefore, net income in the consolidated financial statements may not be the same as that reported in the Partnership income tax return.

     Major Customers

     The Partnership has two major customers which accounted for approximately $3,725,000 and $858,000 of sales for the year ended December 31, 1996; three major customers which accounted for approximately $926,000, $608,000 and $459,000 of sales for the year ended December 31, 1995; and two customers which accounted for approximately $2,705,000 and $981,000 of sales for the year ended December 31, 1994.

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
     Valuation Assessment of Long-Lived Assets

     The General Partner continuously reviews the value of the Partnership s long-lived assets and records necessary adjustments to the asset s carrying value when the asset becomes impaired. If an asset is determined to be impaired, a loss is recognized in the statement of operations.

     Reclassifications

     Certain prior year balances have been reclassified to be consistent with the current year presentation.

     Interim Financial Data

     The interim financial data at April 30, 1997, and for the four months ended April 30, 1997 and 1996, are unaudited; however, in the opinion of management, such interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods.

3. ADVANCES TO AFFILIATE:

     Datalinc is a limited partner in Fastcom, Ltd. ( Fastcom ), a Florida limited partnership formed on March 31, 1994. Fastcom was formed to develop, install and operate a wireless, digital communications network called THRUCOMM. THRUCOMM addresses a customer base currently utilizing terrestrial, telephone networks to transmit data between a central data center and multiple, geographically dispersed remote locations. Fastcom devotes all of its efforts to establishing THRUCOMM. Such efforts include developing software, radios and related wireless systems in which the THRUCOMM network will operate. Fastcom is a development stage enterprise.

     The Partnership s initial capital contribution to Fastcom included a cash contribution of $10 and $74,133 in equipment. Fastcom Management, Inc. (owned by the same shareholders as ICN), is Fastcom s general partner; however, Fastcom Management, Inc. did not contribute to the initial capital of Fastcom. Datalinc has made advances to Fastcom of $160,287, $622,184 and $563,460 during 1996, 1995 and 1994, respectively. These advances are non-interest bearing and had average outstanding balances of approximately $1,266,000, $946,000 and $418,000 during 1996, 1995 and 1994, respectively.
     These advances remain outstanding at December 31, 1996. The advances were used to fund the initial business activities and losses of Fastcom (marketing, research and development, and general and administrative activities).

     Although Datalinc has funded all Fastcom s losses from its own operations, Datalinc is a limited partner in Fastcom. The initial limited partnership interest is valued at zero in 1996 and 1995. At December 31, 1996 and 1995, Datalinc s receivables of $1,345,931 and $1,185,644, respectively, reflected advances to this affiliate. Datalinc has recorded a reserve against these advances of $827,396 and $345,644, respectively. At December 31, 1996, Datalinc has recorded its investment in Fastcom based on the book

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
     value of net assets available for repayment in a manner similar to equity accounting. At December 31, 1995, this investment was recorded at $840,000 which reflected cash repayment by Fastcom to Datalinc subsequent to year end from equity proceeds.

     It is intended that Datalinc and Fastcom will combine their assets and liabilities into Thrucomm, thus enhancing their ability to obtain additional financing to fund future operations. Datalinc is currently attempting to effect this reorganization which will expand its ability to raise capital through alternative sources of financing. Additionally, Fastcom is seeking additional financing through venture capital or other investors, which would be used as repayment of the non-interest bearing advances made to Fastcom. However, until this reorganization is completed and additional financing is obtained, the financial demands on Datalinc raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Summarized financial information for Fastcom at December 31, 1996 and 1995, and for each of the periods ended December 31, 1996, 1995 and 1994, is as follows:

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                                    For the nine             For the
                                    months ended            year ended
                                    December 31,           December 31,
                                        1994            1995         1996
Results of Operations:
    Revenues                        $     -           $     -      $     69,134
    Expenses                          (566,497)         (970,102)    (1,785,174)
                                    ----------        ----------   ------------
    Net loss                        $ (566,497)       $ (970,102)  $ (1,716,040)
                                    ==========        ==========   ============

                                                           December 31,
                                                        1995         1996
  Financial position:
    Current assets                                    $    1,662   $     80,621
    Noncurrent assets                                    204,081        947,555
                                                      ----------   ------------
     Total assets                                     $  205,743   $  1,028,176
                                                      ==========   ============

    Payable to affiliate                              $ 1,185,644   $ 1,345,931
    Other liabilities                                     148,955       509,641
                                                      -----------   -----------
    Total liabilities                                   1,334,599     1,855,572
    Partners  deficit                                  (1,128,856)     (827,396)
                                                      -----------   -----------
    Total liabilities and partners  deficit           $   205,743   $ 1,028,176
                                                      ===========   ===========

4.  INVENTORIES:
                                                           December 31,
                                                        1995         1996
  Satellite equipment                                 $   527,098   $   130,332
  Transmission equipment                                  184,763       142,054
  Materials and supplies                                    3,618         9,164
                                                      -----------   -----------

                                                      $   715,479   $   281,550
                                                      ===========   ===========

5.  PROPERTY AND EQUIPMENT:
                                                           December 31,
                                                        1995          1996
  Hub and network equipment installed                 $ 2,304,832   $ 3,166,309
  Software                                                 62,076        63,767
  Leasehold improvements                                  137,274       137,274
  Furnishings and equipment                               191,183       209,049
                                                      -----------   -----------
                                                        2,695,365     3,576,399
  Less accumulated depreciation and amortization       (1,605,202)   (2,077,947)
                                                      -----------   -----------
                                                      $ 1,090,163   $ 1,498,452
                                                      ===========   ===========

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     Hub and network equipment of approximately $1,252,000 and $516,000 at December 31, 1996 and 1995, respectively, includes equipment under leases which have been capitalized. Accumulated amortization for such equipment approximated $340,000 and $265,000 at December 31, 1996 and 1995, respectively.

6.  DEBT:
                                                          December 31,
                                                       1995           1996

  Revolving line of credit; interest rate at 9.87%;
  interest payments due monthly; collateralized
  by equipment, inventory and accounts
  receivable; due on demand.                         $    -         $   293,000

  Bank line of credit; interest rate at prime
  plus .75% (9.87% at December 31, 1996); due
  March 24, 1997; interest payments due monthly;
  guaranteed by Fastcom; collateralized by inventory
  receivables, equipment and life insurance policies
  of related parties of Datalinc and Fastcom.              -            321,289

  Bank term loan; interest rate at prime plus .75%
  (9.87% at December 31, 1996); due December 15, 1997;
  $10,000 principal and interest payments due monthly;
  guaranteed by a related party; collateralized by
  equipment, inventory and accounts receivable of
  Datalinc and life insurance policies of the
  shareholders of ICN.                                  240,000         120,000

  Blue Chip term loan; interest rate at 10%; interest
  due at maturity; guaranteed by shareholders of ICN;
  $7,500 consulting fee due quarterly; paid in full
  during 1996.                                          600,000            -

  Equipment loan; interest rate at 9.8%; interest payments
  due monthly; guaranteed by equipment purchased; due
  May 3, 1998; $990 principal payments due monthly.        -             17,071

       Total debt                                       840,000         751,360
                                                     ----------      ----------
       Less current portion of total debt              (720,000)       (746,152)
                                                     ----------      ----------
       Debt - long term                              $  120,000      $    5,208
                                                     ==========      ==========
  Capital lease obligations, at varying rates of
   imputed interest from 8% to 13%                   $  450,086      $1,023,033

  Less current portion of capital lease obligations    (146,086)       (297,953)
                                                     ----------      ----------
     Capital lease obligations - long term           $  304,000      $  725,080
                                                     ==========      ==========

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     The Partnership had available borrowings of approximately $286,000 at December 31, 1996. Approximately $279,000 of these available borrowings represent an unused line of credit which is due March 24, 1997. Subsequent to December 31, 1996, the Partnership drew an additional $179,000 on the line of credit to assist in financing operations.

     The Blue Chip term loan was a financing arrangement with a venture capital firm. As part of Blue Chip s financing agreement with Datalinc, Blue Chip was granted certain warrant rights with regards to Fastcom in the event Fastcom did not raise certain minimum equity commitments as part of their Series 200 offering. Fastcom raised enough capital to exceed the minimum equity commitments required by the warrants and the contingent warrants were extinguished. During 1996, the Blue Chip term loan was paid in full.

     Included in Datalinc s capital lease obligations at December 31, 1996 and 1995, respectively, is $863,000 and $324,000 of equipment subleased to a customer under an operating lease and integrated services agreement.

     Scheduled principal repayments on debt and minimum future capital lease payments for the next five years and thereafter are as follows:

                                                                OBLIGATIONS
   YEAR ENDING                                                 UNDER CAPITAL
  DECEMBER 31,                                    DEBT            LEASES

     1997                                         $  746,152     $  382,348
     1998                                              5,208        374,005
     1999                                               --          326,694
     2000                                               --          103,779
     ----                                         ----------     ----------

        TOTAL                                     $  751,360      1,186,826



     Less amount representing interest on
       obligations under capital leases                            (163,793)
                                                                 ----------

        TOTAL                                                    $1,023,033
                                                                 ==========

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
7. RELATED PARTY TRANSACTIONS:

     The Partnership is charged, as provided by the partnership agreement, by the General Partner for management fees. These charges aggregated $157,000 in 1996, $140,000 in 1995 and $246,000 in 1994, and are included in selling, general and administrative expenses. The Partnership had non-interest bearing advances to the General Partner and its affiliates of approximately $200, $18,000 and $17,000 at December 31, 1996, 1995 and
     1994, respectively, which are included in other receivables.

     Additionally,  the Partnership has advances to an affiliate as discussed in
     Note 3.

     Datalinc allocates a portion of its selling, general and administrative expenses on a pro rata basis to Fastcom. Datalinc believes that the expenses are reasonable and advances Fastcom funds to pay its portion of the expenses due. In addition to Fastcom, Datalinc allocates a portion of its general and administrative expenses to another related party. The allocation of these expenses are based on estimates of the actual expenses incurred, in a manner similar to Fastcom. The Partnership allocated approximately $9,600, $14,400 and $12,600 of office services expense in 1996, 1995 and 1994, respectively, to this related party. Included in other receivables are amounts due from the affiliated company of $29,029 and $9,150 at December 31, 1996 and 1995, respectively.

     The Partnership allocated $62,240, $57,003, and $8,650 of rental expense in 1996, 1995 and 1994, respectively, to Fastcom as both companies share the hub operations. Life insurance policy premiums on the lives of certain employees of the General Partner, to which the Partnership is owner and beneficiary, are paid and expensed by the Partnership. The policies carry $3,000,000 in life insurance benefits and have no cash surrender value at December 31, 1996 and 1995.

     Datalinc leases $587,500 of equipment to Fastcom under an operating lease agreement. Datalinc recorded $48,340 in rental income related to this leasing arrangement which is included in installation income and other services. Future rental receipts under this leasing transaction are approximately $193,000 in 1997, 1998 and 1999 and $49,000 in 2000.

     In addition, the Partnership recorded charges aggregating approximately $68,000, $80,000, and $31,000 for the year ended December 31, 1996, 1995 and 1994, respectively, incurred by officers of the General Partner for various marketing and administrative activities performed by these individuals on behalf of the Partnership.

8.  MANAGEMENT INCENTIVE PLAN:

     In May 1996, the Partnership created the Management Incentive Plan (the Plan ) whose purpose is to provide ownership in Datalinc to certain key

Datalinc, Ltd.
(A Florida Limited Partnership)

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
     employees. The Plan is a phantom stock plan which allows up to a 5% ownership interest in Datalinc (500 units) with a 4.05% interest being granted in 1996. The Plan was valued based on the total fair value of the Partnership at the date of grant. The Plan provides that participants vest in their units on their anniversary date of grant as follows:

                                     Cumulative Percentage
                                        of Vested Units
        Anniversary date of grant

        First                                33 1/3%
        Second                               66 2/3%
        Third                                   100%

     Notwithstanding the above vesting schedule, the participant becomes 100% vested if certain provisions are met such as 1) the participant s termination is the result of death, disability or retirement; 2) the Partnership is sold to another company; or 3) the Partnership completes an initial public offering. For the year ended December 31, 1996, $41,000 of compensation expense related to the Plan was recorded and is included in selling, general and administrative expenses in the statement of operations. On February 13, 1997, an additional .25% ownership interest was granted.

9.  COMMITMENTS AND CONTINGENCIES:

     The Partnership maintains hub operations primarily in leased facilities. Datalinc s rental expense for these facilities was $63,088, $58,540, and $102,804 for the year ended December 31, 1996, 1995, and 1994, respectively, and is included in selling, general and administrative expenses in the statement of operations. As indicated in Note 7, $62,240, $57,003 and $8,650 of rent expense was allocated to Fastcom in 1996, 1995 and 1994, respectively. The minimum future noncancelable operating lease payments for these facilities are $88,564 in 1997, 1998, 1999, 2000 and 2001.

     Fastcom had a Series 200 offering during 1996. Under Fastcom s offering, $2,155,000 of gross proceeds raised represent a Mandatory Redeemable Partnership Interest, the Series 200 Limited Partners have the option to require Fastcom or Datalinc to repurchase their Series 200 Units on December 31, 2000, at an amount equal to their total cash capital contributions less any distributions received.

     Included in one of Fastcom s lease agreements is a provision that the lessor will receive an ownership interest in Fastcom or its successors, ranging from 1% up to 5%, dependent on the dollar amount of equipment financed by Datalinc or Fastcom for Fastcom s network. A 1% ownership interest will be granted after $1 million of equipment is financed and an additional .5% ownership interest (up to the maximum of 5%) will be granted on a pro rata basis for each additional $3 million financed. No equity ownership will be granted if less than $1 million is leased. As of December 31, 1996, approximately $750,000 of equipment had been leased.

                        Report of Independent Certified Public Accountants


To the General and Limited Partners
of Fastcom, Ltd.


In our opinion, the accompanying balance sheets and the related statements of operations, of changes in partners' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Fastcom, Ltd. (the "Partnership"), a development stage enterprise, at December 31, 1996 and 1995, and the results of its operations and its cash flows for the two years ended December 31, 1996 and 1995, and for the nine months from inception through December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the General Partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 1 to the financial statements, the Partnership is a development stage enterprise which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 1 and 5, the Partnership is a member of a group of affiliated entities and, as disclosed in the financial statements, has transactions and relationships with members of the group, including common principals involved as General Partners and shared management among the various entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.


/s/ Price Waterhouse LLP
________________________
PRICE WATERHOUSE LLP

Tampa, Florida
February 12, 1997

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

Balance Sheets
--------------------------------------------------------------------------------
                                            December 31,           April 30,
                                         1995          1996          1997
                                                                  (unaudited)
      ASSETS

Cash                                 $     -        $   12,166   $      17,414
Trade accounts receivable                  -            14,212          67,717
Other receivables                          -            38,221            -
Prepaid and other current assets          1,662         16,022          13,367
                                     ----------     ----------    ------------

   Total Current Assets                   1,662         80,621          98,498

Property and equipment, net             203,856        947,388       1,638,517
Debt issue costs, net                      -              -            128,300
Organization costs, net of accumulated
 amortization of $58, $116 and $133         225            167             150
                                     ----------     ----------    ------------

                                     $  205,743     $1,028,176    $  1,865,465
                                     ==========     ==========    ============

     LIABILITIES AND PARTNERS' DEFICIT

Accounts payable and accrued
  expenses                          $   148,955    $   308,057     $   462,762
Capital lease obligations due
  within one year                          -            58,715         341,990
Payable to affiliate                  1,185,644      1,345,931       2,133,358
                                     ----------     ----------     -----------

   Total current liabilities          1,334,599      1,712,703       2,938,110

Capital lease obligations -
  long term portion                        -           142,869         603,971
                                     ----------     ----------     -----------

   Total liabilities                  1,334,599      1,855,572       3,542,081

Commitments and contingencies (Note 6)

Mandatory redeemable partnership interest
  (Note 1)                                 -         2,155,000       2,155,000
Non-redeemable partners' interest
  and deficit accumulated during the
  development stage                  (1,128,856)    (2,982,396)     (3,831,616)
                                     ----------     ----------     -----------

                                    $   205,743    $ 1,028,176     $ 1,865,465
                                     ==========     ==========    ============

                 The accompanying Notes to Financial Statements
               are an integral part of these financial statements.

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

Statements of Operations
=-------------------------------------------------------------------------------
                                                                    Cumulative
                For the nine                                        operation
                months from                    For the four         from
                inception     For the          Months ended         inception to
                through       year ended           April 30,        April 30,
                Dec. 31,      Dec. 31,          1996      1997      1997
                1994     1995       1996        (unaudited)         (unaudited)

Revenues:
   Service fees $    -   $     -    $    69,134 $   5,286 $  90,901 $   160,035

Expenses:
   Operating,
     general
     and
     adminis-
     trative    253,241    653,768    1,305,687   262,756   794,837   3,007,533

   Research and
    development 308,659    278,426      364,977    25,888   137,677   1,089,739

   Depreciation &
     amortization 2,392     26,667      106,680    33,642   115,837     251,576

   Interest
     expense      2,205     11,241        7,830       118    23,770      45,046
               --------  ---------  ----------- ---------  --------   ---------

Net loss      $(566,497) $(970,102) $(1,716,040)$(317,118)$(981,220)$(4,233,859)
              =========  =========  =========== =========  ======== ===========





















               The accompanying Notes to Financial Statements are
                 an integral part of these financial statements.

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT) - PAGE 1 OF 2
------------------------------------------------------------------------------
                     Datalinc, Series 100 Series 200
                     Ltd.      Limited   Limited
                     Limited   Partners  Partners  CFG     ILC
          General    Partner   (55 5/8   (215 1/2  Option   Limited
          Partner    Interest   units)   units)    (Note 1) Partner   Total
Partners' equity - March 31,$1994
          $    -     $  74,143  $    -    $    -   $     -  $     - $    74,143
Net loss       -      (566,497)      -         -         -        -    (566,497)
Transfer of net loss in excess of Datalinc's limited partner capital contributions to general partner
           (492,354)   492,354       -         -         -        -        -
          ---------  ---------  --------  --------- -------- -------- --------


Partners' deficit - December 31, 1994
           (492,354)      -          -         -         -        -    (492,354)
Capital contributions
               -          -       333,600      -         -        -     333,600
Net loss     (9,701)  (938,575)   (21,826)     -         -        -    (970,102)
Transfer of net loss in excess of Datalinc's limited partner capital contributions to general partner
           (938,575)   938,575       -         -         -        -         -
          ---------  ---------   --------  --------  --------  -------- -------


Partners' equity (deficit) -  December 31, 1995
         (1,440,630)      -       311,774      -         -        -  (1,128,856)
Capital contributions
               -          -        81,000 1,936,500      -        -   2,017,500
Options issued in connection with Series 200 offering
 (Note 1)      -       (77,029)      -         -       77,029     -        -
Net loss    (17,160)(1,561,118)   (45,445)  (92,317)     -        -  (1,716,040)
Transfer of net loss in excess of Datalinc's limited partner capital contributions to general partner
         (1,638,147) 1,638,147       -         -         -        -        -
          ---------  ---------   --------  --------  --------  -------- -------


Partners' equity (deficit) - December 31, 1996
         (3,095,937)      -       347,329 1,844,183    77,029     -    (827,396)
Transfer of net losses in excess of redeemable partnership interest
           (310,817)      -          -      310,817      -        -        -
Mandatory redeemable partnership interest (Note 1) -
December 31, 1996
               -          -         -    (2,155,000)     -         - (2,155,000)
         ---------  ---------   --------  ---------  --------- ------- --------





         The accompanying Notes to Financial Statements are an integral part of these financial statements.

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT) - PAGE 2 OF 2
--------------------------------------------------------------------------------
                     Datalinc, Series 100 Series 200
                     Ltd.      Limited   Limited
                     Limited   Partners  Partners  CFG     ILC
          General    Partner   (55 5/8   (215 1/2  Option   Limited
          Partner    Interest   units)   units)    (Note 1) Partner   Total

Non-redeemable partners' interest and deficit accumulated during the development stage -
  December 31, 1996
         (3,406,754)     -       347,329     -       77,029    -     (2,982,396)

Debt issue costs associated with equipment financing
 (unaudited)
               -         -          -        -         -    132,000     132,000

Net loss
(unaudited)
             (9,812) (824,196)   (27,288)(117,472)     -     (2,452)   (981,220)

Transfer of net loss in excess of Datalinc's and redeemable
 partnership interests to general partner
 (unaudited)
           (941,668)  824,196       -     117,472      -        -           -
         ----------  ---------  --------  -------  ---------- -------- --------


Non-redeemable partners' interest and deficit accumulated
 during the development stage- April 30, 1997
 (unau$ited)
        $(4,358,234) $   -     $ 320,041 $   -    $  77,029 $129,548$(3,831,616)
         ==========   ========  ========  =======  ========  ======= ==========




















         The accompanying Notes to Financial Statements are an integral part of these financial statements.

Fastcom, Ltd.               (Page 1 of 2)
(A Development Stage Enterprise and Florida Limited Partnership)

STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
                                                                    Cumulative
              For the nine                          For the           cash
              months from     For the              four months      flows from
              inception        year                  ended          inception to
              through          ended                April 30         April 30,
              December 31,   December 31,        1996       1997        1997
                1994       1995         1996     (Unaudited)        (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss     $(566,497) $(970,102) $(1,716,040 $(317,118) $(981,220)$(4,233,859)
Adjustments
to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and
amortization     2,392     26,667      106,680    33,642    119,537     255,276
(Increase) decrease in:
 Trade accounts
 receivable-       -         -         (14,212)     (945)   (53,505)    (67,717)
 Other receivables
                (51,011)   51,011      (38,221)      -       38,221        -
 Prepaid and other
 current assets    -       (1,662)     (14,360)       39      2,665     (13,367)
 Increase in accounts
 payable and accrued expenses
                 53,953    95,002      159,102   306,397    154,705     462,762
               --------  --------   ---------- ---------  ---------   ---------

 Net cash provided by (used in)operating activities
               (561,163) (799,084)  (1,517,051)   22,015   (719,607) (3,596,905)
               --------  --------   ---------- ---------  ---------   ---------


CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisitions of property and equipment
                   (653) (158,071)    (636,975) (390,692)  (109,899)   (905,578)
Organization costs (283)     -            -         -          -           (283)
               --------  --------   ---------- ---------  ---------   ---------

Net cash used in investing activities
                   (936) (158,071)    (636,975) (390,692)  (109,899)   (905,881)
               --------  --------   ---------- ---------  ---------   ---------









              The accompanying Notes to Financial Statements are an
                  integral part of these financial statements.

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

STATEMENTS OF CASH FLOWS    (Page 2 of 2)
-------------------------------------------------------------------------------
                                                                    Cumulative
              For the nine                          For the           cash
              months from     For the              four months      flows from
              inception        year                  ended          inception to
              through          ended                April 30         April 30,
              December 31,   December 31,        1996       1997        1997
                1994       1995         1996     (Unaudited)        (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:

Capital contributions
                     10   333,600    2,017,500     61,999     -       2,351,110
Advances received from affiliate, net
                563,460   622,184      160,287    312,197  787,427    2,133,358
Additions to borrowing under capital leases
                   -         -            -          -      56,161       56,161
Repayments of capital lease obligations
                   -         -         (11,595)      -      (8,834)     (20,429)
               --------  --------    ---------   -------- --------    ---------

 Net cash provided by financing activities
                563,470   955,784    2,166,192    374,196  834,754    4,520,200
               --------  --------    ---------   -------- --------    ---------

Net increase (decrease) in cash
                  1,371    (1,371)      12,166      5,519    5,248       17,414
Cash, beginning of year
                   -        1,371         -          -      12,166         -
               --------  --------    ---------   -------- --------    ---------
Cash, end of year
              $   1,371  $   -      $   12,166   $  5,519 $ 17,414    $  17,414
               ========  ========    =========   ======== ========    =========

SUPPLEMENTAL CASH FLOW INFORMATION:
Capital contribution of property
 and equipment
              $  74,133  $   -       $    -      $    -   $   -       $  74 133
               ========  ========    =========   ======== ========    =========
Capital lease obligations entered into
              $    -     $   -       $ 213,179   $    -   $110,244    $ 323,423
               ========  ========    =========   ======== ========    =========
CFG option (Note 1)
              $    -     $   -       $  77,029   $    -   $   -       $  77,029
               ========  ========    =========   ======== ========    =========
Interest paid $   2,205  $ 11,241    $   4,755   $     93 $  7,347    $  25,548
               ========  ========    =========   ======== ========    =========
Capital lease transferred from affiliate
              $    -     $   -       $    -      $    -   $586,806    $ 586,806
               ========  ========    =========   ======== ========    =========
ILC debt issue costs associated with equipment financing
              $    -     $   -       $    -      $    -   $132,000    $ 132,000
               ========  ========    =========   ======== ========    =========
              The accompanying Notes to Financial Statements are an
                  integral part of these financial statements.

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

Notes to Financial Statements
--------------------------------------------------------------------------------
1. THE PARTNERSHIP:

     Fastcom, Ltd. ("Fastcom" or the "Partnership"), a Florida limited partnership, was formed on March 31, 1994, with the concept to develop, install and operate a wireless, digital communications network called THRUCOMM. THRUCOMM addresses a customer base currently utilizing terrestrial, telephone networks to transmit data between a central data center and multiple, geographically dispersed "remote" locations. The Partnership's operations, located in Cincinnati, Ohio, are heavily involved in the telecommunications industry. A significant change in this industry and/or related technologies could impact the Partnership.

     Fastcom is a development stage enterprise as it is devoting substantially all of its efforts to establishing THRUCOMM. Such efforts include developing software, radios and related wireless systems in which the THRUCOMM network will operate. Although Fastcom has one customer as of December 31, 1996, it has not completed its principal planned operations and remains a development stage enterprise.

     Fastcom Management, Inc. (owned by the same shareholders as Integrated Communication Networks, Inc. ["ICN"], the general partner of Datalinc, Ltd. ("Datalinc") is the general partner ("General Partner") of Fastcom. No equity contribution was made by the General Partner. The Partnership was initially capitalized by a limited partnership investment to Fastcom from Datalinc, a Florida partnership and a related party, which included a cash contribution of $10 and $74,133 in equipment. Additionally, Datalinc made advances to Fastcom of $160,287, $622,184 and $563,460 during 1996, 1995 and 1994, respectively. These advances were non-interest bearing and remain outstanding at December 31, 1996. The advances were used to fund the start-up of Fastcom (marketing, research and development, and general and administrative activities).

     It is intended that Datalinc and Fastcom will combine their assets and liabilities into Thrucomm, Inc., a wholly-owned subsidiary of Datalinc, thus enhancing their ability to obtain additional financing to fund future operations. Datalinc's management is currently attempting to effect this reorganization which will expand its ability to raise capital though alternative sources of financing. Additionally, Fastcom is seeking additional financing through venture capital or other investors, which would be used as repayment of the non-interest bearing advances made to Fastcom. However, until this reorganization is completed and additional financing is obtained, the financial demands on Fastcom raise substantial doubt its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Partnership Allocation

     Series 100
      ----------
     During 1995 and 1996, the Partnership executed a Series 100 offering and sold 44 1/2 subscriptions for Series 100 limited partnership units of $10,000 each or a total of $445,000.

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

Notes to Financial Statements
--------------------------------------------------------------------------------
     Expenses in the amount of $30,400 were incurred in relation to the offering which were netted against the proceeds. As an incentive to entice early investors, Fastcom offered Early Investor Units ("EA Units") which was an additional .25% share in Fastcom for no additional consideration. The Partnership issued 11 and 1/8 EA Units under this incentive plan. The offering closed and the partnership certificates were issued on March 31, 1996.

     In accordance with the initial partnership agreement, cash flows and any refinancing proceeds or sale proceeds shall be distributed 100% to the Series 100 Limited Partners until the Limited Partners have received aggregate distributions of any kind from the Partnership in an amount equal to their initial cash Capital Contributions (as defined), and thereafter 2.23% to the Series 100 Limited Partners, .55% to EA Units (as defined), 96.22% to Datalinc and 1% to the General Partner. Profits and losses (as defined) are to be allocated in the same manner.

     Series 200
     ----------
     During 1996, Fastcom began offering Series 200 limited partnership units at $10,000 each. The offering closed on September 30, 1996, and Fastcom sold 215 1/2 limited partnership units with contributions approximating $2,155,000. Expenses in the amount of $218,500 were incurred in relation to the offering and were offset against the proceeds.

     The partnership agreement was amended upon completion of the Series 200 offering. Under the agreement, cash flows, sales proceeds, refinancing proceeds and profits and losses shall be distributed in the following manner to the Limited Partners: first to the Series 100 Limited Partners until the Limited Partners have received Distributions (as defined) equal to their total Capital Contributions (as defined), plus their aggregate 15% Preferred Return (as defined), if and when such Preferred Return is payable; second to the Series 200 Limited Partners until the Series 200 Limited Partners have received Distributions equal to their total Capital Contributions; any remaining amounts would be distributed to Datalinc and the Managing Dealer Limited Partners and the General Partner, as determined by their respective ownership percentages multiplied by the ratio of their respective total Capital Contributions to their total aggregate ownership interests.

     After the Limited Partners have received aggregate Distributions of any kind from the Partnership, cash flow, refinancing proceeds, sales proceeds and profits and losses are to be distributed 2.23% to Series 100 Limited Partners, .55% to EA Limited Partners, 11.97% to Series 200 Limited Partners, 84.25% to Datalinc, and 1% to the General Partner.

     The Series 200 Limited Partners have the option to require Fastcom or Datalinc to repurchase their Series 200 Units on December 31, 2000, at an amount equal to their total cash Capital Contribution less any distributions received (a "Mandatorily Redeemable Partnership Interest"). Accordingly, the total cash contributions obtained during the Series 200 offering of $2,155,000 at December 31, 1996, has been reflected as a Mandatorily Redeemable Partnership Interest.

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

Notes to Financial Statements
--------------------------------------------------------------------------------
     CFG Option
     ----------
     In connection with the Series 200 offering, CFG Securities Corp. ("CFG"), the Managing Dealer Limited Partner (syndicator), was given an option to purchase a 2.4% interest in the Partnership at a cost of $240,000. Datalinc will transfer CFG the appropriate interest from its own share of ownership. The fair value of CFG's option of $77,029 was determined based on the pricing of the Series 200 units sold in 1996.

     Negative Capital

     In accordance with generally accepted accounting principles and the limited liability provisions of the partnership agreement, all losses in excess of a limited partner's capital contributions are transferred to the General
     Partner. Any future profits generated for Limited Partners with a zero basis will be transferred to the General Partner to offset these losses in accordance with the terms of the agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying financial statements have been prepared on the accrual basis of accounting. The significant accounting principles and practices used in the preparation of the accompanying financial statements are summarized below:

     Use of Estimates

     Fastcom prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of the financial statements and report amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Management System

     The partnership's policy is to reclassify book overdrafts. Book overdrafts representing outstanding checks in excess of funds on deposit, are classified as liabilities (accounts payable and accrued expenses) and cash is reinstated at period end. Accordingly, $45,088 at December 31, 1995 was reclassified from cash to accounts payable and accrued expenses in the accompanying financial statements. There were no overdrafts at December 31, 1996.

     Property and Equipment

     Property and equipment is stated at cost and includes the direct cost of installation. Depreciation is provided using a method not materially different than the double declining balance method over the estimated useful lives of the assets ranging from five to thirty-nine years for both financial reporting and tax purposes. Costs of additions and betterments are capitalized, and repairs and maintenance are charged to expense as incurred. Upon sale or

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

Notes to Financial Statements
--------------------------------------------------------------------------------
     retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in the statement of operations.

     Organization Costs

     Organization costs incurred in establishing the Partnership are amortized on a straight line basis over a period of sixty months. Amortization costs of $58 in 1996 and 1995 have been recorded in the statement of operations.

     Research and Development Costs

     Expenditures for research, development, and engineering of products are expensed as incurred.

     Income Taxes

     No provision or benefit for federal or state income taxes is included in the financial statements of the Partnership as any liability or benefit for such taxes is that of the partners rather than the Partnership. Certain items may be treated differently in the Partnership income tax return than in the accompanying financial statements. Therefore, net income in the financial statements may not be the same as that reported in the Partnership income tax return.

     Sale-Leasebacks

     The Partnership entered into sale and leaseback operating lease transactions in 1995 and 1994 with one leasing company. Approximately $12,000 of gross profit was deferred in 1995 and will be recognized over the life of the lease. The Partnership recognized $5,617 and $333 of the deferred profit in 1996 and 1995, respectively, which is netted against operating, general and administrative expenses. Accounts payable and accrued expenses include $6,050 and $11,667 of deferred profit at December 31, 1996 and 1995, respectively.

     Valuation Assessment of Long-Lived Assets

     The General Partner continuously reviews the value of the Partnership's long-lived assets and records necessary adjustments to the asset's carrying value when the asset becomes impaired. If an asset is determined to be impaired, a loss is recognized in the statement of operations.

     Reclassifications

     Certain prior year balances have been reclassified to be consistent with the current year presentation.

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

Notes to Financial Statements
--------------------------------------------------------------------------------
     Interim Financial Data

     The interim financial data at April 30, 1997, and for the four months ended April 30, 1997 and 1996, are unaudited; however, in the opinion of management, such interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods.

3.    PROPERTY AND EQUIPMENT:

                                                        December 31,
                                                  1995                1996

      Hub and network equipment installed   $     51,011          $    355,745
      Software                                    17,351                37,749
      Office furniture and equipment              32,027               209,794
      Construction in progress                   132,468               479,723
                                            ------------          ------------
                                                 232,857             1,083,011
      Less accumulated
      depreciation and amortization              (29,001)             (135,623)
                                            ------------          ------------
                                            $    203,856          $    947,388
                                            ============          ============


      Hub and network equipment of $320,196 and $51,011 at December 31, 1996 and 1995, respectively, is equipment under capital lease. Accumulated amortization for such equipment approximated $71,000 and $32,000 at December 31, 1996 and 1995, respectively.

4.    CAPITAL LEASE OBLIGATIONS:

                                                        December 31,
                                                           1996

      Capital lease obligation, at varying rates of
        imputed interest of 8 to 16%                    $    201,584

      Less current portion of capital lease obligations      (58,715)
                                                        ------------


           Capital lease obligations                    $    142,869
                                                        ============

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

Notes to Financial Statements
--------------------------------------------------------------------------------

     Included in payable to affiliate at December 31, 1995 is $38,749 of lease obligations related to certain equipment contributed by Datalinc to Fastcom which was under a capital lease agreement.

     Scheduled principal repayments on debt and minimum future capital lease payments for the next five years and thereafter are as follows:

                                         Obligations
        Year Ending                      Under Capital
        December 31,                     Leases

           1997                          $    73,801
           1998                               75,945
           1999                               63,890
           2000                               15,972
                                         -----------

              Total                          229,608

  Less amount representing interest on
  obligations under capital leases           (28,024)
                                         -----------


              Total                     $    201,584
                                         ===========


5.   RELATED PARTY TRANSACTIONS:

     The Partnership is charged, as provided by the partnership agreement, by the General Partner for management fees. These charges aggregated $157,200, $132,000 and $0 in 1996, 1995 and 1994, respectively, and are included in operating, general and administrative expenses. Datalinc provided non-interest bearing advances to the Partnership of $1,345,931 and $1,185,644 at December 31, 1996 and 1995, respectively. These advances had average outstanding balances of approximately $1,266,000, $946,000 and $418,000 during 1996, 1995 and 1994, respectively.

     All of Fastcom's operating, general and administrative expenses are allocated from Datalinc on a pro rata basis. Datalinc advances Fastcom funds to pay its portion of the expenses due.

     Fastcom was allocated $62,240, $57,003 and $8,650 of rental expense in 1996, 1995 and 1994, respectively, from Datalinc as its share of hub operations.

     Fastcom leases $587,500 of equipment from Datalinc under an operating lease agreement. Fastcom recorded $48,340 of rent expense related to this leasing arrangement which is included in operating, general and administrative expenses. The future operating lease

Fastcom, Ltd.
(A Development Stage Enterprise and Florida Limited Partnership)

Notes to Financial Statements
--------------------------------------------------------------------------------
     payments for the leased equipment are approximately $193,000 in 1997, 1998 and 1999 and $49,000 in 2000.

     Fastcom is a guarantor of approximately $321,000 of debt in the name of Datalinc, which is payable by Datalinc at various dates in 1997 and 1998. In the event of default by Datalinc, Fastcom would be obligated to remit the amount due.

     A member of Fastcom Management, Inc.'s Board of Directors is the president of the company that engages in certain leasing transactions with Fastcom and Datalinc. This company has leased approximately $1,200,000 of equipment over the last several years to Datalinc and Fastcom.

6.   COMMITMENTS AND CONTINGENCIES:

     The Partnership leases certain operating equipment under an operating lease from third parties. Rental expense for this equipment in the amount of $15,456, $1,288 and $0 for the year ended December 31, 1996, 1995, and 1994, respectively, is included in operating, general and administrative expenses in the statement of operations. The minimum future noncancelable operating lease payments for these facilities are $15,456 in 1997 and $14,168 in 1998. See Note 5 for related party operating leases.

     Included in one of Fastcom's lease agreements is a provision that the lessor will receive an ownership interest in the Partnership or its successors, ranging from 1% up to 5%, dependent on the dollar amount of equipment financed by Datalinc or Fastcom for Fastcom's network. A 1% ownership interest will be granted after $1 million of equipment is financed and an additional .5% ownership interest (up to the maximum of 5%) will be granted on a pro rata basis for each additional $3 million financed. No equity ownership will be granted if less than $1 million is leased. As of December 31, 1996, approximately $750,000 of equipment had been leased.

     The Partnership has entered into a contract, subject to completion of a successful pilot program, to purchase up to $3,300,000 in equipment from a vendor. The vendor is to provide, for a trial period, a pilot network system. The Partnership made a $15,000 non-refundable payment for the pilot equipment which is included in property and equipment. The equipment must be returned and the deposit forfeited if the Partnership does not accept the equipment and cancels the contract.

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and
Shareholder of Thrucomm, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Thrucomm, Inc. (a wholly-owned subsidiary of Datalinc, Ltd.) at December 31, 1996, and the results of its operations and its cash flows for the period from inception (December 16, 1996) through December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a subsidiary of Datalinc, Ltd. ("Datalinc"), a Florida limited partnership which has provided significant funding for the operations of Fastcom, Ltd., an affiliated partnership and development stage enterprise. These financial demands made on Datalinc raise substantial doubt about the Company's ability to continue as going concern. Management's plans in regard to these matters are described in
Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 1 and 4, the Company is a member of a group of affiliated entities and, as disclosed in the financial statements, has transactions and relationships with members of the group, including common principals involved as Board of Directors and shared management among the various entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/ Price Waterhouse LLP
_________________________
PRICE WATERHOUSE LLP

Tampa, Florida
February 12, 1997

Thrucomm, Inc.
(A wholly-owned subsidiary of Datalinc, Ltd.)

Balance Sheet
--------------------------------------------------------------------------------

                                             December 31,      April 30,
                                                 1996            1997
                                                              (Unaudited)
      ASSETS

Cash                                        $      3,001      $        76
Debt issue costs                                   4,289              -
Prepaid expenses                                    -                  131
Receivable from affiliate                        314,000           502,808
                                            ------------      ------------

                                            $    321,290      $    503,015
                                            ============      ============


      LIABILITIES AND SHAREHOLDER'S EQUITY

Accrued expenses                            $        722      $        722
Line of credit                                   321,289           520,289
                                            ------------      ------------

  Total liabilities                              322,011           521,011


Commitments and contingencies (Note 7)

Shareholder's equity:
  Preferred stock, no par value (Note 5)            -                 -
  Common stock, no par value, 75,000,000 shares
   authorized, 1 share issued and outstanding          1                 1
  Accumulated deficit                               (722)          (17,997)
                                            ------------      ------------


                                            $     321,290     $     503,015
                                            =============     =============














         The accompanying Notes to Financial Statements are an integral part of these financial statements.

Thrucomm, Inc.
(A wholly-owned subsidiary of Datalinc, Ltd.)

Statement of Operations and Accumulated Deficit
--------------------------------------------------------------------------------

                                         For the period       For the four
                                         from inception       months ended
                                            through          April 30, 1997
                                        December 31, 1996     (Unaudited)


Interest expense                         $        722        $      12,986
Amortization expense                             -                   4,289
                                         ------------        -------------

Net loss                                         (722)             (17,275)

Accumulated deficit, beginning of year           -                    (722)
                                         ------------        -------------


Accumulated deficit, end of year         $       (722)       $     (17,997)
                                         ============        =============
































         The accompanying Notes to Financial Statements are an integral part of these financial statements.

Thrucomm, Inc.
(A wholly-owned subsidiary of Datalinc, Ltd.)

STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------


                                             For the period      For the four
                                             from inception      months ended
                                                through          April 30, 1997
                                           December 31, 1996     (unaudited)




CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                     $        (722)       $     (17,275)
Adjustments to reconcile net loss to net cash
 (used in) operating activities:
  Amortization expense                                -                   4,289
  Increase in prepaid expenses                        -                    (131)
  Increase in accrued expenses                         722                 -
                                              ------------         ------------


  Net cash (used in) operating activities             -                 (13,117)
                                              ------------         ------------


CASH FLOWS FROM FINANCING ACTIVITIES:

  Line of credit borrowings                        321,289              199,000
  Advances to affiliates                          (314,000)            (188,808)
  Debt issue costs                                  (4,289)                -
  Proceeds from issuance of common stock                 1                 -
                                              ------------         ------------

  Net cash provided by (used in)
    financing activities                             3,001              (10,192)
                                              ------------         ------------


  Net increase (decrease) in cash                    3,001               (2,925)
                                              ------------         -------------

Cash, beginning of period                               -                 3,001
                                              ------------         -------------


Cash, end of period                           $      3,001         $         76
                                              ============         =============




         The accompanying Notes to Financial Statements are an integral part of these financial statements.

Thrucomm, Inc.
(A wholly-owned subsidiary of Datalinc, Ltd.)

Notes to Financial Statements
--------------------------------------------------------------------------------
1.  THE CORPORATION:

     Thrucomm, Inc. (the "Company") is a wholly-owned subsidiary of Datalinc, Ltd. ("Datalinc"), a Florida limited partnership, offering satellite based data communications. The Company was incorporated in the state of Florida in December 1996, with the intent of serving as a corporate entity to combine the assets and operations of Datalinc and Fastcom, Ltd. ("Fastcom"), a development stage Florida limited partnership with the same general partner as Datalinc, into Thrucomm, thus enhancing their ability to obtain additional financing to fund future operations. Datalinc's management is currently attempting to effect this reorganization which will expand its ability to raise capital through alternative sources of financing. Additionally, Fastcom is seeking additional financing through venture capital or other investors which would be used as repayment of the non-interest bearing advances made to Fastcom. However, until this reorganization is completed and additional financing is obtained, there is substantial doubt about Thrucomm's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The significant accounting principles and practices used in the preparation of the accompanying financial statements are summarized below:

    USE OF ESTIMATES

    The Company prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of the financial statements and report amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    DEBT ISSUE COSTS

    Debt issue costs are recorded at cost and are amortized over the life of the loan using the straight line method, which is not materially different than the effective interest rate method.

Thrucomm, Inc.
(A wholly-owned subsidiary of Datalinc, Ltd.)

Notes to Financial Statements
-------------------------------------------------------------------------------
    INCOME TAXES

     The Company is subject to federal and state income taxes. However, through December 31, 1996, the Company had limited activities and an immaterial operating loss. Accordingly, no income tax provision was necessary.

    INTERIM FINANCIAL DATA

    The interim financial data at April 30, 1997, and for the four months ended April 30, 1997 and 1996, are unaudited; however, in the opinion of management, such interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods.

3.  DEBT:
                                                          December 31,
                                                             1996

    Bank line of credit, interest rate at prime
    plus .75% (9.87% at December 31, 1996),  due
    March 24, 1997,  interest  payments due monthly,
    guaranteed  by related parties,  collateralized
    by inventory,  receivables,  equipment and
    life insurance policies of Datalinc and Fastcom.      $   321,289
                                                          ===========


    There was $278,711 of unused line of credit outstanding at December 31, 1996. The proceeds drawn on the line were advanced to Datalinc (Note 4). Datalinc and Fastcom have guaranteed Thrucomm's line of credit.

    Subsequent to December 31, 1996, Thrucomm drew an additional $179,000 on the line of credit, all of which was provided to Datalinc to assist in the financing of Datalinc's operations.

4.  RELATED PARTY TRANSACTIONS:

    The Company is a member of a group of affiliated entities and, has transactions and relationships with members of the group, including common principles involved as board of directors and shared management among the various entities.

    The Company had non-interest bearing advances to Datalinc of approximately $314,000 at December 31, 1996, which were provided to assist in the financing of Datalinc's operations.

Thrucomm, Inc.
(A wholly-owned subsidiary of Datalinc, Ltd.)

Notes to Financial Statements
-------------------------------------------------------------------------------

5.  PREFERRED STOCK:

    Thrucomm is authorized to issue 25,000,000 shares of preferred stock with such designation, rights and preferences as may be determined by Thrucomm's Board of Directors. No shares are issued or outstanding at December 31, 1996. Additionally, Thrucomm's board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the common stockholder's voting power or other rights.

6.  EMPLOYEE STOCK COMPENSATION PLANS:

    The Company's stock option plans authorize the granting of incentive stock options for a total of 200,000 shares of Common Stock to all eligible employees, including officers and employee directors and others who perform services for the Company and, with respect to 100,000 shares to non-employee directors. Under the plans, all options cannot be granted at prices not less than market value on the date of grant. Options generally vest over a three-year period from the date of grant, with 25% of the options becoming exercisable on the date of the grant and 25% becoming exercisable on each of the next three anniversaries of the date of grant. No options have been granted as of December 31, 1996.

7.  COMMITMENTS AND CONTINGENCIES:

    Pursuant to a purchase agreement between Datalinc and one of Datalinc's limited partners, Blue Chip/Datalinc Corporation ("Blue Chip"), Blue Chip has preferential rights which affect the number of shares of Thrucomm common stock to be issued and the right of first refusal to purchase equity interests offered by Thrucomm. The preferential rights also include the right for Blue Chip to be entitled to receive certain distributions, otherwise payable to ICN, providing a return equal to 35% per annum on its capital contribution. ICN has agreed to escrow certain distributions otherwise payable to ICN as an assurance that Blue Chip will receive its specified return. In addition, ICN has agreed to certain restrictions on its right to transfer its interest in Datalinc. The stockholders of ICN have agreed to elect a nominee to the ICN Board of Directors, place certain restrictions on their right to transfer stock in ICN, and to certain employment restrictions. Blue Chip has been granted registration rights in the event Datalinc or its successor should register its securities under the Securities Act of 1993.

                              TABLE OF CONTENTS

AVAILABLE INFORMATION..................V
SUMMARY................................ 1               THRUCOMM, INC.
SELECTED FINANCIAL INFORMATION.........14
RISK FACTORS...........................16
THE REORGANIZATION.....................22
EQUITY OWNERSHIP OF THE PARTNERSHIPS...27
THE FORMULA............................34
THRUCOMM OWNERSHIP TABLES..............38
RECOMMENDATION OF THE GENERAL PARTNERS.43
FAILURE TO APPROVE THE REORGANIZATION..47
CONSENT PROCEDURES.....................48         MANDATORY CONVERTIBLE
CERTAIN TAX CONSEQUENCES...............50             PREFERRED STOCK
COMPARATIVE RIGHTS OF INVESTORS........51                SERIES A-P
PRO FORMA CONDENSED FINANCIAL
INFORMATION............................58
DATALINC LTD., MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS..................67
FASTCOM LTD., MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION            ----------------------------
AND RESULTS OF OPERATIONS..............73      CONSENT STATEMENT/PROSPECTUS
BUSINESS - FASTCOM.....................76      ----------------------------
BUSINESS - DATALINC....................85
MANAGEMENT.............................87
PRINCIPAL STOCKHOLDERS.................93
DESCRIPTION OF THRUCOMM'S SECURITIES...95
LEGAL MATTERS..........................101
EXPERTS................................101
GLOSSARY...............................102
INDEX TO FINANCIAL STATEMENTS..........F-1            Sepetmber ___, 1997
AGREEMENT AND PLAN OF REORGANIZATION...A-1
OPINION OF MICHAEL DAVIS & CO., P.A....B-1

UNTIL ______________, 1997 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DESCRIPTION, MAY BE REQUIRED TO DELIVER A CONSENT STATEMENT/PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0850(1) of the Florida Business Corporation Act ("FBCA") permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgement of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

        Section 607.0850(4) of the FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

     Section 607.0850(3), however, provides that a Florida corporation must indemnify any director or officer of a corporation that has been successful in the defense of any proceeding referred to in Section 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

     Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

     Section 607.0850 of the FBCA further provides that the indemnification provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     THE FOREGOING IS ONLY A GENERAL SUMMARY OF CERTAIN ASPECTS OF FLORIDA LAW DEALING WITH INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DOES NOT PURPORT TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT STATUTES OF THE FBCA.

      Reference is made to Article 7 of the Company's Articles of Incorporation filed as Exhibit 3.2 hereto.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      The following exhibits are filed with or incorporated by reference in this Registration Statement:

          EXHIBIT          NO.          DESCRIPTION          OF          EXHIBIT
================================================================================

2.1 Agreement and Plan of Reorganization, by and among Datalinc, Ltd., Fastcom, Ltd. and Thrucomm, Inc., dated May 5, 1997 **

2.1.1 (Revised) Agreement and Plan of Reorganization, by and among Datalinc, Ltd.., Fastcom, Ltd. and Thrucomm, Inc., dated August 1, 1997**

2.1.2 (Revised) Agreement and Plan of Reorganization by and among Datalinc, Ltd., Fastcom, Ltd., and Thrucomm, Inc. dated August 26, 1997 - Included as Appendix A to the Consent Statement/Prospectus.*

3.1       Articles of Incorporation of Thruco, Inc. **

3.11 Articles of Amendment to Articles of Incorporation of Thruco, Inc. changing the corporate name to Thrucomm, Inc. **

3.2       By-laws of  Thruco,  Inc.**

5.1       Opinion of Michael T. Williams,  P.A.*

8.1       Opinion of Schifino & Fleischer, P.A.**

10.1      Purchase   Agreement  by  and  between   Blue   Chip/Datalinc
          Corporation, Integrated Communication Networks, Inc., John F. Kolenda, Mark J. Gianinni and Datalinc, Ltd., dated as of September 1, 1993.**

10.1.1    Amendment to Purchase Agreement,  dated September 1, 1993.**

10.1.2 Purchase Agreement by and among Thrucomm, Inc., Blue Chip/Datalinc Corporation, Integrated Communications Networks, Inc., John F.Kolenda, Mark J. Gianinni and Datalinc, Inc., dated August 27, 1997.*

10.1.3    Terms Sheet,  Blue Chip Guarantee to Datalinc,  Ltd.,  dated
          July 9, 1997 **

10.1.4 $100,000 Demand Note between Datalinc, Ltd. and Blue Chip Capital Fund Limited, dated June 27, 1997.***

10.2      Option  Agreement  by and between  Datalinc,  Ltd. and CFG
          Securities  Corp. **

10.3 Managing Dealer Agreement by and between Fastcom, Ltd. and CFG Securities Corp., dated as of April 24, 1996.**

10.4.1 Agreement by and between Information Leasing Corporation, Datalinc, Ltd. and Fastcom, Ltd., dated as of September 6, 1995.**

10.4.2 Master Lease Agreement by and between Information Leasing Corporation, Datalinc, Ltd. and Fastcom, Ltd., dated as of November 7, 1995.**

10.5 Payment Agreement by and between Fastcom, Ltd. and Nova Engineering dated July 25, 1997. * +

10.6 Form of Employment Agreement to be entered into by and among Thrucomm, Inc. and Messrs. Kolenda and Gianinni. **

10.7      Incentive and Non-Statutory Stock Option Plan.**

10.8      Non-Employee Directors Non-Statutory Stock Option Plan.**

10.9      Datalinc, Ltd., Management Incentive Plan **

10.9.1    Fastcom, Ltd., Management Incentive Plan, dated August 1, 1997.**

10.10.1 Thruco, Inc.'s $600,000 Line of Credit with United Bank and Trust Co., dated as of March 24, 1997.**

10.10.2 Datalinc's $300,000 Line of Credit with United Bank and Trust Co., dated as of October 3, 1994.**

10.10.3 $500,000 Line of Credit, Commitment Letter from United Bank, dated July 18, 1997.**

10.11 Industrial Lease Agreement between Industrial Developments International, Inc.and Datalinc-I, Ltd., dated as of April 15, 1991.**

10.12     Customer  Protection  Letter from Hughes Network  Systems.**

10.13     Letter from Hughes Network Systems, dated July 17, 1997. **

23.1 Consent of Price Waterhouse LLP dated August 27, 1997 - Included at Page II-8.*

23.2      Consent of Michael T. Williams, P.A. - Included in Exhibit 5.1.*

23.3      Consent of Schifino & Fleischer, P.A. - Included in Exhibit 8.1.**

23.4 Consent of Michael Davis and Company, P.A. dated August 26, 1997 - Included in Exhibit 99.2.*

24.1      Powers of Attorney **

27.1      Financial  Data Schedule.**

99.1      Form of Written  Consent of the  Investors of Datalinc, Ltd.**

99.2 Opinion of Michael Davis & Company, P.A. dated August 26, 1997 - Included as Appendix B to the Proxy Statement-Prospectus.*

99.3      Amended Agreement of Limited Partnership of Datalinc, Ltd.**

99.4      Amended and Restated Agreement of Limited Partnership of
          Fastcom, Ltd.**

-----------------
*   Filed herewith.
**  Previously filed.
+ Confidential information has been omitted from exhibit pursuant to a request for confidential treatment and has been filed separately with the commission.

ITEM 22.  UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any consent statement/prospectus  required by
               Section 10(a)(3) of the Securities Act.

                    (ii) To  reflect  in the  consent  statement/prospectus  any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the consent statement/prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the consent statement/prospectus to provide such interim financial information.

      (d) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a consent statement/prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering consent statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2)    The    Registrant     undertakes     that    every    consent
statement/prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the consent statement/prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS PREEFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON AUGUST 26, 1997.

                                          THRUCOMM, INC.

                                                              *
                                          BY:   ______________________________
                                                Mark J. Gianinni
                                                President

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS PRE-EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

     SIGNATURE                            TITLE                      DATE

            *                       President and Director      August 26, 1997
___________________________        (Principal Executive Officer)
Mark J. Gianinni

 /s/ John F. Kolenda  *             Chairman of the Board and   August 26, 1997
___________________________         Chief Financial Officer and
John F. Kolenda                     Director (Principal Financial
                                    and Accounting Officer)

           *
___________________________                Director             August 26, 1997
Joseph F. Bert

           *                               Director             August 26, 1997
___________________________
R. Brandon Harrison, Jr.

           *
___________________________                Director             August 26, 1997
Z. David Patterson

            *
___________________________                Director             August 26, 1997
Vincent Rinaldi

* John F. Kolenda, by signing his name hereto, does sign this document on behalf of the persons named above pursuant to the Power of Attorney executed by each such person and filed with the Securities and Exchange Commission.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our reports dated February 12, 1997, relating to the consolidated financial statements of Datalinc, Ltd., and the financial statements of Fastcom, Ltd. and Thrucomm, Inc., which appear in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.




/s/Price Waterhouse LLP
________________________________
PRICE WATERHOUSE LLP


Tampa, Florida
August 27, 1997

 EXHIBIT NO.                                            DESCRIPTION OF EXHIBIT
  2.1 Agreement and Plan of Reorganization, by and among Datalinc, Ltd., Fastcom, Ltd. and Thrucomm, Inc., dated May 5, 1997 **

  2.1.1 (Revised) Agreement and Plan of Reorganization, by and among Datalinc, Ltd.., Fastcom, Ltd. and Thrucomm, Inc., dated August 1, 1997. **

  2.1.2 (Revised) Agreement and Plan of Reorganization, by and among Datalinc, Ltd., Fastcom, Ltd., and Thrucomm, Inc. dated August 26, 1997 - Included as Appendex A to the Consent Statement/Prospectus *

  3.1       Articles of Incorporation of Thruco, Inc.**

  3.1.1 Articles of Amendment to Articles of Incorporation of Thruco, Inc. changing the corporate name to Thrucomm, Inc.**

  3.2       By-laws of Thruco, Inc.**

  5.1       Opinion of Michael T. Williams, P.A.*

  8.1       Opinion of Schifino & Fleischer, P.A.**

 10.1 Purchase Agreement by and between Blue Chip/Datalinc Corporation, Integrated Communication Networks, Inc., John F. Kolenda, Mark J. Gianinni and Datalinc, Ltd., dated as of September 1, 1993.**

 10.1.1     Amendment to Purchase Agreement, dated September 1, 1993.**

 10.1.2 Purchase Agreement by and among Thrucomm, Inc., Blue Chip/Datalinc Corporation, Integrated Communications Networks, Inc.,
            John F. Kolenda, Mark J. Gianinni and Datalinc, Inc., dated
            August 27, 1997.*

 10.1.3     Terms Sheet, Blue Chip Guarantee to Datalinc, Ltd., dated
            July 9, 1997**

 10.1.4 $100,000 Demand Note between Datalinc, Ltd. and Blue Chip Capital Fund Limited, dated June 27, 1997.**

 10.2       Option Agreement by and between Datalinc, Ltd. and CFG Securities
            Corp.**

 10.3 Managing Dealer Agreement by and between Fastcom, Ltd. and CFG Securities Corp., dated as of April 24, 1996.**

 10.4.1     Agreement by and between Information Leasing Corporation,
            Datalinc, Ltd. and Fastcom, Ltd.,  dated as of September 6, 1995.**

 10.4.2 Master Lease Agreement by and between Information Leasing Corporation, Datalinc, Ltd. and Fastcom, Ltd., dated as of November 7, 1995.**

 10.5 Payment Agreement by and between Fastcom, Ltd. and Nova Engineering dated July 25, 1997.* +

 10.6 Form of Employment Agreement to be entered into by and among Thrucomm, Inc. and Messrs. Kolenda and Gianinni.**

 10.7       Incentive and Non-Statutory Stock Option Plan.**

 10.8       Non-Employee Directors Non-Statutory Stock Option Plan.**

 10.9       Datalinc, Ltd., Management Incentive Plan **

 10.9.1     Fastcom, Ltd., Management Incentive Plan, dated August 1, 1997.**

 10.10.1 Thruco, Inc.'s $600,000 Line of Credit with United Bank and Trust Co., dated as of March 24, 1997.**

 10.10.2 Datalinc's $300,000 Line of Credit with United Bank and Trust Co., dated as of October 3, 1994.**

 10.10.3 $500,000 Line of Credit, Commitment Letter from United Bank, dated July 18, 1997.**

 10.11 Industrial Lease Agreement between Industrial Developments International, Inc. and Datalinc-I, Ltd., dated as of April 15, 1991.**

 10.12      Customer  Protection Letter from Hughes Network Systems **

 10.13      Letter from Hughes Network Systems, dated July 17, 1997 **

 23.1 Consentof Price Waterhouse LLP dated August 27, 1997 - Included at Page II-8.*

 23.2       Consent of Michael T. Williams, P.A. - Included in Exhibit 5.1.*

 23.3       Consent of Schifino & Fleischer, P.A. - Included in Exhibit 8.1.**

 23.4 Consent of Michael Davis and Company, P.A. dated August 26, 1997 - Included in Exhibit 99.2.*

 24.1       Powers of Attorney **

 27.1       Financial Data Schedule.**

 99.1       Form of Written Consent of the Investors of Datalinc, Ltd.**

 99.2       Opinion of Michael Davis & Company, P.A. dated August 26, 1997
            - Included as Appendix B to the Proxy Statement-Prospectus.*

 99.3       Amended Agreement of Limited Partnership of Datalinc, Ltd.**

 99.4       Amended and Restated Agreement of Limited Partnership of
            Fastcom, Ltd.**

-----------------
*   Filed herewith.
**  Previously filed.
+ Confidential information has been omitted from exhibit pursuant to a request for confidential treatment and has been filed separately with the commission.